   As filed with the Securities and Exchange Commission on December 10, 1997
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                             ---------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             ---------------------
                             IAT MULTIMEDIA, INC.
               (Name of Registrant as Specified in Its Charter)

           Delaware                              5045                    13-3920210
 (State or Other Jurisdiction        (Primary Standard Industrial     (I.R.S. Employer
of Incorporation or Organization)     Classification Code Number)    Identification No.)


                         Geschaftshaus Wasserschloss

                                Aarestrasse 17
                     CH-5300 Vogelsang-Turgi, Switzerland
                            (011)(41)(56) 223-5022
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------
                                  Viktor Vogt
                         Geschaftshaus Wasserschloss
                                Aarestrasse 17
                     CH-5300 Vogelsang-Turgi, Switzerland
                            (011)(41)(56) 223-5022
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------
                                   Copies to:
   John Francis Fitzpatrick, Esq.                 Jill M. Cohen, Esq.
          Baker & McKenzie               Bachner, Tally, Polevoy & Misher LLP
          805 Third Avenue                         380 Madison Avenue
      New York, New York 10022                  New York, New York 10017
           (212) 751-5700                          (212) 687-7000

                            ---------------------
     Approximate Date of Commencement Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                      Proposed           Proposed
                                                      Maximum             Maximum
     Title of Each Class of        Amount to be    Offering Price        Aggregate           Amount of
   Securities to be Registered      Registered      Per Unit(1)      Offering Price(1)    Registration Fee
------------------------------------------------------------------------------------------------------------
10% Convertible Subordinated
 Notes due 2003   ...............    $11,500,000          100%           $11,500,000          $3,393.00
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
 issuable upon conversion of the
 Convertible Subordinated Notes
 (2)  ...........................             --           --                     --             None
------------------------------------------------------------------------------------------------------------
Underwriters' Warrants  .........        141,593      $   .01            $    142.00             None
------------------------------------------------------------------------------------------------------------
Common Stock, $0.1 par value
 issuable upon exercise of the
 Underwriter's Warrants (3)   ...        141,593         8.83(4)         $ 1,250,266          $  369.00
------------------------------------------------------------------------------------------------------------
 Total   ........................             --           --                     --          $3,762.00
============================================================================================================

-----------
(1) Estimated solely for purposes of calculating the registration fee.

(2) Such indeterminate number of shares of Common Stock as may be issuable upon conversion of the Convertible Notes are being registered hereunder. Such shares of Common Stock, if issued, will be issued for no additional consideration, and therefore, pursuant to Rule 457(i), no additional registration fee is required. Pursuant to Rule 416(a), there is also being registered such additional shares as may be issuable pursuant to the anti-dilution provisions of the Notes.

(3) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the Underwriters' Warrants.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and ask prices as of December 5, 1997, as reported by the Nasdaq National Market.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION -- DATED DECEMBER 10, 1997

PROSPECTUS
                                     [LOGO]

                             IAT MULTIMEDIA, INC.

                                  $10,000,000

            10% Convertible Subordinated Notes due            , 2003

     IAT Multimedia, Inc., a Delaware corporation ("Multimedia"), is offering (the "Offering") $10,000,000 principal amount of its 10% Convertible Subordinated Notes due 2003 (the "Notes"). Interest on the Notes will accrue at
10% per annum and be payable semi annually on         1, and        1, of each
year, commencing         , 1998. Multimedia will use approximately $1,875,000
of the net proceeds of this Offering to purchase a portfolio of Pledged Securities (as defined herein), consisting of Government Securities (as defined herein), that will be pledged and escrowed for payment of interest on the Notes
through        , 2000. The Notes are convertible at any time after the first anniversary of the date of this Prospectus and prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock, par value $.01 per share (the "Common Stock"), of Multimedia, at a conversion price of
$      per share, subject to adjustment under certain circumstances. The
Common Stock is currently traded on the Nasdaq National Market under the symbol "IATA." On December 5, 1997, the last reported sale price for the Common Stock on the Nasdaq National Market was $7 1/16 per share.

     The Notes are unsecured and subordinate to all existing and future Senior Indebtedness (as defined herein). At November 30, 1997, Senior Indebtedness was approximately $3.1 million. The Indenture (as defined herein) does not restrict the incurrence of additional indebtedness by Multimedia or any of its subsidiaries. See "Description of the Notes -- Subordination." The Notes will
mature on        , 2003. Multimedia may redeem the Notes, in whole or in part,
after        , 2000, at the redemption prices set forth herein, plus accrued and unpaid interest at the date fixed for redemption. Upon a Change of Control (as defined herein), Multimedia will offer to repurchase each holder's Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes -- Optional Redemption by Multimedia" and "-- Change of Control."

     The Notes will be traded in the over-the-counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." No assurance can be given that a market for the Notes will develop or as to the liquidity or sustainability of any market that may develop. See "Risk Factors -- Absence of a Public Market for the Notes."
                            ---------------------
     The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 8 for a discussion of certain matters that should be considered by potential investors.
                            ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                  Underwriting
                   Price to        Discounts         Proceeds to
                  Public(1)    and Commissions(2)     Company(3)
--------------------------------------------------------------------------------
Per Note  ......  $                  $                 $
--------------------------------------------------------------------------------
Total(4)  ......  $                  $                 $
================================================================================


(1) Plus accrued interest, if any, from         , 1998.

(2) Does not include additional compensation to be received by Royce Investment Group, Inc. (the "Underwriter") in the form of (i) a non-accountable
    expense allowance of $       ($       if the over-allotment option is
    exercised in full) and (ii) warrants to be issued to the Underwriter or
    its designees, to purchase up to      shares of Common Stock at $    per
    share (the "Underwriter's Warrants"). In addition, Multimedia has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting estimated expenses of approximately $      payable by
     Multimedia, including the Underwriter's non-accountable expense allowance.


(4) Multimedia has granted to the Underwriter a 30-day option to purchase up to an additional $1,500,000 principal amount of Notes on the same terms and conditions set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the Price to Public, Underwriting Discounts and Commissions and Proceeds to Multimedia will be
    $     , $      and $     , respectively. See "Underwriting."

     The Notes are being offered on a "firm commitment" basis by the Underwriter when, as and if delivered and accepted by the Underwriter, subject to its right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the Notes will be made against payment at the offices of Royce Investment Group, Inc., 199 Crossways Park
Drive, Woodbury, New York, 11797, on or about         , 1998.
                             ---------------------
                          ROYCE INVESTMENT GROUP, INC.
                             ---------------------
                  The date of this Prospectus is       , 1998

                             ---------------------
CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE MARKET PRICE OF THE NOTES AND THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF NOTES AND/OR COMMON STOCK FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE NOTES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE NOTES AND THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER AND CERTAIN SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN MULTIMEDIA'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."
                             ---------------------

     Multimedia is organized under the laws of the State of Delaware. Investors in the Notes will be able to effect service of process in the United States upon Multimedia and may be able to effect service of process upon its directors. However, Multimedia is primarily a holding company which holds stock in entities organized under the laws of and located in Switzerland and Germany and all or a substantial portion of the assets of Multimedia are located outside the United States. In addition, five of Multimedia's six directors and all of its executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may not be possible for investors to effect service of process upon Multimedia's foreign directors and officers or enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against Multimedia's, the foreign directors' and officers' assets.

     Multimedia has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Switzerland of judgments of U.S. courts, and in Germany in original actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States, in each case against Multimedia's subsidiaries and against shareholders, directors, officers and employees of Multimedia or its subsidiaries who are domiciled in Switzerland or in Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland and in Germany.


                             ---------------------

Amounts and percentages appearing in this Prospectus may not total due to rounding.

Trinology, Vision and Live, Moving Still Image, MSI and Wavelet - API are trade names of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                            ---------------------

     In this Prospectus, references to "U.S. Dollars" or "$" are to United States currency, and references to "Deutsche Mark" and "Swiss Franc" are to German and Swiss currency, respectively. Multimedia has presented its consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in U.S. Dollars. Amounts originally measured in Deutsche Mark and Swiss Franc for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52. For the convenience of the reader, this Prospectus contains translations of certain Deutsche Mark or Swiss Franc amounts into U.S. Dollars which should not be construed as a representation that such Deutsche Mark or Swiss Franc amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein. See "Exchange Rate."

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the Notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, "Multimedia" refers to IAT Multimedia, Inc. and the "Company" refers to IAT Multimedia, Inc. and its subsidiaries, "FSE" refers to FSE Computer-Handel GmbH & Co. KG and "IAT" refers to Multimedia and its subsidiaries other than FSE. Multimedia acquired 100% of the general partner of FSE and 80% of the outstanding limited partnership interests of FSE in November 1997. Unless otherwise specified, all references to the Company include FSE. The Company's functional currency is the Swiss Franc. FSE's functional currency is the Deutsche Mark. Foreign currency amounts in the Company's Consolidated Financial Statements (as hereinafter defined) and elsewhere in this Prospectus have been converted into U.S. dollars. See "Note 2 of the Consolidated Financial Statements of IAT." Investors should consider carefully the information set forth under "Risk Factors."


Overview

     The Company, through its recent acquisition of FSE, markets in Germany high-performance personal computers ("PCs") assembled according to customer specifications and sold under the trade name "Trinology," as well as components and peripherals for PCs. The Company is also engaged in developing and marketing state-of-the-art, customizable proprietary visual communications technology designed to enable users to participate in real time, multi-point video communications and providing improved features and functionality over competing technology. The Company's visual communications technology is currently utilized in multi-functional visual communications system marketed under the name Vision and Live ("Vision and Live"). The Company has also developed (i) wavelet data compression and decompression software technology for high-speed, high-quality still image transfer and (ii) a computer board and associated software, designed for integration into PCs, which enables the user to engage in visual communications and which contains, among other things, portions of the Company's visual communication system technology (the "Wonderboard"), both of which are anticipated to be available in 1998. The Company believes that the acquisition of FSE will re-orient the Company's principal business and provide expanded marketing and distribution channels for the Company's video communications technology in Germany through FSE while providing FSE with the Wonderboard and wavelet software technology for distribution to its customers and for integration into Trinology PCs.

     FSE's product line includes high-performance IBM-compatible desktop PCs as well as components, such as motherboards, hard disks, graphic cards and plug-in cards, and peripherals, such as printers, monitors and cabinets, to its customers. For the year ended December 31, 1996 and the nine month period ended September 30, 1997, FSE's net sales were approximately $41 million and $27 million, respectively, and FSE's net income was approximately $661,000 and $455,000, respectively. Substantially all of FSE's clients are corporate customers, including industrial, pharmaceutical, service and trade companies, the military and value-added resellers ("VARs"). FSE's current customers include BASF Germany, Bayer Leverkusen Germany, Novartis Switzerland and the North Atlantic Treaty Organization (NATO). FSE markets its products directly through its internal sales force to dealers and end-users and also maintains two retail showrooms and a mail-order department. FSE works directly with a wide range of suppliers to evaluate the latest developments in PC-related technology and engages in extensive testing to optimize the compatibility and speed of the components which are sold and integrated into Trinology PCs.

     The Company is currently developing a third generation of its Vision and Live systems. The third generation will utilize the TMS320C80 programmable digital signal processor (the "C8x chip") which was developed by Texas Instrument's ("TI") visual communications development team, of which the Company was a part. TI and IAT have agreed that IAT will be the only source for the products developed from the C8x chip in the field of visual communications and that IAT will be the exclusive worldwide service provider for the C80 base libraries and reference board. Systems using the programmable C8x chip are easier to upgrade and customize to a user's specific requirements than systems using hardwired chips. IAT intends to use the C8x chip in its Wonderboard, which the Company anticipates marketing to original equipment manufacturers ("OEMs"), VARs and end-users for integration into high-performance PCs, including integration into FSE's Trinology PCs. The Company intends to customize this technology for a variety of industrial and professional applications including tele-medicine (remote visual communications among health care professionals to assist in the diagnosis and treatment of patients) and tele-servicing (remote diagnosis of service problems on equipment). The Company is focusing its initial attention in tele-medicine on tele-microscopy and is working with Olympus Optical Co. (Europe) GmbH ("Olympus") to develop and market tele-microscopes which, among other things, will allow health care professionals in remote locations to view and manipulate microscope slides. To date, IAT has invested approximately $12 million in the research and development of its visual communications technology (including approximately $4 million in Research Participations (as defined herein) from third parties. For the year ended December 31, 1996 and the nine month period ended September 30, 1997, IAT net sales were approximately $1.2 million and $0.5 million, respectively with net losses of approximately $5.1 million and $4.3 million, respectively.

     In addition, the Company, in conjunction with the Technical University of Berlin, has developed wavelet data compression and decompression software technology, which enhances the quality and speed of still images transmitted by visual communications systems. The Company expects to begin offering its Moving Still Image 2.0 ("MSI") software package incorporating its wavelet technology in the first quarter of 1998 and will market MSI to OEMs for use initially with medical images. MSI will be offered as a plug-in to NetMeeting(TM), Microsoft's Internet conferencing software. The Company also expects to begin offering Wavelet-API, an Active-X(R) plug-in module for high-performance image compression and decompression, in the first quarter of 1998. The Company intends to integrate this technology into tele-microscopes and FSE's Trinology PCs, while continuing to evaluate other uses for the wavelet data compression and decompression software technology, including potential Internet applications, and sales to OEMs, VARs and end-users.


Strategy

     The Company's objective is to continue developing as a vertically integrated supplier of high-end PCs and sophisticated visual communication systems. The Company intends to achieve its objective by undertaking the following:

    o The Company intends to incorporate IAT's products into FSE's PCs and intends to utilize FSE's sales force to market IAT's products to VARs and retail customers. In addition, as FSE is primarily located in southern Germany and IAT in northern Germany and Switzerland, the Company intends to expand FSE's geographic distribution base by utilizing IAT's offices in Bremen, Germany and Turgi, Switzerland and to utilize IAT's sales force to enhance the marketing of FSE's PCs to OEMs.

   o The Company is currently concentrating on expanding its presence in Europe and intends to expand the distribution of its visual communications products into the United States in 1998 by acquiring or establishing relationships with distributors or VARs with a market presence in the United States.

  o The Company intends to expand its operations and the marketing of its PCs and visual communications products through acquisitions of companies with technologies related to or complementary with the Company's products and technology or with additional distribution facilities.

   o The Company intends to continue to develop and enhance the performance of its products to maintain their technological and competitive advantages.


Corporate Information

     Multimedia was incorporated in Delaware in September 1996 as a holding company for the existing business of IAT AG ("IAT AG"), a Swiss corporation, and IAT Deutschland GmbH Interaktive Medien

Systeme ("IAT Germany"), a German corporation, which were organized in 1989 and 1991, respectively. Multimedia owns 100% of the outstanding capital stock of IAT AG and IAT AG owns 74.9% of the outstanding capital stock of IAT Germany. HIBEG, a wholly-owned subsidiary of the federal state of Bremen, Germany, promotes business in Bremen and owns 25.1% of the outstanding capital stock of IAT Germany. The Company and HIBEG are negotiating the potential corporate restructuring of IAT Germany which may include the transfer of the assets and liabilities of IAT Germany to a new German corporation. These negotiations are ongoing and the terms of any proposed transaction have not been finalized. There can be no assurances as to whether or on what terms the Company and HIBEG will effect any such restructuring. In November 1997, Multimedia acquired 100% of the shares of capital stock of the general partner of FSE and 80% of the limited partnership interests of FSE, a German limited partnership. The remaining 20% of the limited partnership interests of FSE are currently owned by Dr. Alfred Simmet, the Chief Operating Officer of FSE. See "Business -- FSE Acquisition." The Company's executive offices are located at Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300, Vogelsang-Turgi, Switzerland and its telephone number is (011)(41)(56) 223-5022.

                                  The Offering



Securities Offered ...............   $10,000,000 aggregate principal amount of 10% Convertible
                                     Subordinated Notes due            , 2003.
Maturity Date   ..................                    , 2003.
Interest Payment Dates   .........               1 and            1 of each year, commencing
                                                  1, 1998.
Interest  ........................   10% per annum.
Conversion   .....................   The Notes are convertible at the option of the holder into shares of Common Stock at any time after the first anniversary of the date of this Prospectus and prior to maturity, unless previously redeemed or repurchased by Multimedia, at a con-
                                     version price of $          per share, subject to adjustment in
                                     certain circumstances. See "Description of the Notes-- Con-
                                     version of the Notes."
Redemption at the Option of Multi-
  media   ........................   The Notes are not redeemable prior to        , 2000. There-
                                     after, the Notes are redeemable at any time and from time to time at the option of Multimedia, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date fixed for redemption. See "Description of the Notes-- Optional Redemption by Multimedia."
Repurchase at the Option of Hold-
  ers Upon a Change of Control ...   Upon a Change of Control (as defined in "Description of
                                     Notes"), Multimedia will offer to repurchase the Notes at a repurchase price equal to 100% of the principal amount
                                     thereof, plus accrued and unpaid interest to the date of repur-
                                     chase. See "Description of the Notes-- Change of Control."
Subordination   ..................   The Notes are unsecured and subordinate to all existing and future Senior Indebtedness (as defined in "Description of
                                     Notes") of Multimedia and effectively subordinated to all
                                     indebtedness and other liabilities of the subsidiaries of Multi-
                                     media. At November 30, 1997, Senior Indebtedness was
                                     approximately $3.1 million. The indenture governing the
                                     rights of holders of Notes (the "Indenture") does not restrict the incurrence of additional indebtedness by Multimedia or any of its subsidiaries. See "Description of the Notes-- Sub-
                                     ordination."

Deposit ...............   At the closing for this Offering, Multimedia will use approxi-
                          mately $1,875,000 of the net proceeds of this Offering to pur-
                          chase a portfolio of securities that will be pledged and
                          escrowed in an account under the Trustee's exclusive domin-
                          ion and control for the payment of interest on the Notes
                          through          , 2000 (the "Pledged Securities") pursuant
                          to a Pledge and Escrow Agreement (the "Pledge and Escrow
                          Agreement"). The portfolio of securities will consist only of direct obligations of, or obligations guaranteed by, the United
                          States of America for the payment of which guarantee or obli-
                          gations the full faith and credit of the United States of
                          America is pledged (the "Government Securities"). See "Use of Proceeds" and "Description of the Notes--Pledge and
                          Escrow Agreement."
Use of Proceeds  ......   Net proceeds of the Offering are expected to be approximately
                          $          million. Multimedia plans to use approximately
                          $1,875,000 to purchase the Pledged Securities, approximately
                          $930,000 to fund the remaining portion of the purchase price
                          of FSE and the remaining approximately $        net proceeds
                          for working capital and general corporate purposes, including future acquisitions. See "Use of Proceeds" and "Business --
                          Strategy."
Listing ...............   The Notes are expected to be traded in the over-the-counter market in the so-called "pink sheets" or the National Associa-
                          tion of Securities Dealers, Inc.'s (the "NASD") "Electronic
                          Bulletin Board." No assurance can be given that a market for the Notes will develop or as to the liquidity or sustainability of any market that may develop. The Common Stock trades
                          on the Nasdaq National Market under the symbol "IATA." See
                          "Risk Factors--Absence of a Public Market for the Notes."
Risk Factors  .........   See "Risk Factors" for a discussion of certain matters that should be considered by potential investors.

                         Summary Financial Information

     The following Summary Statements of Operations information, for the year ended December 31, 1996 and for the nine months ended September 30, 1997 has been prepared based upon the audited historical consolidated statement of operations for the year ended December 31, 1996 and the unaudited historical consolidated statement of operations for the nine months ended September 30, 1997 of IAT and the audited historical statement of operations for the year ended December 31, 1996 and the unaudited historical statement of operations for the nine months ended September 30, 1997 of FSE and sets forth the pro forma statement of operations information giving effect to the acquisition of FSE and the related issuance of 146,949 shares of Common Stock, as adjusted for the sale of $10 million aggregate principal amount of Notes offered hereby and the application of the net proceeds of such sale as if each such transaction occurred on January 1 of each period. The following Summary Balance Sheet information has been prepared based upon the unaudited historical condensed consolidated balance sheet of IAT as of September 30, 1997 and the unaudited historical condensed balance sheet of FSE as of September 30, 1997, and sets forth (i) the pro forma balance sheet giving effect to the consummation of the acquisition of FSE and the related issuance of 146,949 shares of Common Stock in November 1997 as if such transaction had occurred on September 30, 1997 and (ii) the pro forma balance sheet as adjusted to give effect to the sale of $10 million aggregate principal amount of Notes offered hereby and the application of the net proceeds of such sale as if each such transaction had occurred on September 30, 1997.

     The following unaudited summary pro forma condensed statement of operations information and unaudited summary condensed balance sheet information are not necessarily indicative of the actual results of operations or financial position that would have been reported if the events described above had occurred on January 1 of each period or as of September 30, 1997, nor do they purport to indicate the results of the Company's future operations.
Furthermore, the pro forma results do not give effect to cost savings, or incremental costs that may occur as a result of the integration and consolidation of FSE. In the opinion of management, all adjustments necessary to present fairly such pro forma financial information have been made. The allocation of the FSE purchase price is preliminary, but is not expected to differ materially from the purchase price allocation reflected herein.

     The following summary consolidated pro forma financial information is derived from, and should be read in conjunction with, the Consolidated Financial Statements of IAT and the related Notes thereto, the Financial Statements of FSE and the related Notes thereto and the Pro Forma Condensed Consolidated Financial Information and the related Notes thereto included elsewhere in this Prospectus.

                                              Year Ended December 31, 1996
                                 -------------------------------------------------------
                                                                 Pro Forma, As Adjusted
                                     IAT                         for the FSE Acquisition
                                  Historical    FSE Historical      and the Offering
                                 -------------  ---------------- -----------------------
                                 (unaudited)     (unaudited)           (unaudited)
                                        (In thousands, except per share amounts)
Statement of Operations
 Data:
Net sales .....................    $ 1,193          $40,917             $42,110
Cost of sales   ...............        811           36,827              37,638
                                   -------          -------             -------
Gross margin ..................        382            4,090               4,472
                                   -------          -------             -------
Operating Expenses:
Research and development
 costs, net  ..................      2,331               --               2,331
Selling, general and adminis-
 trative expenses .............      2,957            3,259               6,475
                                   -------          -------             -------
                                     5,288            3,259               8,806
                                   -------          -------             -------
Operating income (loss)  ......    $(4,906)         $   831             $(4,334)
                                   =======          =======             =======
Interest expense   ............    $   213          $    64             $ 1,617
                                   =======          =======             =======
Net income (loss)  ............    $(5,108)         $   661             $(6,288)
                                   =======          =======             =======
Net loss per common share .....    $ (0.89)                             $ (1.07)
                                   =======                              =======
Weighted average number of
 shares outstanding   .........      5,752                                5,899
                                   =======                              =======
Ratio of earnings to fixed
 charges  .....................           (1)                                  (1)



                                         Nine Months Ended September 30, 1997
                                 -------------------------------------------------------
                                                                 Pro Forma, As Adjusted
                                     IAT                         for the FSE Acquisition
                                  Historical    FSE Historical      and the Offering
                                 -------------  ---------------- -----------------------
                                 (unaudited)     (unaudited)           (unaudited)

Statement of Operations
 Data:
Net sales .....................    $    538         $26,983            $ 27,520
Cost of sales   ...............         329          24,348              24,676
                                   --------         -------            --------
Gross margin ..................         209           2,635               2,844
                                   -------          -------             -------
Operating Expenses:
Research and development
 costs, net  ..................       1,874              --               1,874
Selling, general and adminis-
 trative expenses .............       2,848           2,195               5,245
                                   --------         -------            --------
                                      4,722           2,195               7,119
                                   --------         -------             -------
Operating income (loss)  ......    $ (4,513)        $   440            $ (4,275)
                                   ========         =======            ========
Interest expense   ............    $    169         $    42            $  1,216
                                   ========         =======            ========
Net income (loss)  ............    $ (4,303)        $   455            $ (5,215)
                                   ========         =======            ========
Net loss per common share .....    $  (0.54)                           $  (0.64)
                                   ========                            ========
Weighted average number of
 shares outstanding   .........       7,971                               8,118
                                   ========                            =========
Ratio of earnings to fixed
 charges  .....................            (1)                                 (1)

                                                       September 30, 1997
                                  -----------------------------------------------------------------
                                   Pro Forma                                        Pro Forma,
                                      IAT             FSE         for the FSE       As Adjusted
                                   Historical      Historical     Acquisition     for the Offering
                                  -------------   -------------   -------------   -----------------
                                  (unaudited)     (unaudited)     (unaudited)       (unaudited)
                                                           (In thousands)
Balance Sheet Data:
Current assets  ...............      $11,912         $4,119          $13,014           $19,439
Working capital ...............        9,252            271            6,921            13,346
Total assets ..................       13,005          5,021           17,888            27,888
Total liabilities  ............        3,086          4,132            6,802            16,802
Minority interest  ............                                          261               261
Stockholders equity (2)  ......        9,919            889           10,825            10,825

----------------
(1) Earnings, as adjusted, were inadequate to cover fixed charges by $5,108, $6,288, $4,303 and $5,215, respectively.

(2) Includes 498,285 Escrow Shares as defined under " Principal Stockholders -- Escrow Shares." Excludes (i) 500,000 shares of Common Stock reserved for issuance upon exercise of options under the Company's 1996 Stock Option Plan (the "Plan"), none of which have been granted, (ii )2,683,485 shares of Common Stock issuable upon exercise of outstanding warrants and (iii) 145,000 shares of Common Stock issuable upon exercise of outstanding options granted outside of the Plan.

                                 RISK FACTORS

     Prospective purchasers of the Notes offered hereby should consider carefully the following risk factors, as well as the other information contained in this Prospectus, before purchasing the Notes offered hereby. Certain statements contained in this Prospectus including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "projects," and words of similar import constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the risk factors set forth below and certain factors discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

     Substantial Indebtedness; Effect of Financial Leverage. In connection with the Offering, the Company will incur significant amounts of indebtedness. As of September 30, 1997, the Company's consolidated indebtedness would have been approximately $13.7 million on a pro forma basis after giving effect to the acquisition of FSE and the consummation of the Offering, representing approximately 63.6% of the Company's total capitalization. The Indenture does not limit the incurrence of additional debt, including debt by the Company and its subsidiaries, senior in right of repayment to the Notes.

     The Company's current indebtedness as of November 30, 1997, consists of borrowings under bank lines of credit in the aggregate amount of approximately $1.0 million which are due on demand and stockholder loans in the aggregate amount of approximately $2.1 million (including FSE's partner offset account). In the event the Company's creditors demand payment of a portion or all of the indebtedness of the Company, the Company may not have sufficient funds available to make such payments and failure to repay the lines of credit would have a material adverse effect on the Company's business, financial condition and results of operations. See "Certain Transactions -- FSE Acquisition."

     The degree to which the Company is leveraged could have material consequences to the Company and the holders of the Notes and shares of Common Stock, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal and interest on the Notes, and (iii) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility than the Company.

     The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its debt and, to make repurchase or redemption payments on the Notes, depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the continued profitability of FSE and the integration of FSE into the Company's operations. While the Pledged Securities are expected to be sufficient to pay
interest on the Notes until          , 2000, there can be no assurance that the
Company's business will generate sufficient cash flow from operations or that future working capital or borrowings will be available in an amount to enable the Company to service its debt and to make necessary capital or other expenditures. Based upon the Company's current level of operations, management believes that cash flow from operations, together with the net proceeds of this Offering, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled interest, and principal payments through 1998 depending on cash requirements for acquisitions. Although the Company is evaluating and is engaged in discussions in connection with the potential acquisition of assets or equity of certain businesses, the Company has no agreements or commitments relating to any particular acquisition and there can be no assurance that any such acquisitions will be consummated. In the event that the Company does undertake any future acquisitions, the Company anticipates paying for such acquisitions through a combination of cash, Common Stock and possibly through the issuance of additional debt.

     History of Operating Losses. The Company has incurred losses since inception, has generated limited sales to date and at September 30, 1997 had an accumulated deficit of approximately $16.6 million. IAT's products have been marketed for several years with several products still in the development stage. IAT has developed and is currently marketing a third generation of its Vision and Live system. The Company anticipates releasing the Wonderboard and the wavelet compression and decompression software technology during 1998. However, there can be no assurance that IAT's products will be completed, will be released in a timely manner, can be manufactured at the anticipated costs, will be sold at the anticipated sales price or will achieve market acceptance and penetration. In the year ended December 31, 1996 and the nine months ended September 30, 1997, IAT made significant net expenditures of approximately $2.3 million and $1.9 million, respectively, for product development and expects that it will be required to continue to incur substantial expenditures related to product development and marketing programs in order to be competitive in a rapidly developing technology market and to capture market share in the segments of the visual communications market in which it seeks to compete. Although FSE has been selling its products for several years and has generated profits, it is subject to significant price competition which adversely affects profit margins and, there can be no assurance that it will continue to achieve profitability or that any potential increase in sales or revenue will not be offset by devaluations of the Deutsche Mark against the U.S. dollar.


     In connection with the acquisition of FSE, the Company incurred approximately $3.4 million of goodwill which will be amortized over 10 years, resulting in an annual expense of approximately $336,000. The Company expects to acquire additional companies in the future and, accordingly, may incur further acquisition related charges including acquisition costs, goodwill and financing charges, which will decrease the Company's net income or increase the Company's net losses. To the extent that the Company makes such acquisitions through its subsidiaries, the ability of such subsidiaries to pay dividends or make other distributions to Multimedia may be limited by the impact of such charges. See "-- Holding Company Structure; Reliance on Subsidiaries."


     In addition, the Company will incur interest expense of approximately $1.0 million annually as a result of the issuance of the Notes. As a result of the expenses related to the Notes and the amortization of goodwill incurred in connection with the acquisition of FSE, the Company's pro forma net loss for the nine months ended September 30, 1997 would have been $5.2 million notwithstanding FSE's revenues and net income. Even assuming FSE's business continues to be profitable, the Company may incur further losses in the future and there can be no assurance that the Company will achieve profitable operations.

     Broad Discretion In Use of Proceeds; Inability of Stockholders to Evaluate Future Acquisitions. Pursuant to the requirements of the Indenture, the Company will use approximately $1,875,000 of the net proceeds of this Offering to purchase the Pledged Securities which will be pledged and escrowed and will be
used for the payment of interest until      , 2000 and approximately $930,000 to
fund the remaining portion of the purchase price of FSE. However, the Company
has broad discretion with respect to the use of the remaining $       million of
the net proceeds of the Offering a substantial portion of which is expected to be used for acquisitions. Although the Company is evaluating and is engaged in discussions in connection with the potential acquisition of assets or equity of certain businesses, the Company has no agreements or arrangements with respect to any particular future acquisition and, accordingly, it will have significant flexibility in identifying and selecting prospective acquisition candidates.
The Company does not intend to seek stockholder or noteholder approval for any acquisition, including those currently being evaluated, unless required to do so by applicable law or regulations. Accordingly, stockholders and noteholders will not have an opportunity to review financial or other information relating to acquisition candidates prior to consummation of an acquisition. See "Use of Proceeds" and "Business -- Strategy."


     Holding Company Structure; Reliance on Subsidiaries. Multimedia is a holding company and substantially all of its assets are held by its subsidiaries and all of its operating revenues are derived from the operations of such subsidiaries. Accordingly, Multimedia's ability to pay the principal of, and interest when due, on the Notes is dependent upon the operating results of its subsidiaries and the distribution of sufficient funds from its subsidiaries. Multimedia's subsidiaries will have no obligation, contingent or otherwise, to make any funds available to it for payment of the principal of, and interest on the Notes. In addition, the ability of Multimedia's subsidiaries to make such funds available to Multimedia may be restricted by the terms of such subsidiaries' future indebtedness, the availability of such funds and the applicable laws of the jurisdictions under which such subsidiaries are organized. Furthermore, Multimedia's subsidiaries will be permitted under the terms of the

Indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Multimedia. The failure of Multimedia's subsidiaries to pay dividends or otherwise make funds available to Multimedia could have a material adverse effect upon Multimedia's ability to satisfy its debt service requirements including its ability to make payments on the Notes.

     Multimedia's subsidiaries are subject to German and Swiss law, which require, among other things, that companies which incur losses have to take appropriate measures to ensure that the claims of the company's obligees are covered by the assets of those companies. Such measures include, among others, increasing paid-in capital or obtaining declarations from the obligees which subordinate their claims. If those measures are not taken, the board of directors of the subsidiaries must notify a judge in order to commence bankruptcy proceedings which, under Swiss and German law, usually leads to the dissolution of the corporate existence. Between May 1992 and April 1993, in accordance with Swiss law, IAT AG underwent a financial reorganization. IAT AG filed and was granted an application for a stay of payment with the applicable court in Switzerland and eventually reached a court-approved agreement with its unsecured creditors to accept forgiveness of 90% of their claims and to be paid the remaining 10%. In addition, IAT AG also altered its capital structure in June 1993. Since 1993 and in compliance with Swiss law, IAT AG took steps to safeguard the interests of its creditors and to raise capital to fund its operations by also obtaining unsecured subordinated loans from stockholders of Multimedia (former stockholders of IAT AG) and by obtaining additional shareholder equity by increasing the share capital of IAT AG, which according to Swiss law is required to be fixed. For more specific information regarding the measures taken, see "Certain Transactions." The Company continues to undertake measures to obtain and maintain operating funds. While IAT AG and IAT Germany have successfully undertaken measures to obtain and maintain operating funds in the past, there can be no assurance that such measures will not have to be undertaken in the future or that the corporate existence of IAT AG and IAT Germany can be maintained. Failure to maintain such corporate existence would have a material adverse effect on the Company.

     Subordination. The Notes will be unsecured and subordinated in the right of payment to all existing and future Senior Indebtedness, including the principal of (and any premium, if any) and interest on and all other amounts due on or payable in connection with Senior Indebtedness. At November 30, 1997, Senior Indebtedness was approximately $3.1 million, consisting primarily of outstanding indebtedness under lines of credit with two banks which are due on demand and stockholder loans (including FSE's partner offset account). The Indenture does not restrict the ability of Multimedia or its subsidiaries to incur additional indebtedness and Multimedia may from time to time issue additional indebtedness constituting Senior Indebtedness. By reasons of such subordination, in the event of liquidation, reorganization, dissolution or winding up of the Company, or upon an assignment for the benefit of creditors or any other marshaling of Multimedia's assets and liabilities, or upon other proceedings, the holders of the Notes and other creditors who are holders of Senior Indebtedness must be paid in full before the holders of the Notes may be paid. This may have the effect of reducing the amount of such proceeds paid to the holders of the Notes. In addition, under certain circumstances, no payments may be made with respect to the principal or interest on the Notes if there exists (and has not been waived) a payment default or certain other defaults with respect to Senior Indebtedness. See "Description of the Notes -- Subordination" and "Certain Transactions."


     Risks Relating to Integration of FSE. Prior to the closing of the acquisition of FSE, FSE and Multimedia operated as separate entities. Multimedia's business is substantially different from FSE's business and Multimedia has no experience operating a business similar to FSE's business. In addition, the acquisition of FSE is the Company's first acquisition, and therefore, the Company has no experience in integrating and managing a new business. There can be no assurance that the Company will be able to successfully integrate the operations of FSE or implement procedures necessary to successfully manage the combined business on a profitable basis. The ability to integrate FSE into the Company is an integral component of the Company's growth, strategy and, accordingly, the failure of the Company to successfully integrate FSE would have a material adverse effect on the Company's business, financial condition and results of operations.


     Risks Relating to Acquisitions and Managing Growth; Need for Additional Funds. An integral part of the Company's business strategy is growth through acquisitions. The Company's acquisition strategy presents risks that could materially adversely affect the Company's business and financial performance, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired business, the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired business and increased competition for acquisition opportunities. As the Company expands through acquisitions, the Company will be required to hire and retain additional management and administrative personnel and develop and expand operational systems to support its growth. This growth will continue to place significant demands on the Company's management, technical, financial and other resources. In addition, there can be no assurance that the Company will be able to acquire additional businesses on terms favorable to the Company, that the operations of any such businesses can be successfully integrated into the Company's business, that any anticipated benefits of completed acquisitions will be realized, or that there will not be substantial unanticipated costs associated with such acquisition. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Broad Discretion in Use of Proceeds; Inability of Stockholders to Evaluate Future Acquisitions."

     Based upon the Company's current level of operations, management believes that the net proceeds from this Offering, will be adequate to meet the Company's capital requirements through 1998 depending on cash requirements for acquisitions. Although the Company intends to use a portion of the net proceeds of the Offering for future acquisitions, it will require additional funds for future acquisitions and integration and management of acquired businesses. As the Company acquires additional businesses, the Company may incur significant charges for depreciation and amortization and, to the extent financed through borrowing, interest expense which could adversely affect the Company's future results of operations and may result in net losses. The Company is evaluating and is in various stages of discussions in connection with the potential acquisition of assets or equity of certain related businesses. However, the Company has no agreements or arrangements with respect to the particular acquisitions. Accordingly, there can be no assurance that the Company will be able to acquire the assets or capital stock of or profitably integrate and operate any other businesses that may be acquired in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

     Competition. The German PC industry is highly competitive, especially with respect to pricing and the introduction of new products and features. The Company and its competitors compete primarily on the basis of adding new performance features without corresponding price increases. There can be no assurance that FSE will continue to compete successfully by introducing products or performance features on a timely basis, or by adding new features to its products without corresponding increases in prices. Furthermore, in recent years FSE and many of its competitors regularly have lowered prices, and FSE expects these pricing pressures to continue. If these pricing pressures are not mitigated by increases in revenues, cost reductions or changes in product mix, FSE's revenues and profits could be substantially reduced. Some of FSE's competitors have substantially greater resources than the Company and may be able to respond more effectively to these price pressures which could have a material adverse effect on the Company's business, financial condition and results of operations.


     The visual communications business is also highly competitive. The Company estimates that a substantial number of companies world-wide offer products which compete in IAT's market segments and expects that the competition will intensify in the future. The Company believes that its ability to compete successfully in visual communications will depend on a number of factors both within and outside its control, including the evolution of industry standards, the pricing policies of its competitors and suppliers, the timing of the introduction of new systems and services by the Company and others, the Company's ability to hire and retain employees, and industry and general economic trends. The Company anticipates that the trend in the visual communications market towards polarization, with certain providers focusing on capturing the mass consumer market with lower quality and less costly software-only products or products based on hardwired chips while other providers, including the Company, are seeking to provide hardware and software systems for more specialized and dedicated markets, will continue to manifest itself. The Company intends to market its visual communications technology and its products to professional customers, many of whom are not currently utilizing visual communications systems, through resellers, VARs, integrators and distributors. If the market for these products is established, competitors of the Company may begin to manufacture products similar to the Company's products.


     Many of the Company's current and potential competitors, have significantly longer operating histories and/or significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their products and services. Additionally, FSE competes with other PC direct marketers as well as with PC manufacturers that market their products in distribution channels in which FSE has not participated. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in material price reductions or loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations.


     To remain competitive, IAT will need to continue to invest in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances and adaptions necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market shares. Such an eventuality could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."


     Dependence on Key Personnel. The Company's success depends upon the contributions of its current executive officers including Dr. Viktor Vogt, the Co-Chairman and Chief Executive Officer of Multimedia, with whom Multimedia has entered into an employment agreement and Dr. Alfred Simmet, the Chief Operating Officer of FSE, with whom FSE has entered into an employment agreement. In addition, the Company's success also depends upon the contribution of Jacob Agam, the Company's Co-Chairman who has not entered into an employment agreement with the Company. In addition, the Company employs a number of highly specialized computer engineers who are an integral part of the Company's operations. There can be no assurance that these individuals, including Mr. Agam, will continue to devote sufficient time to the Company's business. The loss of services of, or a material reduction in the amount of time devoted to the Company by, certain of such individuals could adversely affect the business of the Company. The Company has obtained key-man insurance for its benefit in the amount of $2 million on Dr. Vogt and intends to obtain key-man insurance for its benefit in the amount of $2 million on Dr. Simmet. See "Management" and "Certain Transactions."

     Dependence on New Products and Rapidly Developing Technologies. The PC industry is characterized by short product life cycles resulting from rapid changes in technology and consumer preferences and declining product prices. To maintain its competitive position in the PC industry, FSE must continue to introduce new products and features that address the needs and preferences of its target consumer markets. There can be no assurance that FSE will be able to compete successfully by introducing products or features on a timely basis, that the introduction of new products or features by FSE's competitors will not materially and adversely affect the sale of FSE's products or that the Company will be able to adapt to future changes in the PC industry. Although FSE does not maintain a traditional research and development group, FSE works closely with PC component suppliers and other technology developers to evaluate the latest developments in PC-related technology. There can be no assurance that FSE will continue to have access to new technology, will be successful in incorporating such new technology in its products or will be able to deliver commercial quantities of new products or features in a timely manner.

     While IAT's products have been marketed for several years, they have generated limited sales to date. There can be no assurance that the Wonderboard and wavelet compression software will be completed, will be released in a timely manner, can be manufactured at the anticipated reduced costs as compared to IAT's previous products, will be sold at the reduced purchase price or will achieve market acceptance and penetration. Furthermore, if the market for these products is established, competitors of IAT may develop and manufacture products similar to the IAT's products and may be able to manufacture competitive products which provide higher quality than IAT's products or can be manufactured at lower cost. The markets for IAT's products are subject to rapid technological change and product obsolescence. IAT has primarily focused on developing its technology and products and believes that the future success of its visual communication products will depend in part upon its ability to enhance its existing products and develop new products and to meet such anticipated technological changes. To the extent products developed by IAT are based upon anticipated changes, sales for such products may be adversely affected if other technology becomes accepted in the industry. If IAT does not successfully introduce new products or enhanced versions of its current products in a timely manner, any competitive position IAT has or may develop could be lost and IAT's sales would be reduced. There can be no assurance that IAT will be able to develop and introduce enhanced or new products which satisfy a broad range of customer needs and achieve market acceptance. See "-- Developing Market for Visual Communications Products" and "Business--IAT".

     Supply Risk. FSE requires a high volume of quality PC components and peripherals for integration into its Trinology PCs and sale to its customers. FSE does not maintain any supplier contracts and generally uses one or two suppliers for certain components. Although, FSE believes that suitable alternative suppliers are available for components and peripherals it utilizes in its Trinology PCs and sells to its customers PC industry periodically experiences shortages of certain components, such as memory components and peripherals. FSE's inability to obtain key components or peripherals in a timely manner could materially and adversely affect the Company's business, financial condition and results of operations. See "Business -- Suppliers and Production."

     Certain critical components and parts used in IAT's products, including the C8x, are procured from a single source. The C8x is only manufactured by TI and IAT does not have any other source for obtaining a programmable digital signal processor which would provide the Company with the same functions at a similar price. IAT obtains other parts and certain components only from a single supplier of such parts or components, even where multiple sources are available, to maintain quality control and enhance the working relationship with suppliers. IAT does not have supply contracts with any of its vendors and purchases are made with purchase orders. The failure of a supplier of IAT, including TI, to deliver on schedule, or at all, would delay or interrupt IAT's ability to deliver its products and thereby could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated with Creating and Accessing New Distribution Channels. In addition to marketing its products independently or jointly with certain of its development partners, the Company's strategy is to market or license certain of its visual communications and wavelet software technology products to OEMs, VARs and integrators who have access to a wide range of competing products. The Company expects that the success of its visual communications products may depend in large part upon OEMs, VARs and integrators. The performance of those OEMs, VARs and integrators will be outside the control of the Company, and the Company is unable to predict the extent to which these organizations will be successful in marketing and selling the Company's products. The Company's failure to establish relationships with OEMs, VAR's and integrators could have a material adverse effect on the Company's business, financial condition and results of operations.

     Developing Market for Visual Communications Products. The visual communications market has only recently begun to develop, continues to be defined, is evolving rapidly and is characterized by a large number of market entrants. Moreover, IAT intends to market its visual communications technology and products to the professional market which is not currently utilizing visual communications systems. The Company believes that this market requires high quality systems which provide solutions tailored to its requirements and contain higher quality image and video transmissions, including reduced noise and artifacts, true color representation and higher frame rates, than traditional video conferencing communications systems. Such market includes professional customers utilizing tele-medicine and tele-service. IAT's success in this market will be dependent in part upon its ability to convince potential customers that IAT's products satisfy their needs and to purchase those products. In addition, IAT's future success will depend in large part on the continued expansion of the visual communications market in general and the acceptance of IAT's visual communications systems. As is typical in a rapidly evolving industry, demand for and acceptance of products are subject to a high level of uncertainty. Certain factors, including the incompatibility of IAT's current visual communications systems with certain vendors' video conferencing products, the level of technical skill required by the operator of IAT's systems and the willingness on the consumer's part to await the next generation of more advanced equipment may limit demand for and acceptance of the Company's visual communications products.

     In addition, sales of systems to the visual communications market require intense marketing efforts over long periods of time. Furthermore, new customers typically acquire a pilot system to evaluate before purchasing systems. In many cases, customers need to purchase a number of systems to meet their requirements and such purchases require the approval of the customer's senior management or board of directors prior to the purchase, which could lead to delays in the purchase or, in some cases, eliminate decisions to purchase IAT's visual communications products. See "-- Dependence on New Products and Rapidly Developing Technologies."

     Limited Proprietary Protection. The Company's success will be heavily dependent upon its proprietary technology. In Germany, the Company's patent registration on its wavelet algorithms is pending and the Company has a copyright on the program listing of its wavelet algorithm. In addition, the Company believes Trinology and Vision and Live which are non-registered trademarks are important to its businesses and intends to register them as trademarks in Germany and elsewhere and to vigorously protect those trademarks. However, there can be no assurance that patents or trademarks will be granted or, if granted, that such patents, trademarks or copyright will provide protection against infringement. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology.


     Substantially all of the Company's revenues in the nine months ended September 30, 1997 and in the years ended December 31, 1995 and 1996 were generated from operations located in Germany and Switzerland, where the Company believes that regardless of differences in legal systems, it enjoys substantially equivalent protection for its proprietary protection rights as it would in the United States. However, the laws of some foreign countries where the Company may in the future sell its products, may not protect the Company's proprietary rights to the same extent as do laws in the United States. There can be no assurance that the protections afforded by the laws of such countries will be adequate to protect the Company's proprietary rights, the unenforceability of any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Litigation may be necessary to enforce the Company's intellectual property rights or to protect the Company's trade secrets. There can be no assurance that any such litigation would be successful. Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.


     The Company has not been charged with infringement of any proprietary rights of others; however, there can be no assurance that third parties will not assert infringement and other claims against the Company or that such claims will not be successful. From time to time, the Company may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the Company's industries have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. Third parties may assert exclusive patent, trademark, and other intellectual property rights to technologies that are important to the Company. In addition, patents held by third parties in certain countries may require the Company to obtain a license or may prevent it from marketing certain solutions in such countries. The Company is aware of one patent in the United States held by a third-party which has claims related to tele-pathology, including using remote control microscopes. While the Company does not believe that IAT's technology infringes on the U.S. patent or that such patent will have a significant impact on the sales of the Company, there can be no assurance that infringement claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertion or prosecution will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the validity or the successful assertion of any such claims, the Company could incur significant costs and diversion of resources in defending such claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, any party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In circumstances where claims relating to proprietary technology or information are asserted against the Company, the Company may be required to seek licenses to such intellectual property. There can be no assurance, however, that such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."


     Repurchase of Notes; Redemption of Other Securities. If a Change in Control, occurs, each holder of Notes will have the right, at its option, to require the Company to repurchase all or a portion of its Notes at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase Notes following a Change in Control (i) may be limited by the terms of the Senior Indebtedness and the subordination provisions of the Indenture and (ii) will depend on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, no assurance can be given that the Company will be able to repurchase Notes following a Change in Control. The term "Change in Control" is limited to certain specified transactions and may not include other events, such a highly leveraged business combination or reorganization not involving a Change in Control, that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Notes. See "Description of the Notes --Change in Control."


     Foreign Markets. Substantially all of the Company's revenues in the year ended December 31, 1996 and the nine months ended September 30, 1997 were generated from operations located in Germany and Switzerland. While these countries have well developed economic markets, annual growth of the gross domestic product has averaged 1.9% in 1995 and 2.9% in 1996 for Germany and 0.8% in 1995 and 0.2% in 1996 for Switzerland. Historically, all of IAT's revenues have been denominated in Swiss Francs and Deutsche Marks and all of FSE's revenues have been denominated in Deutsche Marks. The Company anticipates that it will continue to generate most of its revenues in these currencies in the foreseeable future. Any fluctuations in the value of the Swiss Franc or Deutsche Mark against the U.S. dollar that the Company is unable to offset through price adjustments could have a material adverse effect on the Company's financial condition and results of operations. Conducting an international business inherently involves a number of other difficulties and risks, such as export restrictions, export controls relating to technology, compliance with existing and changing regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, software piracy, political instability, seasonal reductions in business activity in Europe during the summer months, and potentially adverse tax consequences. There can be no assurance that one or more of these factors will not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, financial condition and results of operations. In addition, the Company intends to have operations in the United States and in other countries. There can be no assurance that transfers of funds to and from those countries to Germany and Switzerland will not be taxable events for the Company. The Company's results of operations and the market price of the Common Stock may be affected by changes in German and Swiss policy, taxation and economic developments. See "Exchange Rates."


     Enforcement of Civil Liabilities. Multimedia is organized under the laws of the State of Delaware. Investors in the Notes and the Common Stock will be able to effect service of process in the United States upon the Company. However, the Company is primarily a holding company which holds stock in entities in Switzerland and Germany and all or a substantial portion of the assets of Multimedia are located outside the United States. In addition, five of Multimedia's six directors and all of its executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may not be possible for investors to effect service of process upon Multimedia's foreign directors and officers or to enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against the Multimedia's, the foreign directors' and officers' assets.


     The Company has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Switzerland of judgments of U.S. courts, and in Germany in original actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States, in each case against

Multimedia's subsidiaries and against shareholders, directors, officers and employees of Multimedia or its subsidiaries who are domiciled in Switzerland and Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland and in Germany. The market price of the Notes offered hereby may be affected by the difficulty for investors to enforce judgements of U.S. courts.

     Risks Associated with Expanded Operations in the United States. As part of its business strategy, the Company intends to seek opportunities to expand the marketing and sale of its visual communications products into markets in the United States where it will face substantial increased competition from companies with substantially greater resources than the Company. Failure to successfully expand into the United States market could have a material adverse effect on IAT's business, financial condition and results of operations. The Company intends to expand into the United States by acquiring or establishing relationships with distributors or VARs with a market presence in the United States. There can be no assurance that IAT will be successful in consummating suitable acquisitions or establishing suitable relationships, marketing or distributing visual communications products in this market or that its revenue generated in the United States will be adequate to offset the expense of establishing and maintaining operations. In addition, in connection with its expansion, IAT may be required to make substantial expenditures for, among other things, office space, sales and marketing personnel, suppliers and distributors in the United States. IAT's executive officers have no experience operating a business in the United States, and will need to hire additional executive officers in the United States. Competition for such personnel is intense and IAT will compete for qualified personnel with numerous other employers, some of whom have greater financial and other resources than IAT. There can be no assurance that IAT will be able to hire and retain qualified employees in the United States. See "Business -- Strategy."

     Risk of System Defects; Product Liability Exposure. The computers manufactured by FSE must meet standards established by the European FCC (CE declarations), for radio frequency emissions, and must receive appropriate certification prior to being marketed. A delay or inability to obtain certification may delay or prevent the FSE from introducing new products or features and therefore could have an adverse impact upon the Company's business, financial condition and results of operations. FSE had a return rate of less than 1% in each of the year ended December 31, 1996 and the nine month period ended September 30, 1997. Any substantial increase in such rate could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition, visual communication systems developed by IAT and Trinology PCs assembled by FSE may contain significant undetected operating errors when first installed on the premises of a customer or as new versions are installed. Although IAT and FSE test their respective products before installation, there can be no assurance that operating errors will not be found after customers begin to use the products. Any operating error in IAT's or FSE's products may result in decreased revenue or increased expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the errors. Sale of the Company's products involves the inherent risk of product liability claims against the Company.

     The Company currently does not maintain product liability insurance and believes that it cannot obtain such insurance except at a substantial cost. While no product liability claims have been made against IAT or FSE in the past, there can be no assurance that such claims will not arise in the future. Any substantial uninsured liability would have a material adverse effect on the Company's business, financial condition and results of operations.

     Potential Fluctuations in Quarterly Results. The PC industry generally has been subject to seasonality and to significant quarterly and annual fluctuations in operating results. FSE's operating results are subject to such fluctuations. Historically, approximately 30% of FSE's yearly revenues were generated during the fourth calendar quarter. Fluctuations in the PC industry can be the result of a wide variety of factors, including new product developments or introductions, availability of components and peripherals, changes in product mix and pricing, and product reviews and other media coverage. FSE's business is also sensitive to the spending patterns of its customers, which in turn are subject to prevailing economic conditions.

     IAT has experienced fluctuations in its quarterly results of operations and anticipates that such fluctuations will continue and could increase. IAT's quarterly results of operations may vary significantly depending on a number of factors, some of which are outside of IAT's control. These factors include the timing of the introduction or acceptance of new products or new generations offered by IAT or its competitors, changes in the mix of products provided by IAT, changes in pricing strategies by IAT and its competitors, changes in the markets served by IAT, changes in IAT's operating expenses, capital expenditures and other costs relating to the expansion of operations, changes in its personnel and general economic conditions. In addition, fluctuations in exchange rates may render IAT's products less competitive relative to local product offerings or result in foreign exchange losses. IAT does not currently engage in hedging transactions to offset the risk in currency fluctuations but may engage in such transactions in the future. There can be no assurance that such hedging techniques will be successful. IAT's revenue in the fourth quarter of each calendar year has historically been higher due to the introduction of new visual communications products and new generations of existing products in the second and third quarters of past years, the extended time period required for the approval by management of a customer for the purchase of IAT's products and perceived desire by its customers to apply allocated budgets for IAT's products prior to the end of the calendar year and the increase in business activity after the summer months. Quarterly fluctuations depend, in part, on the timing of introduction of new products by IAT and its competitors and the Company expects that IAT's revenues for the fourth quarter of 1997 will not be higher than in the preceding quarter due to a decrease in marketing of its existing Vision and Live products and anticipation of IAT's third generation systems.


     A significant portion of the Company's expenses are fixed and difficult to reduce in the event that revenue does not meet the Company's expectations, thus magnifying the adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products, services or technologies could cause customers to defer or cancel purchases of the Company's products. Any such deferral or cancellations could have a material adverse effect on the Company's business, financial condition and results of operations. Accordingly, revenue shortfalls can cause significant variations in results of operations from quarter to quarter and could have a material adverse effect on the Company's business, financial condition and results of operations.


     As a result of the foregoing factors, it is possible that in some future quarters the Company's results of operations will be below prior results or the expectations of public market analysts and investors. In such event, the market price of the Notes and the Common Stock may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Control by Existing Stockholders; Potential Anti-takeover Provisions. The Company's officers, directors and significant stockholders currently control approximately 59.4% of the outstanding Common Stock of the Company. As a result, such stockholders are able to elect all of Multimedia's directors and otherwise control the Company's operations. Furthermore, Multimedia and Vertical Financial Holdings ("Vertical"), the holder of approximately 15.3% of the Company's Common Stock entered into an investor rights agreement dated October 24, 1996 (the "Investor Rights Agreement"), which provides that so long as Vertical holds at least 10% of the Common Stock, Vertical has the right, but not the obligation, to nominate two persons as members of the management slate for election to Multimedia's Board of Directors. So long as Vertical holds at least 5% of such securities, it has the right, but not the obligation to nominate one such person. The existence of such rights solidifies control over the Company by its existing stockholders. Pursuant to the Investor Rights Agreement, Vertical has nominated, and the stockholders of Multimedia have elected, Jacob Agam as a director of the Company and may nominate a second director in the future. Pursuant to the stock purchase agreement dated as of October 4, 1996 (the "Stock Purchase Agreement"), Vertical nominated and Mr. Agam was elected as the Co-Chairman of the Company. Mr. Agam is the Chairman of the Board of Vertical.


     Multimedia is subject to a Delaware statute regulating business combinations and to a change of control covenant of the Indenture, both of which could discourage, hinder or preclude an unsolicited acquisition of Multimedia and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. In addition, the Company's Board of Directors is authorized to issue from time to time, without stockholder approval, shares of preferred stock with such terms and conditions as the Board of Directors may determine in its sole discretion. See "-- Repurchase of Notes; Redemption of Other Securities," "Certain Transactions," "Principal Stockholders," "Description of Capital Stock" and "Description of the Notes."

     Absence of a Public Market for the Notes. The Notes will be traded in the over-the-counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." No assurance can be given that a market for the Notes will develop, as to the liquidity or sustainability of any market that may develop or the ability of holders to sell their Notes at any price. Future trading prices of the Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities.

     Charge to Earnings in the Event of Release of Escrow Shares. 498,285 shares of Common Stock were deposited in escrow pursuant to an escrow agreement (the "Escrow Shares") in connection with the Company's initial public offering (the "IPO"). The Escrow Shares will be released from escrow if the Company attains certain revenue levels for the years ending December 31, 1997, 1998 and 1999 or if the Common Stock trades at certain levels for any 30 consecutive trading days, commencing April 2, 1999. For more specific information regarding these earnings levels and trading levels, see "Principal Stockholders -- Escrow Shares." The Escrow Shares will not be deemed to be outstanding for the purpose of calculating earnings per share until either of such conditions is probable of being met. The position of the Securities and Exchange Commission (the "Commission") with respect to such escrow arrangements provides that in the event any shares are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, a non-cash compensation charge will be recorded for financial reporting purposes. Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to operations, which will not be deductible for income tax purposes, equal to the then fair value of such shares, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. By way of example, if at the time of the release of the Escrow Shares the market price of the Common Stock was $14.00, the Company would be required to recognize compensation expense of approximately $2.6 million. The recognition of such compensation expense may depress the market price of the Company's Common Stock. Notwithstanding the foregoing discussion, there can be no assurance that the Company's earnings or its stock price will attain the targets that would enable the Escrow Shares to be released from escrow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Principal Stockholders -- Escrow Shares."

     Possible Delisting of Common Stock from the Nasdaq National Market. While the Common Stock currently meets the continued listing requirements of the Nasdaq National Market where the Common Stock is quoted, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq National Market generally requires that (i) the Company maintain at least $4,000,000 in "net tangible assets" (total assets less total liabilities and goodwill), (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 750,000 shares in the public float valued at $5,000,000 or more, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 400 holders.

     If the Company is unable to satisfy the Nasdaq National Market's maintenance requirements, the Common Stock may be delisted from the Nasdaq National Market. In such event, trading, if any, in the Common Stock would thereafter be conducted on the Nasdaq SmallCap Market, subject to meeting the requirements for listing on the Nasdaq SmallCap Market, or in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and the news media's coverage of the Company and lower prices for the Common Stock than might otherwise be attained. In addition, the Conversion Price of the Notes is subject to adjustment as set forth in the Indenture upon the occurrence of, among other things, the failure of the Company to maintain the listing of the Common Stock on the Nasdaq National Market, New York Stock Exchange or American Stock Exchange. See "Description of the Notes -- Conversion of the Notes."

     Risks of Low-Priced Stock. If the Company's Common Stock was delisted from Nasdaq National Market and could not be quoted on Nasdaq SmallCap Market (see "-- Possible Delisting of Securities from the Nasdaq National Market"), it could become subject to Rule 15g-9 under the Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Common Stock and may adversely affect the ability of stockholders to sell any of the shares of Common Stock in the secondary market.



     Commission regulations define a "penny stock" to be, among others, any non-exchange listed equity security that has a Market Price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


     The foregoing required penny stock restrictions will not apply to the Common Stock if such securities are quoted on the Nasdaq National Market or the Nasdaq SmallCap Market and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Common Stock will qualify for exemption from these restrictions. In any event, even if the Common Stock was exempt from such restrictions, it would remain subject to
Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Common Stock were subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.


     Shares Eligible for Future Sale; Effect of Outstanding Options and Warrants. Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act ("Rule 144") could have an adverse effect on the price of the Common Stock. Of the 9,701,949 shares of Common Stock outstanding, 498,285 are Escrow Shares and 5,732,357 are held by officers, directors and other affiliates whose resales are subject to volume limitations of Rule 144. In addition, all of the Company's officers and directors and certain stockholders who hold, in the aggregate, approximately 65.1% of the outstanding Common Stock, entered into lock-up agreements (the "Lock-Up Agreements") with the underwriters in the Company's initial public offering (the "IPO Underwriters") wherein they agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market) or to exercise registration rights without the prior written consent of the Royce Investment Group, Inc. until March 27, 1999; provided, however, that the stockholders of the Company subject to the Lock-Up Agreements (other than officers and directors of the Company) may sell or otherwise dispose of shares of Common Stock in one or more private sales without such consent if the acquirors (and any subsequent acquirors) of such shares enter into a Lock-Up Agreement with the IPO Underwriters restricting the transferability of such shares for the remainder of period between March 26, 1997 and March 26, 1999; and provided further that certain stockholders whose Common Stock was issued upon the automatic conversion of the Series A Preferred Stock may not enter into such private sales without such consent prior to October 24, 1998. In connection with the acquisition of FSE, the Company issued 146,949 shares of Common Stock to Dr. Simmet who has agreed not to sell or transfer such shares until November 13, 1998.


     In addition, the Company has outstanding warrants to purchase an aggregate of 2,683,485 shares of Common Stock issued to the IPO Underwriters, certain investors in connection with the Company's formation and certain stockholders of the Company's predecessor in connection with the Company's formation. The Company has also reserved for issuance 500,000 shares of Common Stock in connection with the Plan, none of which have been granted, 145,000 shares of Common Stock issuable upon exercise of options granted outside of the Plan and shares of Common Stock issuable upon exercise of warrants to be issued to the Underwriter in this Offering. The existence of these securities could have an adverse effect on the price of the Company's outstanding securities. If any of these warrants or options are exercised, the value of the Common Stock held by public investors will be diluted if the value of such stock immediately prior to the exercise of such warrants or options exceeds the exercise price thereof, with the extent of such dilution depending upon such excess. Warrants and options afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock, which may adversely affect the terms upon which the Company could issue additional Common Stock during the term thereof. In addition, holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. See "Description of Capital Stock" and "Underwriting."

     The IPO Underwriters have and the Underwriter in this Offering will receive demand and piggy-back registration rights covering the securities underlying their respective warrants and Vertical, Walther Glas, and Messrs. Vogt and Sippel have demand and piggy-back registration rights with respect to their respective securities. The holders of such registration rights have waived their rights to have their securities registered on the Registration Statement of which this Prospectus is a part to the registration of the securities offered hereby. Sales of Common Stock or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. See "--Shares Eligible for Future Sale; Effect of Outstanding Options and Warrants."

                                USE OF PROCEEDS

     The net proceeds of this Offering to the Company, after deducting underwriting discounts and commissions and other estimated expenses of this Offering payable by the Company, are estimated at approximately $8.3 million ($9.6 million if the Underwriters' over-allotment option is exercised in full). Multimedia intends to use approximately $1,875,000 of the net proceeds of this Offering to purchase the Pledged Securities which will be pledged and escrowed in an account under the Trustee's exclusive dominion and control for the
payment of interest on the Notes through   , 2000, approximately $930,000 to
fund the remaining portion of the purchase price of FSE and the remaining net proceeds of approximately $5.5 million for working capital and general corporate purposes, including future acquisitions. The Company also intends to expand its marketing efforts, both by expanding its sales and marketing staff for PCs and visual communications products in Europe as well as establishing an office and a sales and marketing staff for visual communications products in the United States sometime in the future.

     An integral part of the Company's business strategy is growth through acquisitions. The Company is evaluating and is engaged in discussions in connection with the potential acquisition of assets or equity of certain businesses. However, the Company has no agreements or commitments relating to any particular acquisition and there can be no assurance that any such acquisitions will be consummated. See "Business -- Strategy and Business -- Trend Plus."

     The foregoing represents the Company's best estimate of the allocation of the net proceeds of this Offering based on the current status of its business. Future events, including the terms of any particular acquisition, changes in competitive conditions and the status of the Company's business from time to time, may make changes in the allocation of the net proceeds of this Offering necessary or desirable. The Company anticipates that the net proceeds of this Offering, together with its existing resources and anticipated cash flows, will be sufficient to fund its operations through 1998 although the Company's capital requirements are subject to numerous contingencies associated with the timing, size and terms of future acquisitions, if any. Pending application, the net proceeds will be invested in short-term, interest-bearing investments.


                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and does not anticipate or intend paying cash dividends in the foreseeable future on its Common Stock.


                                 EXCHANGE RATE

     The following table sets forth, for the periods indicated, the noon exchange rate as certified for customs purposes by the Federal Reserve Bank of New York for the Deutsche Mark and the Swiss Franc, respectively, per U.S. dollar. On December 8, 1997, such rate was DM 1.7868 = $1.00 and SF 1.4525 = $1.00, respectively.



                                               Nine Months
                                                  ended
                                              September 30,                          Year Ended December 31
                                           -------------------   --------------------------------------------------------------
                                                  1997                  1996                  1995                  1994
                                           -------------------   -------------------   -------------------   ------------------
                                             DM         SF         DM         SF         DM         SF         DM         SF
                                           --------   --------   --------   --------   --------   --------   --------   -------
Exchange rate at end of period .........   1.7431     1.4590     1.5411     1.3427     1.4345     1.1540     1.5495     1.3100
Average exchange rate during
 period(a)   ...........................   1.6964     1.4484     1.5044     1.2358     1.4371     1.1820     1.6216     1.3367
Highest exchange rate during
 period   ..............................   1.7428     1.4890     1.5665     1.3505     1.5591     1.3141     1.7658     1.4861
Lowest exchange rate during period      .  1.5418     1.3432     1.4313     1.1507     1.3543     1.1670     1.4921     1.2441

------------
(a) The average of the exchange rates on the last day of each month during the applicable period.

                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock began trading on the Nasdaq National Market on March 26, 1997 and is quoted for trading under the symbol "IATA." Prior to that date, there was no public market for the Company's Common Stock. The following table sets forth the range of high and low sales price per share for the Common Stock for the periods indicated.



                                                                 High      Low
                                                                -------   ------
       1997 Fourth Quarter (through December 8, 1997)  ......   7 3/8     7
       Third Quarter  ....................................      6 3/4     4
       Second Quarter ....................................      7 3/4     6
       First Quarter (from March 26, 1997) ...............      8 7/8     8 1/2

     On December 4, 1997, the closing price of the Common Stock on the Nasdaq National Market was $7 1/16 per share. As of November 28, 1997, there were 50 record holders and the Company believes there were approximately 1,500 beneficial holders of the Common Stock.


                                CAPITALIZATION


     The following table sets forth, as of September 30, 1997, (i) the actual capitalization of the Company, (ii) the pro forma capitalization, giving effect to the consummation of the acquisition of FSE and the related issuance of 146,949 shares of Common Stock in November 1997, and (iii) the pro forma capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of $10 million aggregate principal amount of Notes offered hereby, and the application of net proceeds therefrom.

                                                                               September 30, 1997
                                                           -----------------------------------------------------------
                                                                              Pro Forma for the      Pro Forma as
                                                              Actual           FSE Acquisition         Adjusted
                                                           ----------------   -------------------   ------------------
Long-Term Debt:
Loans payable - stockholders ...........................    $     448,276       $    709,491          $    709,491
Convertible Notes   ....................................               --                 --            10,000,000
                                                            -------------       -------------         -------------
Total long-term debt   .................................          448,276            709,491            10,709,491
                                                            -------------       -------------         -------------
Stockholders' equity:
 Preferred stock, $.01 par value authorized 500,000
   shares, none issued .................................               --                 --                    --
 Common stock, par value $.01 per share; 20,000,000
   shares authorized, 9,605,000 shares issued actual and
   9,751,949 shares issues pro forma and pro forma as
   adjusted(1)   .......................................           96,050             97,519(2)             97,519(2)
Capital in excess of par value  ........................       26,194,723         27,098,795            27,098,795
Accumulated deficit ....................................      (16,647,906)       (16,647,906)          (16,647,906)
Treasury Stock at cost, 50,000 shares ..................         (206,260)          (206,260)             (206,260)
Cumulative translation adjustments .....................          482,688            482,688               482,688
                                                            -------------       --------------        --------------
 Total stockholders' equity  ...........................        9,919,295         10,824,836            10,824,836
                                                            -------------       --------------        --------------
Total capitalization   .................................    $  10,367,571       $ 11,534,327          $ 21,534,327
                                                            =============       ==============        ==============

------------
(1) Includes 498,285 Escrow Shares. See "Principal Stockholders -- Escrow Shares." Excludes (i) 500,000 shares of Common Stock reserved for issuance upon exercise of stock options under the Plan, none of which have been granted, (ii) 2,683,485 shares of Common Stock issuable upon exercise of certain outstanding warrants and (iii) 145,000 shares of Common Stock issuable upon exercise of outstanding options granted outside of the Plan. See "Certain Transactions."


(2) In addition to (1) above includes 146,949 shares issued in connection with the FSE acquisition.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following Pro Forma Condensed Consolidated Balance Sheet information has been prepared based upon the unaudited historical condensed consolidated balance sheet of IAT as of September 30, 1997 and the unaudited historical condensed balance sheet of FSE as of September 30, 1997, and sets forth (i) the pro forma balance sheet giving effect to the consummation of the acquisition of FSE and the related issuance of 146,949 shares of Common Stock in November 1997 as if such transaction had occurred on September 30, 1997 and
(ii) the pro forma balance sheet as adjusted to give effect to the sale of $10 million aggregate principal amount of Notes offered hereby and the application of net proceeds of such sale as if each such transaction had occurred on September 30, 1997. The following Unaudited Pro Forma Condensed Consolidated Statements of Operations information for the nine months ended September 30, 1997 and for the year ended December 31, 1996 has been prepared based upon the unaudited historical consolidated statement of operations for the nine months ended September 30, 1997 and the audited historical consolidated statement of operations for the year ended December 31, 1996 of IAT and the unaudited historical statement of operations for the nine months ended September 30, 1997 and the audited historical statement of operations for the year ended December 31, 1996 of FSE and sets forth (i) the pro forma statements of operations information giving effect to the acquisition of FSE and the related issuance of 146,949 shares of Common Stock and (ii) the pro forma statement of operations information, as adjusted for the acquisition of FSE and the sale of $10 million aggregate principal amount of Notes offered hereby and the application of the net proceeds of such sale as if each such transaction had occurred on January 1 of each period.

     The following Unaudited Pro Forma Condensed Consolidated Balance Sheet information and Unaudited Pro Forma Condensed Consolidated Statements of Operations Information are not necessarily indicative of the actual financial position or results of operations that would have been reported if the events described above had occurred as of September 30, 1997 or on January 1 of each period, nor do they purport to indicate the results of the Company's future operations. Furthermore, the pro forma results do not give effect to all cost savings, or incremental costs that may occur as a result of the integration and consolidation of FSE. In the opinion of management, all adjustments necessary to present fairly such pro forma financial information have been made. The allocation of the FSE purchase price is preliminary, but is not expected to differ materially from the purchase price allocation reflected herein.

     The Unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1997



                                                        IAT           FSE
                                                    -------------  ------------
Assets
Cash and cash equivalents ........................  $ 7,938,344    $  821,715
Marketable securities  ...........................    3,177,570       507,110
Accounts receivable, net  ........................      127,305     1,508,857
Inventories   ....................................      348,566     1,269,006
Other current assets   ...........................      319,875        12,098
                                                    -----------    ----------
   Total current assets   ........................   11,911,660     4,118,786
Equipment and improvements, net ..................      655,644       418,044
Goodwill, net ....................................           --       483,881
Other assets  ....................................      438,030            --
                                                    -----------    ----------
   Total assets  .................................  $13,005,334    $5,020,711
                                                    ===========    ==========
Liabilities and Stockholders' Equity
Notes payable, banks   ...........................  $ 1,460,726    $       --
Accounts payable and other current liabilities   .      751,347     2,360,540
Loans payable, stockholders, current portion   .        448,276     1,487,473
                                                    -----------    ----------
   Total current liabilities .....................    2,660,349     3,848,013
                                                    ===========    ==========
Loans payable stockholders, net of current
portion ..........................................      425,690       283,801
Notes payable ....................................           --            --
Minority interest   ..............................
Stockholders' equity   ...........................    9,919,295       888,897
                                                    -----------    ----------
   Total liabilities and stockholders' equity   .   $13,005,334    $5,020,711
                                                    ===========    ==========

                                                                                          PRO FORMA
                                                                          PRO FORMA      FOR THE FSA
                                                      PRO FORMA          FOR THE FSE     ACQUISITION
                                                     ADJUSTMENTS         ACQUISITION     AS ADJUSTED
                                                    -------------------  -------------  ---------------
Assets
Cash and cash equivalents ........................    $  (3,016,623)A    $ 5,743,436        $12,168,436F,G
Marketable securities  ...........................               --        3,684,680          3,684,680
Accounts receivable, net  ........................               --        1,636,162          1,636,162
Inventories   ....................................               --        1,617,572          1,617,572
Other current assets   ...........................               --          331,973            331,973
                                                      -------------      -----------     --------------
   Total current assets   ........................       (3,016,623)      13,013,823         19,438,823
Equipment and improvements, net ..................               --        1,073,688          1,073,688
Goodwill, net ....................................        2,879,046B       3,362,927          3,362,927
Other assets  ....................................               --          438,030          4,013,030F,G
                                                      -------------      -----------     --------------
   Total assets  .................................    $    (137,577)     $17,888,468     $   27,888,468
                                                      =============      ===========     ==============
Liabilities and Stockholders' Equity
Notes payable, banks   ...........................    $          --      $ 1,460,726     $    1,460,726
Accounts payable and other current liabilities   .               --        3,111,887          3,111,887
Loans payable, stockholders, current portion   .           (415,000)C      1,520,749          1,520,749
                                                      -------------      -----------     --------------
   Total current liabilities .....................         (415,000)       6,093,362          6,093,362
                                                      =============      ===========     ==============
Loans payable stockholders, net of current
portion ..........................................               --          709,491            709,491
Notes payable ....................................               --               --         10,000,000F
Minority interest   ..............................          260,779D         260,779            260,779
Stockholders' equity   ...........................           16,644E      10,824,836         10,824,836
                                                      -------------      -----------     --------------
   Total liabilities and stockholders' equity   .     $    (137,577)     $17,888,468     $   27,888,468
                                                      =============      ===========     ==============

                See accompanying notes to unaudited pro forma
                 condensed consolidated financial statements.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996



                                                  IAT               FSE
                                             -----------------  ---------------
Net sales .................................   $   1,193,302      $40,916,520
Cost of sales   ...........................         811,771       36,826,635
                                              -------------      -----------
Gross margin ..............................         381,531        4,089,885
                                              -------------      -----------
Operating expenses:
   Research & development costs, net ......       2,330,638               --
   Selling expenses   .....................       1,462,191        2,114,086
   General & administrative expenses ......       1,494,858        1,144,448
                                              -------------      -----------
                                                  5,287,687        3,258,534
                                              -------------      -----------
Operating income (loss)  ..................      (4,906,156)         831,351
Other income (expense):
   Interest expense   .....................        (213,136)         (63,673)
   Other income ...........................          10,814           87,287
   Minority interest  .....................              --               --
                                              -------------      -----------
Income (loss) before income taxes .........      (5,108,478)         854,965
Provision for income taxes  ...............              --          193,983
                                              -------------      -----------
Net income (loss)  ........................   $  (5,108,478)     $   660,982
                                              =============      ===========
Net loss per share of common stock   ......   $       (0.89)              --
                                              =============
Weighted average number of common
 shares outstanding   .....................       5,751,715               --
                                              =============

                                                                                    PRO FORMA
                                                                 PRO FORMA         FOR THE FSE
                                               PRO FORMA        FOR THE FSE        ACQUISITION
                                              ADJUSTMENTS       ACQUISITION        AS ADJUSTED
                                             ----------------  -----------------  -----------------
Net sales .................................    $       --       $  42,109,822       $ 42,109,822
Cost of sales   ...........................            --          37,638,406         37,638,406
                                               ----------       -------------       ------------
Gross margin ..............................            --           4,471,416          4,471,416
                                               ----------       -------------       ------------
Operating expenses:
   Research & development costs, net       .           --           2,330,638          2,330,638
   Selling expenses   .....................            --           3,576,277          3,576,277
   General & administrative expenses .            259,304 H         2,898,610          2,898,610
                                               ----------       -------------       ------------
                                                  259,304           8,805,525          8,805,525
                                               ----------       -------------       ------------
Operating income (loss)  ..................      (259,304)         (4,334,109)        (4,334,109)
Other income (expense):
   Interest expense   .....................      (301,662)I          (578,471)        (1,616,809)L
   Other income ...........................            --              98,101             98,101
   Minority interest  .....................      (132,196)J          (132,196)          (132,196)
                                               ----------       -------------       ------------
Income (loss) before income taxes .........      (693,162)         (4,946,675)        (5,985,013)
Provision for income taxes  ...............       108,825 K           302,808            302,808
                                               ----------       -------------       ------------
Net income (loss)  ........................    $  801,987       $  (5,249,483)      $ (6,287,821)
                                               ==========       =============       ============
Net loss per share of common stock   ......            --       $       (0.89)      $      (1.07)
                                                                =============       ============
Weighted average number of common
 shares outstanding   .....................            --           5,898,664          5,898,664
                                                                =============       ============

                See accompanying notes to unaudited pro forma
                 condensed consolidated financial statements.

             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
          OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997



                                                   IAT               FSE
                                              -----------------  ---------------
Net sales  .................................   $     537,561      $26,982,763
Cost of sales ..............................         328,613       24,347,850
                                               -------------      -----------
Gross margin  ..............................         208,948        2,634,913
                                               -------------      -----------
Operating expenses:
   Research & development costs, net  ......       1,873,534               --
   Selling expenses ........................       1,474,334        1,345,682
   General & administrative expenses  ......       1,374,210          849,687
                                               -------------      -----------
                                                   4,722,078        2,195,369
                                               -------------      -----------
Operating income (loss)   ..................      (4,513,130)         439,544
Other income (expense):
   Interest expense ........................        (169,454)         (41,921)
   Interest income  ........................         362,322               --
   Other income  ...........................          17,428          190,446
   Minority interest   .....................              --               --
                                               -------------      -----------
Income (loss) before income taxes  .........      (4,302,834)         588,069
Provision for income taxes   ...............              --          132,633
                                               -------------      -----------
Net income (loss)   ........................   $  (4,302,834)     $   455,436
                                               =============      ===========
Net loss per share of common stock .........   $       (0.54)              --
                                               =============
Weighted average number of common shares
 outstanding  ..............................       7,970,762               --
                                               =============



                                                                                    PRO FORMA
                                                                 PRO FORMA         FOR THE FSE
                                               PRO FORMA        FOR THE FSE        ACQUISITION
                                               ADJUSTMENTS      ACQUISITION        AS ADJUSTED
                                              ---------------  -----------------  -----------------
Net sales  .................................    $       --      $  27,520,324       $ 27,520,324
Cost of sales ..............................            --         24,676,463         24,676,463
                                                ----------      -------------       ------------
Gross margin  ..............................            --          2,843,861          2,843,861
                                                ----------      -------------       ------------
Operating expenses:
   Research & development costs, net  ......            --          1,873,534          1,873,534
   Selling expenses ........................            --          2,820,016          2,820,016
   General & administrative expenses  ......       201,580          2,425,477          2,425,477
                                                ----------      -------------       ------------
                                                   201,580          7,119,027          7,119,027
                                                ----------      -------------       ------------
Operating income (loss)   ..................      (201,580)        (4,275,166)        (4,275,166)
Other income (expense):
   Interest expense ........................            --           (211,375)        (1,216,375)L
   Interest income  ........................      (124,436)I          237,886            362,322 L
   Other income  ...........................            --            207,874            207,874
   Minority interest   .....................       (91,087)J          (91,087)           (91,087)
                                                ----------      -------------       ------------
Income (loss) before income taxes  .........      (417,103)        (4,131,868)        (5,012,432)
Provision for income taxes   ...............        69,554 K          202,187            202,187
                                                ----------      -------------       ------------
Net income (loss)   ........................    $ (486,657)     $  (4,334,055)      $ (5,214,619)
                                                ==========      =============       ============
Net loss per share of common stock .........            --      $       (0.53)      $      (0.64)
                                                                =============       ============
Weighted average number of common shares
 outstanding  ..............................            --          8,117,711          8,117,711
                                                                =============       ============

                See accompanying notes to unaudited pro forma
                 condensed consolidated financial statements.

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated financial statements give effect to the acquisition of FSE and the Offering as if each had occurred on September 30, 1997 for the purposes of the unaudited pro forma condensed consolidated balance sheet and on January 1 of each period presented for purposes of the unaudited pro forma condensed consolidated statements of operations. The acquisition was accounted for using the purchase method of accounting. Accordingly, the aggregate consideration to be paid in connection with the proposed acquisition of FSE, will be allocated to FSE's assets purchased and liabilities assumed based on their fair market values, and any excess will be treated as goodwill. The purchase price was paid with the issuance of 146,949 shares of Multimedia's Common Stock and approximately $3,016,000 in cash including closing costs.

Balance Sheet

(A) Adjustment reflects the cash paid to the prior shareholders of FSE and anticipated closing costs paid in connection with the transaction.

(B) Goodwill recorded on the acquisition was calculated as follows:

           Fair market value of assets received   .........    $ 5,020,711
           Fair market value of liabilities assumed  ......      3,716,814
                                                               -----------
             Net assets   .................................      1,303,897
           Percentage of the company acquired  ............             80%
                                                               -----------
           Fair value of net assets acquired   ............      1,043,118
           Purchase price .................................      3,922,164
                                                               -----------
           Incremental goodwill ...........................      2,879,046
           Existing goodwill ..............................        483,881
                                                               -----------
           Total goodwill on acquisition ..................    $ 3,362,927
                                                               ===========

(C) Represents the amount the limited partner of FSE will be contributing to capital of FSE, at closing, pursuant to the purchase agreement between FSE and IAT.

(D) IAT acquired 80% of the outstanding limited partnership interests of FSE; therefore, minority interest is recorded on the remaining 20% calculated as follows:

           Net assets of FSE acquired .........    $ 1,303,897
           Minority interest percentage  ......             20%
                                                   -----------
           Minority interest ..................    $   260,779
                                                   ===========

(E) Represents the elimination of stockholders' equity of FSE and the issuance of 146,949 shares of Common Stock of Multimedia to the FSE shareholder valued at approximately $905,000 which represented the fair market value on the date of closing.

(F) The as adjusted unaudited pro forma condensed consolidated balance sheet has been adjusted for the application of the net proceeds of the Notes as follows:

           Notes  ..................   $10,000,000
           Offering costs  .........     1,700,000
           Net cash received  ......     8,300,000

(G) The Indenture and the Pledge and Escrow Agreement requires the Company to place in escrow an amount equal to two years of interest payments; therefore, the as adjusted amounts include a $1,875,000 reclassification of cash to other assets.

Statements of Operations

(H) Adjustment reflects the amortization of the goodwill recorded on the FSE acquisition over a 10 year life. In addition, FSE has recorded historical amortization of goodwill from prior acquisitions which is eliminated as follows:

                                                                 Year ended          Nine months ended
                                                              December 31, 1996     September 30, 1997
                                                              -------------------   -------------------
Amortization of goodwill -- IAT ...........................       $ 336,293             $ 252,220
Historical amortization of goodwill recorded by FSE  ......         (76,989)              (50,640)
                                                                  ---------             ---------
                                                                  $ 259,304             $ 201,580
                                                                  =========             =========

(I) Adjustment reflects additional interest expense at 10% per annum on additional borrowings which would have been necessary during 1996 in order to fund the cash portion of the FSE acquisition or a reduction of interest income during 1997 for the cash used in the FSE acquisition, at a rate of 5.5% which represents the average current earnings on the Company's cash equivalents and investments in marketable securities.

(J) Adjustment reflects the minority stockholders' equity interest (20%) in earnings of FSE.

(K) Adjustment reflects the difference between the German corporate tax on FSE income, which will be payable by IAT, and the German partnership tax payable by FSE.

(L) The as adjusted unaudited pro forma condensed consolidated statements of operations have been adjusted for the issuance of the Notes as follows:



                                                               Year ended          Nine months ended
                                                            December 31, 1996     September 30, 1997
                                                            -------------------   -------------------
Interest expense:
 Interest expense resulting from Notes ..................       $1,000,000            $  750,000
 Amortization of costs related to the issuance of the
   Notes ................................................          340,000               255,000
 Elimination of pro forma interest expense for borrowings
   used for FSE acquisition   ...........................         (301,662)
                                                                ----------            ----------
   Total ................................................       $1,038,338            $1,005,000
                                                                ==========            ==========
Interest income:
 Elimination of pro forma interest income for cash used
   for FSE acquisition  .................................               --            $  124,436
                                                                ==========            ==========

                            SELECTED FINANCIAL DATA

     The selected financial data presented below as of and for the years ended December 31, 1993, 1994, 1995 and 1996 have been derived from historical consolidated financial statements of IAT that have been audited by Rothstein, Kass & Company, independent auditors (the "Audited IAT Consolidated Financial Statements"). The selected financial data for the year ended December 31, 1992 and as of and for the nine months ended September 30, 1996 and 1997 (the "Unaudited IAT Consolidated Financial Statements") were derived from the unaudited consolidated financial statements of IAT. In the opinion of management, the selected financial data presented below as of the year ended December 31, 1992 and as of and for the nine months ended September 30, 1996 and 1997 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The nine month results are not necessarily indicative of the results to be expected for the full year.

     The selected financial data presented below for the year ended December 31, 1996 have been derived from historical financial statements of FSE that have been audited by Rothstein, Kass & Company, independent auditors (the "Audited FSE Financial Statements"). The selected financial data as of and for the nine months ended September 30, 1996 and 1997 (the "Unaudited FSE Financial Statements") were derived from the unaudited financial statements of FSE. In the opinion of management, the selected financial data presented below as of and for the nine months ended September 30, 1996 and 1997 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The nine month results are not necessarily indicative of the results to be expected for the full year.

     "Consolidated Financial Statements" refers to the Audited IAT Consolidated Financial Statements, the Unaudited IAT Consolidated Financial Statements, the Audited FSE Financial Statements and the Unaudited FSE Financial Statements. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and the historical Consolidated Financial Statements of IAT and FSE, including the Notes thereto, appearing elsewhere in this Prospectus.

     Multimedia was formed in September 1996 as a holding company for the existing business of IAT AG and IAT Germany. In November 1997, Multimedia acquired 100% of the general partner of FSE and 80% of the limited partnership interests of FSE, a German limited partnership.

                            SELECTED FINANCIAL DATA

IAT



                                                                  Year Ended December 31,
                                      -------------------------------------------------------------------------------
                                         1992            1993            1994            1995            1996
                                      ---------------  --------------  --------------  --------------  --------------
                                      (unaudited)                  (In thousands, except per share data)
Statement of Operations Data:
Net sales   ........................    $  1,216         $ 1,963         $ 1,053         $ 1,510         $ 1,193
Cost of sales  .....................         903           1,171             700             968             811
                                        --------         -------         -------         -------         -------
Gross margin   .....................         313             792             353             542             382
                                        --------         -------         -------         -------         -------
Operating Expenses:
Research and development costs   ...         434           1,828           2,269           2,531           2,729
Less participations received  ......          --            (962)         (2,207)           (868)           (398)
                                        --------         -------         -------         -------         -------
Research and development
 expenses, net .....................         434             866              62           1,663           2,331
Selling, general and administrative
 expenses   ........................       2,009           1,193           1,538           2,640           2,957
                                        --------         -------         -------         -------         -------
                                           2,443           2,059           1,600           4,303           5,288
                                        --------         -------         -------         -------         -------
Operating loss .....................    $ (2,130)        $(1,267)        $(1,247)        $(3,761)        $(4,906)
                                        ========         =======         =======         =======         =======
Extraordinary item   ...............    $  4,838(1)      $    --         $    --         $    --         $    --
                                        ========         =======         =======         =======         =======
Net Income (loss) ..................    $  2,639         $(1,324)        $(1,335)        $(3,730)        $(5,108)
                                        ========         =======         =======         =======         =======
Net income (loss) per common
 share   ...........................    $   0.74         $ (0.36)        $ (0.33)        $ (0.77)        $ (0.89)
                                        ========         =======         =======         =======         =======
Weighted average number of shares
 outstanding   .....................       3,564           3,649           4,002           4,839           5,752
                                        ========         =======         =======         =======         =======
Ratio of earnings to fixed charges              (2)             (2)             (2)             (2)             (2)
                                        =========        =======         =======         =======         =======

                                      Nine Months Ended September
                                                   30,
                                      -----------------------------
                                         1996           1997
                                      -------------  --------------
                                      (unaudited)    (unaudited)
Statement of Operations Data:
Net sales   ........................    $   961        $   538
Cost of sales  .....................        690            329
                                        -------        -------
Gross margin   .....................        271            209
                                        -------        -------
Operating Expenses:
Research and development costs   ...      1,952          1,968
Less participations received  ......       (272)           (94)
                                        -------        -------
Research and development
 expenses, net .....................      1,680          1,874
Selling, general and administrative
 expenses   ........................      2,198          2,848
                                        -------        -------
                                          3,878          4,722
                                        -------        -------
Operating loss .....................    $(3,607)       $(4,513)
                                        =======        =======
Extraordinary item   ...............    $    --        $    --
                                        =======        =======
Net Income (loss) ..................    $(3,733)       $(4,303)
                                        =======        =======
Net income (loss) per common
 share   ...........................    $ (0.65)       $ (0.54)
                                        =======        =======
Weighted average number of shares
 outstanding   .....................      5,752          7,971
                                        =======        =======
Ratio of earnings to fixed charges             (2)            (2)
                                        =======        =======

------------
(1) Represents gain on restructuring.

(2) Earnings, as adjusted, were inadequate to cover fixed charges by $2,639 in 1992, $1,324 in 1993, $1,335 in 1994, $3,730 in 1995, $5,108 in 1996,
    $3,733 for the nine months ended September 30, 1996, and $4,303 for the nine months ended September 30, 1997.

FSE




                                   Year Ended December 31,              Nine Months ended September 30,
                                             1996                      1996                         1997
                                     --------------------  ----------------------------  ---------------------------
                                                                     (In thousands)
                                       DM         $            DM              $             DM              $
                                     --------  ----------  -------------  -------------  -------------  ------------
                                                           (unaudited)    (unaudited)    (unaudited)    (unaudited)
Statement of Operations Data:
Net Sales  ........................  61,649     $ 40,917      43,292         $29,341        $46,356       $26,983
Cost of Sales .....................  55,487       36,827      39,634          26,862         41,830        24,348
                                     ------     --------      ------         -------        -------       -------
Gross Margin  .....................   6,162        4,090       3,658           2,479          4,526         2,635
Operating expenses:
Selling, general and administrative
 expenses  ........................   4,910        3,259       3,327           2,255          3,771         2,195
                                     ------     --------      ------         -------        -------       -------
Operating income (loss)   .........   1,252     $    831         331         $   224            755       $   440
                                     ======     ========      ======         =======        =======       =======
Net income ........................     996     $    661         311         $   221            782       $   455
                                     ======     ========      ======         =======        =======       =======

IAT



                                                               As of December 31,
                                         ---------------------------------------------------------------
                                            1992         1993       1994         1995         1996
                                         -------------  ---------  -----------  -----------  -----------
                                         (unaudited)         (In thousands, except per share data)
Balance Sheet Data:
Current assets ........................   $     527      $ 1,671    $ 1,308     $  1,489     $  1,204
Working capital (deficiency)  .........      (1,125)         274       (865)      (1,106)      (2,728)
Total assets   ........................         974        2,065      1,771        2,056        2,216
Current liabilities  ..................       1,652        1,397      2,173        2,595        3,932
Loans payable - stockholders, net of
 current portion  .....................          --           --        336          349          964
Total liabilities .....................       1,764        1,488      2,509        2,944        4,896
Series A Preferred Stock   ............          --           --         --           --        1,400
Accumulated deficit  ..................         796        2,120      3,455        7,185       12,293
Stockholders equity (deficiency)(1)   .        (790)         577       (738)        (888)      (4,080)



                                             As of September 30,
                                         ---------------------------
                                            1996           1997
                                         -------------  ------------
                                         (unaudited)    (unaudited)
Balance Sheet Data:
Current assets ........................   $   1,006       $ 11,912
Working capital (deficiency)  .........      (3,052)         9,252
Total assets   ........................       1,695         13,005
Current liabilities  ..................       4,058          2,660
Loans payable - stockholders, net of
 current portion  .....................         492            426
Total liabilities .....................       4,550          3,086
Series A Preferred Stock   ............          --             --
Accumulated deficit  ..................      10,918         16,648
Stockholders equity (deficiency)(1)   .      (2,855)         9,919

------------
(1) Includes 498,285 Escrow Shares. See "Principal Stockholders--Escrow Shares." Excludes (i) 500,000 shares of Common Stock reserved for issuance upon exercise of stock options under the Plan, none of which have been granted, (ii) 2,683,485 shares of Common Stock issuable upon exercise of outstanding warrants and (iii) 145,000 shares of Common Stock issuable upon exercise of outstanding options granted outside of the Plan.

FSE


                                                           As of December 31,    As of September 30,
                                                                  1996                  1997
                                                           -------------------   ------------------
                                                                   In thousands           (unaudited)
                                                            DM          $         DM          $
                                                           -------   ---------   -------   --------
Balance Sheet Data:
Current assets   .......................................    6,335     $ 4,073     7,256     $ 4,119
Working capital  .......................................      473         304       477         271
Total assets  ..........................................    7,928       5,098     8,845       5,021
Current liabilities ....................................    5,862       3,769     6,779       3,848
Loans payable -- partner, net of current portion  ......      500         322       500         284
Total liabilities   ....................................    6,362       4,091     7,279       4,132
Partner's Capital   ....................................    1,566       1,007     1,566         889

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of the historical consolidated financial condition and results of operations of IAT and FSE and the pro forma condensed consolidated financial statements and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Unaudited Pro Forma Financial Statements and Notes to such financial statements included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."



Overview


     The Company, through its recent acquisition of FSE, markets in Germany high-performance PCs assembled according to customer specifications and sold under the trade name "Trinology," as well as components and peripherals for PCs. The Company is also engaged in developing and marketing state-of-the-art, customizable proprietary visual communications technology designed to enable users to participate in real time, multi-point video communications and providing improved features and functionality over competing technology. The Company's visual communications technology is currently utilized in multi-functional visual communications system marketed under the name Vision and Live. The Company has also developed (i) wavelet data compression and decompression software technology for high-speed, high-quality still image transfer and (ii) the Wonderboard; both of which are anticipated to be available in 1998. The Company believes that the acquisition of FSE will re-orient the Company's principal business and provide expanded marketing and distribution channels for the Company's video communications technology in Germany through FSE while providing FSE with the Wonderboard and wavelet software technology for distribution to its customers and for integration into Trinology PCs.


     Multimedia was formed in September 1996 as a holding company for the existing business of IAT AG and IAT Germany. Since then, Multimedia has been engaged in developing products for the visual communications industry. In November 1997, Multimedia acquired 100% of the shares of capital stock of the general partner of FSE and 80% of the outstanding limited partnership interests of FSE, a German limited partnership. FSE assembles and sells high-performance PCs and sells components and peripherals for PCs in Germany. The acquisition of FSE will result in substantial differences in the business and results of operations of the Company. Accordingly, results of operations of the Company prior to the acquisition of FSE will not be indicative of the Company's results of operations after such acquisition.


     The Company and HIBEG are negotiating the potential restructuring of IAT Germany which may include the transfer of the assets and liabilities of IAT Germany to a new German corporation. These negotiations are ongoing and the terms of any proposed transaction have not been finalized. There can be no assurances as to whether or on what terms the Company and HIBEG will effect such restructurings.


     The Company's sales are made to customers principally in Switzerland and Germany with revenues created in Deutsche Marks and Swiss Francs. Multimedia's functional currency is the Swiss Franc. FSE's functional currency is the Deutsche Mark. The Company currently engages in limited hedging transactions, which are not material to its operations, to offset the risk of currency fluctuations. The Company may increase or discontinue these hedging activities in the future.


     In the following discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all such figures are approximations. References to such approximations have generally been omitted.


IAT Results of Operations

Nine Month Period Ended September 30, 1997 compared to Nine Month Period Ended September 30, 1996


     The average exchange rate for the U.S. dollar increased by 20.8% as compared to the Swiss Franc, for the nine month period ended September 30, 1997 as compared to the nine month period ended September 30, 1996 resulting in a decrease in all revenue and expense accounts in the nine month period ended September 30, 1997 by this same percentage. The average Swiss Franc to U.S. dollar exchange rate was SF 1.45 = $1.00 in the nine month period ended September 30, 1997 as compared to SF 1.20 = $1.00 in the nine month period ended September 30, 1996.


     Revenues. IAT's revenues for the nine month period ended September 30, 1997 decreased by 44.1% to $538,000 from $961,000 for the nine month period ended September 30, 1996. Sales for the nine month period ended September 30, 1996 resulted from the introduction of IAT's second generation systems. Sales for the nine month period ended September 30, 1997 decreased as a result of a decrease in orders for such systems in anticipation of the release of IAT's third generation systems. Pro forma sales for the nine month period ended September 30, 1997 giving effect to the FSE acquisition would have been $27,520,000.


     Cost of Sales. IAT's cost of sales for the nine month period ended September 30, 1997 decreased by 52.4% to $329,000 from $690,000 for the nine month period ended September 30, 1996. The cost of sales as a percentage of sales decreased to 61.1% from 71.8% primarily a result of proportionately higher royalty income from various customers generating high profit margins partially offset by sales of second generation Vision and Live systems generating lower gross margins at the end of their life-cycle. Pro forma cost of sales for the nine month period ended September 30, 1997 giving effect to the FSE acquisition would have been $24,676,000 and 89.7% as a percentage of sales.


     Research and development costs. IAT's research and development costs for the nine month period ended September 30, 1997 increased by 0.8% to $1,968,000 from $1,952,000 for the nine month period ended September 30, 1996. These costs increased primarily due to (i) an increase in the number of employees in the product development area to complete IAT's third generation Vision and Live products in the first six months of 1997 partially offset by a decrease in the three month period ended September 30, 1997, (ii) additional development costs by third parties in connection with the development of the wavelet compression technology performed by the Technical University of Berlin and (iii) software and product licenses acquired in connection with the development of the third generation products. Pro forma research and development costs for the nine month period ended September 30, 1997 giving effect to the FSE acquisition would have been unchanged because FSE does not incur research and development costs.


     IAT received research participations which are reimbursements from third parties for research and development projects in which each party retains certain legal rights for the products developed during such projects ("Research Participations"). Research Participations for the nine month period ended September 30, 1997 have decreased by 65.4% to $94,000 from $272,000 for the nine month period ended September 30, 1996. This decrease was primarily a result of the completion of all of IAT's joint development projects with Deutsche Telekom ("DT"). During the nine month period ended September 30, 1997, $81,000 of the total of $94,000 in Research Participations received by IAT came from government subsidy granted by the state government of Berlin. The subsidy was granted for 35%-40% of the actual expenditures incurred in Berlin in connection with the development of the wavelet compression technology by the Technical University of Berlin.


     Selling expenses. IAT's selling expenses for the nine month period ended September 30, 1997 increased by 27.5% to $1,474,000 from $1,156,000 for the nine month period ended September 30, 1996. This increase was a result of expenses incurred in connection with the production of product brochures, an increase in trade fair expenses, an increase in the number of sales and marketing personnel and costs related to the marketing agreement entered into between the Company and General Capital on October 26, 1996 (the "Marketing Agreement"). See "Certain Relationships and Related Transactions -- Private Placement and Related Transactions." Effective as of September 30, 1997 the Company reduced marketing expenses in IAT Germany primarily by terminating approximately 15 of 45 employees resulting in expected aggregate severance payments of $40,000. The Company believes that the long-term effect of this reduction will be a reduction in expenses for the Company. Pro forma selling expenses for the nine month period ended September 30, 1997 giving effect to the FSE acquisition would have been $2,820,000.


     General and administrative expenses. IAT's general and administrative expenses for the nine month period ended September 30, 1997 increased by 31.9% to $1,374,000 from $1,042,000 for nine month period ended September 30, 1996. The increase was primarily a result of Multimedia becoming a public company in April 1997, resulting in D&O liability and life insurance premiums and investor relations services not incurred in the nine month period ended September 30, 1996 and in an increase of board member fees, legal and auditing expenses and other corporate overhead. Pro forma general and administrative expenses for the nine month period ended September 30, 1997 giving effect tot he FSE acquisition would have been $2,425,000.

     Interest. IAT's interest expense increased by 22.0% to $169,000 for the nine month period ended September 30, 1997 from $139,000 for the nine month period ended September 30, 1996. This increase was principally due to an increase in stockholders' loans in the first quarter of 1997, a portion of which were repaid in April 1997, partially offset by a reduction of outstanding bank loans in the second and third quarters of 1997. Interest income increased to $362,000 for the nine month period September 30, 1997 from zero in the nine month period ended September 30, 1996 as a result of the investment of the IPO proceeds in investments bearing interest at an average of 5.5%. Pro forma interest expense and interest income for the nine month period ended September 30, 1997 giving effect to the FSE acquisition would have been $211,000 and $238,000, respectively.

     Net loss. IAT's net loss for the nine month period ended September 30, 1997 increased by 15.3% to $4,303,000 from $3,733,000 for the nine month period ended September 30, 1996. The loss increased primarily as a result of IAT's increase in operating expenses and a decrease in Research Participations. This loss was partially offset by an increase in interest income. Pro forma net loss for the nine month period ended September 30, 1997 giving effect to the FSE acquisition would have been $4,334,000.

Year ended December 31, 1996 compared to Year Ended December 31, 1995

     The average exchange rate for the U.S. dollar increased 5.1% as compared to the Swiss Franc resulting in a decrease in all revenue and expense accounts in 1996 by this same percentage. The average Swiss Franc to U.S. dollar exchange rate was SF 1.24 = $1.00 in 1996 as compared to SF 1.18 = $1.00 in 1995.

     Revenues. IAT's revenues from the sale of Vision and Live products for the year ended December 31, 1996 decreased by 21.0% to $1,193,000 from $1,510,000 for the year ended December 31, 1995. Although there was a 60.0% increase in the number of Vision and Live systems sold in the year ended December 31, 1996, the increase was more than offset by a decrease in the price per system, resulting in decreased revenues. Pro forma revenues for the year ended December 31, 1996 giving effect to the FSE acquisition would have been $42,110,000.

     Cost of sales. IAT's cost of sales for the year ended December 31, 1996 decreased by 16.1% to $811,000 from $968,000 for the year ended December 31, 1995. The cost of sales as a percentage of sales increased to 68.0% for the year ended December 31, 1996 from 64.1% for the year ended December 31, 1995. Although IAT realized savings from purchasing economies for the additional units produced, the savings were more than offset due to a lower gross margin concept for Vision and Live products resulting in a higher cost of sales percentage in 1996. Pro forma cost of sales for the year ended December 31, 1996 giving effect to the FSE acquisition would have been $37,638,000.

     Research and development costs. IAT's research and development costs for the year ended December 31, 1996 increased by 7.8% to $2,729,000 from $2,531,000 for the year ended December 31, 1995. IAT increased the number of employees involved in research and development to complete its third generation Vision and Live products resulting in increased payroll costs during 1996. Research Participations decreased by 54.1% to $398,000 for the year ended December 31, 1996 compared to $868,000 for the year ended December 31, 1995. The decrease in Research Participations was primarily a result of the completion of certain development projects for DT. Pro forma research and development costs incurred for the year ended December 31, 1996 giving effect to the FSE acquisition would have been $2,729,000.

     Selling expenses. Selling expenses for the year ended December 31, 1996 increased by 15.5% to $1,462,000 from approximately $1,266,000 for the year ended December 31, 1995. This is primarily a result of an increase in the number of personnel in sales and marketing in an effort to create the demand for IAT's product as well as help expand the product base of applications for the Company's products. Pro forma selling expenses for the year ended December 31, 1996 giving effect to the FSE acquisition would have been $3,576,000.

     General and administrative expenses. IAT's general and administrative expenses for the year ended December 31, 1996 increased by 8.8% to $1,495,000 from $1,374,000 for the year ended December 31, 1995 principally due to additional ancillary costs associated with the IPO. Pro forma general and administrative expenses for the year ended December 31, 1996 giving effect to the FSE acquisition would have been $2,899,000.

     Interest. IAT's interest expense for the year ended December 31, 1996 increased by 65.5% to $213,000, from $129,000 for the year ended December 31, 1995, principally due to an increase in stockholder and bank loans. Pro forma interest expense for the year ended December 31, 1996 giving effect to the FSE acquisition would have been $578,000.


     Net Loss. IAT's net loss for the year ended December 31, 1996 increased by 36.9% to $5,108,000 from $3,730,000 for the year ended December 31, 1995. The loss primarily increased as a result of the Company's decrease in the unit sales price, the increase in sales and marketing expenses related to the potential introduction of the third generation Vision and Live products, and a decrease in Research Participations. Pro forma net loss for the year ended December 31, 1996 giving effect to the FSE acquisition would have been $5,249,000.


Year Ended December 31, 1995 compared to Year Ended December 31, 1994


     The average exchange rate for the U.S. dollar declined 13.2% as compared to the Swiss Franc resulting in an increase in all revenue and expense accounts in 1995 by this same percentage. The average Swiss Franc to U.S. dollar exchange rate was SF 1.18 = $1.00 in 1995 as opposed to SF 1.36 = $1.00 in 1994.


     Revenues. IAT's revenues for the year ended December 31, 1995 increased by 43.4% to $1,510,000 from $1,053,000 for the year ended December 31, 1994, an increase of $457,000. $139,000 of the increase was a result of the weakening of the U.S. Dollar against the Swiss Franc. The remaining increase of $318,000 was primarily a result of an increase in the unit sales resulting from the introduction of the second generation Vision and Live products.


     Cost of sales. IAT's cost of sales for the year ended December 31, 1995 increased by 38.3% to $968,000 from $700,000 for the year ended December 31, 1994. The cost of sales as a percentage of sales decreased to 64.1% for the year ended December 31, 1995 from 66.4% for the year ended December 31, 1994 as a result of purchase price savings due to larger quantities purchased in 1995. Additionally IAT's fixed costs for plant and indirect labor and other costs decreased as a percentage of sales.


     Research and development. IAT's research and development costs for the year ended December 31, 1995 increased by 11.5% to $2,531,000 from $2,269,000 for the year ended December 31, 1994. The increase was caused principally by the weakening in the U.S. Dollar versus the Swiss Franc. The number of personnel engaged in research activities during the two years remained constant. Research Participations received decreased to $868,000 during the year ended December 31, 1995 from $2,207,000 received for the year ended December 31, 1994 due to a lower number of joint projects in progress during 1995 and the completion of certain large projects in 1994 with DT.


     Selling expenses. IAT's selling expenses for the year ended December 31, 1995 increased by 71.3% to $1,266,000 from $739,000 for the year ended December 31, 1994, an increase of $527,000. $100,000 of this increase is due to the weakening of the U.S. Dollar compared to the Swiss Franc. The remainder of the increase was due to an increase in personnel costs, trade shows, advertising and other selling expenses.


     General and administrative expenses. IAT's general and administrative expenses for the year ended December 31, 1995 increased by 72.0% to $1,374,000 from $799,000 for the year ended December 31, 1994, an increase of $575,000. $106,000 of this increase is a result of the weakening of the U.S. Dollar compared to the Swiss Franc. Personnel costs were increased by $220,000 with the remaining increase resulting from an increase in professional fees, rents and other fixed costs in addition to an increase in the capital stock tax paid in Switzerland.


     Interest. IAT's interest expense for the year ended December 31, 1995 increased by 3.2% to $129,000 from $125,000 for the year ended December 31, 1994, principally due to the increase in bank loans.


     Net Loss. IAT's net loss for the year ended December 31, 1995 increased by 179.4% to $3,730,000 from $1,335,000 for the year ended December 31, 1994. The loss increased principally due to the decrease in Research Participations received in 1995, and the increase in the selling, general and administrative expenses previously discussed.

FSE

Results of Operations

Nine Month Period Ended September 30, 1997 compared to Nine Month Period ended September 30, 1996


     The average exchange rate for the U.S. Dollar increased by 16.2% as compared to the Deutsche Mark, resulting in a decrease in all revenue and expense accounts in the nine month period ended September 30, 1997 by this same percentage. The average DM to U.S. Dollar exchange rate was DM 1.72 = $1.00 in the nine month period ended September 30, 1997 as compared to SF 1.48 = $1.00 in the nine month period ended September 30, 1996.


     Revenues. FSE's revenues for the nine month period ended September 30, 1997 decreased by 8.0% to $26,983,000 from $29,341,000 for the nine month period ended September 30, 1996 compared to the revenues in Deutsche Marks, the functional currency of FSE which increased by 7.1% from DM 43,292,000 to DM 46,356,000 for the same period. The decrease in U.S. dollar revenues resulted from a decrease in the value of the Deutsche Mark and such decrease in the exchange rate was partially offset by a higher volume of sales to large accounts and to an increase in retail sales through the Company's showrooms in Kaiserslautern and Pirmasens.


     Cost of Sales. FSE cost of sales for the nine month period ended September 30, 1997 decreased by 9.4% to $24,348,000 from $26,862,000 for the nine month period ended September 30, 1996. The decrease was due in part to the inclusion of the revaluation of inventory from the application of push-down accounting in cost of goods sold in the first quarter of 1996 and to the decrease in sales. FSE's gross margin for the nine month period ended September 30, 1997 increased by 6.3% to $2,635,000 from $2,479,000 for the nine month period ended September 30, 1996. Gross margins as a percentage of sales for the nine month period ended September 30, 1997 increased to 9.8% from 8.5% for the nine month period ended September 30, 1996. The increase in the gross margin as a percentage of sales is primarily a result of an increase in retail sales through the Company's showrooms and the proportionally higher sales of higher-margin products.


     Selling expenses. FSE's selling expenses for the nine month period ended September 30, 1997 decreased by 6.4% to $1,346,000 from $1,438,000 for the nine month period ended September 30, 1996. Selling expense in U.S. dollars primarily decreased as a result of the decrease in the Deutsche Mark. This decrease was partially offset by (i) increased expenses associated with the increased sales volume and (ii) increased absolute costs (wages and salaries, etc.) and increased marketing expenditures.


     General and Administrative expenses. FSE's general and administrative expenses for the nine month period ended September 30, 1997 increased by 3.9% to $850,000 from $817,000 for the nine month period ended September 30, 1996 as a result of increased wages and salary expense.


     Other income. FSE's other income for the nine month period ended September 30, 1997 increased by 68.3% to $190,000 from $113,000 for the nine month period ended September 30, 1996 primarily as a result of realized foreign exchange gains from purchases of components priced in foreign currencies.


     Net income. FSE's net income for the nine month period ended September 30, 1997 increased by 115.9% to $455,000 from $211,000 for the nine month period ended September 30, 1996 primarily due to the increased gross margin, which resulted from increased sales, versus the lower increases in absolute selling and administration expenses.


Year Ended December 31, 1996 compared to Year Ended December 31, 1995


     The average exchange rate for the U.S. dollar increased by 4.9% as compared to the Deutsche Mark, resulting in a decrease in all revenue and expense accounts in the year ended December 31, 1996 by this same percentage. The average Deutsche Mark to U.S. dollar exchange rate was DM 1.50 = $1.00 in the year ended December 31, 1996 as compared to DM 1.43 = $1.00 in the year ended December 31, 1995.


     Revenues. FSE's revenues for the year ended December 31, 1996 decreased by 8.9% to $40,917,000 from $44,895,000 for the year ended December 31, 1995. The decreased revenues were primarily the result of FSE's reorganization of its product and sales program and of a decrease in market prices in general and of the strengthening of the U.S. dollar against the Deutsche Mark.

     Cost of Sales. FSE's cost of sales for the year ended December 31, 1996 decreased by 9.0% to $36,827,000 from $40,471,000 for the year ended December 31, 1995. The decrease is primarily due to a decrease in sales which was partially offset by an increase in the price of component parts. FSE's gross margin for the year ended December 31, 1996 decreased by 7.6% to $4,090,000 from $4,424,000 for the year ended December 31, 1995. Gross margins as a percentage of sales increased to 10.0% for the year ended December 31, 1996 from 9.9% for the year ended December 31, 1995. The inclusion of the revaluation of inventory from the application of push-down accounting in cost of goods sold within the first few months of 1996 was offset by the sale of higher-margin products in the last quarter.

     Selling expenses. FSE's selling expenses for the year ended December 31, 1996 decreased by 5.8% to $2,114,000 from $2,244,00 for the year ended December 31, 1995. The selling expenses remained fairly steady, despite the decreased sales volume and the reallocation of a portion of the managing director's salary from selling to administration to reflect the change in the emphasis of his work, because of increased marketing expenses incurred.

     General and administrative expenses. FSE's general and administrative expenses for the year ended December 31, 1996 increased by 54.9% to $1,144,000 from $739,000 for the year ended December 31, 1995. The increase was due to an increase in the managing director's compensation and the reallocation of a portion of the managing director's salary, as well as increased depreciation of leasehold improvements resulting from the step-up of costs from the application of push-down accounting at the end of 1995.

     Other income. FSE's other income for the year ended December 31, 1996 increased by $87,000 from $8,000 for the year ended December 31, 1996 primarily as a result of realized foreign exchange gains from purchases of components priced in foreign currencies.

     Net income. FSE's net income for the year ended December 31, 1996 decreased by 28.2% to $661,000 from $921,000 for the year ended December 31, 1996. This decrease was primarily due to the increase in administration expenses.

Liquidity and Capital Resources

IAT

     IAT's cash and cash equivalents and investments in marketable securities increased to $7,938,000 and $3,178,000, respectively, at September 30, 1997. The increase is the result of the completion of Multimedia's IPO and the receipt of net proceeds of $16,822,000. The proceeds of the IPO were used for the repayment of stockholder loans in the amount of $1,821,000, repayment of bank loans in the amount of $417,000, the payment of fees in connection with the Marketing Agreement in the amount of $400,000, for the purchase of machinery and equipment in the amount of $230,000, for research and development in the amount of $1,300,000 and the remainder for working capital, including the repurchase of 50,000 shares of the Company's common stock (in an open market transaction at $4.13 per share) in the amount of $206,000. As of September 30, 1997, $11,000,000 of the proceeds remain unused.

     Net cash used by IAT in operating activities totaled $4,523,000 during the nine month period ended September 30, 1997 compared to $3,252,000 during the nine month period ended September 30, 1996. The increase was primarily due to prepaid insurance premiums and marketing agreement expenses and an increase of the net loss for the nine month period ended September 30, 1997.

     IAT's accumulated deficit increased by $4,355,000 to $16,648,000 as of September 30, 1997 from $12,293,000 as of December 31, 1996 due to IAT's continued losses.

     IAT's net cash used in investing activities totaled $3,473,000 during the nine month period ended September 30, 1997 compared to $169,000 during the nine month period ended September 30, 1996. The increase was primarily a result of the investment of a portion of the IPO proceeds in marketable securities.

     IAT's net cash provided by financing activities totaled $15,560,000 during the nine month period ended September 30, 1997 as compared to $3,180,000 during the nine month period ended September 30, 1996. During the nine month period ended September 30, 1997, $17,098,000 of cash was provided primarily by net proceeds of the IPO. Cash from financing activities was partially offset by the repayment of loans from stockholders and short-term bank loans, by the payment of a preferred stock dividend and of repurchases of Common Stock on the open market pursuant. In the nine month period ended September 30, 1996 cash was provided by loans from stockholders ($1,118,000), an increase of short term bank loans ($682,000) and net proceeds from issuance of Common Stock ($1,540,000).

     IAT has lines of credit and loans with Swiss Bank Corporation and Volksbank Sottrum in the aggregate principal amount of $1,500,000 which currently bear interest at 8.5% and 10.5%, respectively. The loans under the credit lines are due on demand. As of September 30, 1997, the outstanding principal amount under the line of credit from Swiss Bank Corporation was $977,000. On October 31, 1997, the Company made its first monthly installment of $140,000 to repay the line of credit from Swiss Bank Corporation. As of September 30, 1997, the outstanding principal amount under the line of credit with Volksbank Sottrum was $483,000.

     IAT's expenditures are currently exceeding its revenues by $480,000 per month, principally as a result of continued research and development related to new products. Beginning with the third quarter of 1997, certain of IAT's product development projects were completed, resulting in a decrease in product development expenditures. In addition, the Company is restructuring its workforce to reduce potential future duplication of cost, in particular in the sales and marketing. Effective as of September 30, 1997, the Company reduced marketing and administrative expenses in IAT Germany primarily by terminating 15 of 45 employees. While these terminations require certain severance payments under German Labor Law expected to aggregate to $40,000 resulting in short-term increases in expenses. However, the Company believes that the long-term effect will be a reduction in selling expenses for the Company. The Company continues to evaluate the acquisition of potential strategic partners as well as additional applications and broader marketing of its technology. IAT's ability to become profitable is dependent on the completion of the development of its third generation of Vision and Live products and its wavelet technology, a timely release of the products and market penetration.

     In November 1997, Multimedia acquired 100% of the general partner of FSE and 80% of the limited partnership interests of FSE, a German limited partnership for an aggregate purchase price of DM 6.4 million (U.S. $3,711,360). The first installment in the amount of DM 3.2 million (U.S. $1,855,680) in cash was paid on November 18, 1997 with a portion of the proceeds from the IPO. In addition, 146,949 shares of Common Stock were issued valued at fair market value on the date of issuance at DM 1.6 million (U.S. $927,840). The second installment of DM 1.6 million (U.S. $927,840) is payable in cash on March 13, 1998. As collateral for the payment of the second installment of the purchase price, Multimedia issued a bank guaranty. This guaranty has been secured by Multimedia through the establishment of a letter of credit facility with The Citibank Private Bank.


FSE

     As at September 30, 1997 FSE's cash balance and investment in marketable securities were $822,000 and $507,000, respectively.

     FSE's cash decreased by $14,000 during the nine month period September 30, 1997. Net cash provided by operating activities totaled $825,000 during the nine month period ended September 30, 1997 compared to $714,000 during the nine month period ended September 30, 1996. The increase was primarily due to the increase in net income and change in accounts payable as well as the decrease in the change to accounts receivable. This was partially offset by the increase in the change to merchandise inventory.

     FSE's net cash used for financing activities was $170,000 for the nine month period ended September 30, 1997 compared to net cash from financing activities totaling $99,000 for the nine month period ended September 30, 1996. The increase was caused principally by the repayment of loans to the limited partner of FSE prior to the acquisition of FSE by Multimedia.

     FSE net cash used in investing activities totaled $550,000 for the nine month period ended September 30, 1997 compared to $826,000 used for the nine month period ended September 30, 1996. The decrease was caused by increased purchases of equipment and marketable securities which were partially offset for the proceeds from sale of marketable securities.

     At September 30, 1997 FSE had approximately $1,771,000 of loans payable to its partners, of which $415,000 was contributed to Partners' Capital prior to Multimedia's acquisition of FSE in November 1997. In addition, on November 15, 1997 Multimedia repaid $285,000 to a certain partner of FSE. In addition, FSE guaranteed a loan in the amount of DM 1,233,330 (approximately $690,000) from a German financial institution made to Dr. Simmet in December 1995 to allow Dr. Simmet to purchase FSE. FSE's guarantee was secured by a pledge of FSE's merchandise, inventory, trade accounts receivables, leasehold improvements, operating and office equipment (including automobiles), furniture and fixtures. The loan was repaid and the guarantee and pledge terminated in connection with the acquisition of FSE by IAT in November 1997. See "Certain Transactions."

The Company

     Based upon the Company's current and anticipated level of operations, management believes that cash flow from operations, together with the net proceeds of this Offering, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled interest and principal payments through 1998 depending on cash requirements for acquisitions, if any.

     At the closing of this Offering, Multimedia will use $1,875,000 of the net proceeds of this Offering to purchase the Pledged Securities pursuant to the Pledge and Escrow Agreement. While the Pledged Securities are expected to be
sufficient to pay interest on the Notes until     , 2000, there can be no
assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount to enable the Company to service its debt and to make necessary capital or other expenditures.

     The Company and HIBEG are negotiating the potential restructuring of IAT Germany which may include the transfer of the assets and liabilities of IAT Germany to a new German corporation. These negotiations are ongoing and the terms of any proposed transaction have not been finalized. There can be no assurances as to whether or on what terms the Company and HIBEG will effect such restructurings.

     An integral part of the Company's business strategy is growth through acquisitions. The Company is evaluating and is engaged in discussions in connection with the potential acquisition of assets or equity of certain businesses. However, the Company has no agreements or arrangements with respect to any particular acquisition and there can be no assurance that any such acquisitions will be consummated. In the event that the Company does undertake any future acquisitions, the Company anticipates paying for such acquisitions through a combination of cash, Common Stock and possibly through the issuance of additional debt.


Escrow Shares

     The Company contemplates that the release of Escrow Shares, should it occur, will result in a substantial non-cash compensation charge to operations, based on the then fair market value of such shares. Such charge could substantially increase the Company's loss or reduce or eliminate the Company's net income, if any, for financial reporting purposes for the period during which shares are or become probable of being released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders equity, it may depress the market price of the Company's securities. See "Principal Stockholders -- Escrow Shares."

                                   BUSINESS
General

     The Company, through its recent acquisition of FSE, markets in Germany high-performance PCs assembled according to customer specifications and sold under the trade name "Trinology," as well as components and peripherals for PCs. The Company is also engaged in developing and marketing state-of-the-art, customizable proprietary visual communications technology designed to enable users to participate in real time, multi-point video communications and providing improved features and functionality over competing technology. The Company's visual communications technology is currently utilized in multi-functional visual communications system marketed under the name Vision and Live. The Company has also developed (i) wavelet data compression and decompression software technology for high-speed, high-quality still image transfer and (ii) the Wonderboard, both of which are anticipated to be available in 1998. The Company believes that the acquisition of FSE will re-orient the Company's principal business and provide expanded marketing and distribution channels for the Company's video communications technology in Germany through FSE while providing FSE with the Wonderboard and wavelet software technology for distribution to its customers and for integration into Trinology PCs.

     FSE's product line includes high-performance IBM-compatible desktop PCs as well as components, such as motherboards, hard disks, graphic cards and plug-in cards, and peripherals, such as printers, monitors and cabinets, to its customers. For the year ended December 31, 1996 and the nine month period ended September 30, 1997, FSE's net sales were approximately $41 million and $27 million, respectively, and FSE's net income was approximately $661,000 and $455,000, respectively. Substantially all of FSE's clients are corporate customers, including industrial, pharmaceutical, service and trade companies, the military and VARs. FSE's current customers include, among others, BASF Germany, Bayer Leverkusen Germany, Novartis Switzerland and the North Atlantic Treaty Organization (NATO). FSE markets its products directly through its internal sales force to dealers and end-users and also maintains two retail showrooms and a mail-order department. FSE works directly with a wide range of suppliers to evaluate the latest developments in PC-related technology and engages in extensive testing to optimize the compatibility and speed of the components which are sold and integrated into Trinology PCs.

     The Company is currently developing a third generation of its Vision and Live systems. The third generation will utilize the C8x chip which was developed by TI's visual communications development team, of which the Company was a part. TI and IAT have agreed that IAT will be the only source for the products developed from the C8x chip in the field of visual communications and that IAT will be the exclusive worldwide service provider for the C80 base libraries and reference board. Systems using the programmable C8x chip are easier to upgrade and customize to a user's specific requirements than systems using hardwired chips. IAT intends to use the C8x chip in its Wonderboard, which the Company anticipates marketing to OEMs, VARs and end-users for integration into high-performance PCs, including integration into FSE's Trinology PCs. The Company intends to customize this technology for a variety of industrial and professional applications including tele-medicine (remote visual communications among health care professionals to assist in the diagnosis and treatment of patients) and tele-servicing (remote diagnosis of service problems on equipment). The Company is focusing its initial attention in tele-medicine on tele-microscopy and is working with Olympus to develop and market tele-microscopes which, among other things, will allow health care professionals in remote locations to view and manipulate microscope slides. To date, IAT has invested approximately $12 million in the research and development of its visual communications technology (including approximately $4 million in Research Participations (as defined herein) from third parties. For the year ended December 31, 1996 and the nine month period ended September 30, 1997, IAT net sales were approximately $1.2 million and $0.5 million, respectively with net losses of approximately $5.1 million and $4.3 million, respectively.

     In addition, the Company, in conjunction with the Technical University of Berlin, has developed wavelet data compression and decompression software technology, which enhances the quality and speed of still images transmitted by visual communications systems. The Company expects to begin offering its MSI software package incorporating its wavelet technology in the first quarter of 1998 and will market MSI to OEMs for use initially with medical images. MSI will be offered as a plug-in to NetMeeting(TM), Microsoft's Internet conferencing software. The Company also expects to begin offering Wavelet-API, an Active-X(R) plug-in module for high-performance image compression and decompression, in the first quarter of 1998. The Company intends to integrate this technology into tele-microscopes and FSE's Trinology PCs, while continuing to evaluate other uses for the wavelet data compression and decompression software technology, including potential Internet applications, and sales to OEMs, VARs and end-users.

Strategy

     The Company's objective is to continue developing as a vertically integrated supplier of high-end PCs and sophisticated visual communication systems. The Company intends to achieve its objective by undertaking the following:

   o The Company intends to incorporate IAT's products into FSE's PCs and intends to utilize FSE's sales force to market IAT's products to VARs and retail customers. In addition, as FSE is primarily located in southern Germany and IAT in northern Germany and Switzerland, the Company intends to expand FSE's geographic distribution base by utilizing IAT's offices in Bremen, Germany and Turgi, Switzerland and to utilize IAT's sales force to enhance the marketing of FSE's PCs to OEMs.

   o The Company is currently concentrating on expanding its presence in Europe and intends to expand the distribution of its visual communications products into the United States in 1998 by acquiring or establishing relationships with distributors or VARs with a market presence in the United States.

   o The Company intends to expand its operations and the marketing of its PCs and visual communications products through acquisitions of companies with technologies related to or complementary with the Company's products and technology or with additional distribution facilities.

   o The Company intends to continue to develop and enhance the performance of its products to maintain their technological and competitive advantages.


Industry Background


     PC Industry. During the past decade, significant advances in computer technology have led to the development of smaller, more powerful PCs available to the public at progressively lower prices. These developments have stimulated rapid growth in the demand for PC products. Growth has been particularly strong in international markets in recent years. According to the International Data Group ("IDG") approximately 16 million PCs were sold in Europe in 1996 and 18 million PCs are expected to be sold in Europe in 1997. As a percentage of the overall market for PCs in Europe in 1996, sales of computers in Germany accounted for approximately 34% of the home PC market, 24% of the business and technological market, 14% of the government market and 16% of the educational market according to IDG.


     Historically, internal sales forces and subsequently retail computer dealers were the primary source of purchasing information and support for computer buyers. However, as the PC market has matured it has become more segmented, with customers now being offered distribution channels more closely tailored to their specific needs. Users who require high-quality and high-performance PCs that are capable of performing complex functions may purchase computers directly from manufacturers which can customize a PC to the customer's needs as well as provide system design services and specialized software.


     Video Conferencing. The driving force behind the growth of the video conferencing market has been the desire to achieve the effectiveness of face-to-face meetings with the cost and convenience of the telephone. Historically, the multimedia communications market has been dominated by systems using hardwired chips. The Company believes that mass market solutions do not meet the needs of certain professional customers who demand better image clarity than is currently available using software-only products, such as health care professionals who will use visual communication systems to review microscope slides or other diagnostic images. Depending on the application, these customers may demand full-frame video, reduced noise and artifacts, truer color representation and/or higher frame rates. In addition, many of these customers need solutions which allow for data sharing and full remote operation of applications. Software-only video conferencing solutions require such a large portion of the central processing unit's ("CPU") processing capacity that they have difficulty in efficiently integrating these additional functions on their customers, existing desktop computers.

     In addition, many customers, especially OEMs, VARs and integrators, are concerned that their investment in visual communications technology will become obsolete. Systems using programmable digital signal processors, such as the C8x chip utilized by the Company, may be attractive to OEMs, VARs and integrators because these systems are relatively easy to reprogram to handle new algorithms and standards as technology improves or to be customized to meet specialized customer needs. Hardwired chips have limited lives as upgrades or other changes require that a new chip be engineered and fabricated. Digital signal processors also substantially reduce the burden on the CPU of the host computer allowing other applications to run uninterrupted.


FSE

     With the recent acquisition of FSE, the Company has expanded its business to include the assembly and sale of high-performance PCs and the sale of components and peripherals for PCs in Germany. FSE's PCs are assembled according to individual customer specifications and sold in Germany under the trade name "Trinology." The Company believes that Trinology computers have a reputation in Germany for high quality and performance. FSE tests and selects compatible components from various vendors for integration into its PCs to maximize the speed and reliability of Trinology PCs. FSE believes that its extensive testing and selection gives Trinology PCs an advantage over PCs built by FSE's competitors. In addition, FSE sells components, such as hard disks, graphics cards, various plug-in cards, and peripherals, such as printers, monitors and cabinets, to retail and wholesale customers in Germany which are purchased directly from manufacturers in Germany, the United States and parts of Asia.

     FSE believes that its volume of component purchases, for both its component business and its PC business, and its extensive testing of components in order to select components for integration into its high-performance PCs enable FSE to remain well-informed about new developments in the PC industry and to obtain attractive volume pricing. FSE is one of a limited number of Intel Rabbit Partners in Germany. Intel Rabbit Partners enter into a confidentiality agreement with Intel which provides them an early opportunity to evaluate new Intel products and technologies prior to non-Intel Rabbit Partner computer companies. Intel Rabbit Partners are typically producers who demand cutting edge technology and can evaluate competing technologies.

     FSE's sale of customized high-quality PCs in the upper price and performance categories is a customer-focused business which promotes direct, comprehensive customer relationships, and service and support programs tailored to customer needs. FSE markets its products directly through its internal sales staff, its two retail showrooms and its mail-order department to dealers and end-users. The Company believes that the marketing and distribution system utilized by FSE provides several advantages over traditional retail channels. First, FSE gains access to end-users without having to compete for limited shelf space at traditional retail outlets. Second, FSE reduces obsolescence risk and delays in the introduction of new PCs because it does not need to support an extensive pipeline of dealer inventory. Third, direct customer service contact provides valuable input that is used to shape future product offerings as well as post-sale service and support. Fourth, direct customer contact allows FSE to maintain, monitor and update a database of information about customers and their current and future product service needs which can be used to shape future product offerings as well as post-sale service and support programs. FSE currently maintains a customer database of approximately 9,000 customers and approximately 70% of its sales of PCs in the first nine months of 1997 was to repeat customers.

     Information received directly from its customers is the most significant factor in FSE's determination to develop a newer line of Trinology PCs providing new technology and features. New lines of Trinology PCs are designed to incorporate the most recent technology in order to maintain FSE's reputation as a producer of high quality and high performance PCs. Customers for the Trinology PCs are typically users who need systems with a high processing speed and high reliability for use in professional applications. As such, approximately 90% of FSE's clients are corporate customers from the industrial and trade sectors, service industries, the military and computer resellers, which comprise both wholesalers and retailers. The relationship with these customers often begins prior to sale, when FSE works with each individual customer to plan a strategy to meet that customer's current and future technological needs. Once the customer's needs are established, FSE begins the process of assembling the customer's Trinology PCs. Components and other technical parts are ordered from distributors in Germany, as well as in the United States and parts of Asia. Included among FSE's main component manufacturers are companies such as Actebis Computer Handels GmbG ("Actebis"), Peacock AG ("Peacock"), CTX Computer GmbH ("CTX"), Ingram Micro GmbH ("Ingram"), Diamond Multimedia Systems ("Diamond"), Yoku Computer Systems ("Yoku"), Krystaltech ("Krystaltech"), Matrox Electronic Systems ("Matrox") and US Robotics ("US Robotics").

     With each custom PC sold, FSE offers a comprehensive service and support program directly to the end-user. All Trinology PCs are sold with two year warranties, that cover service, repair and replacement of non-functioning components, except if the problem relates to misuse and accidents. In addition, components which are integrated into, and peripherals which are delivered with Trinology PCs carry replacement warranties from the manufacturer which range from 12 months to 5 years depending on the particular component and peripheral. FSE also maintains (i) a free service hotline to answer questions concerning the basic operation of their PCs and to address any technical support questions and (ii) a "support mailbox" for its customers, through which they may send inquiries to technical support personnel via computer. FSE's objective is to provide repairs or replacement of defective components in its Trinology PCs within 36 hours.

     The Company intends to incorporate Multimedia's products into FSE's PCs and can use FSE's sales force to market Multimedia's products to VARs and retail customers. The Company plans to use Multimedia's sales force to help market FSE's high-end computers to OEMs. In addition, the Company intends to utilize FSE's purchasing power to reduce the cost of the components utilized in the Vision and Live systems.


IAT

     Vision and Live. The Company's Vision and Live visual communications systems include both proprietary and third-party software and hardware, are inter-operable with products from certain vendors and fully comply with all relevant international tele-conferencing standards, including H.320. The software includes compression algorithms and routines to control video-conferencing, data transfer, transmission of still and moving video images, remote control of other applications and customizable features to meet the specific needs of customers. The hardware, consisting of one or more boards for insertion into a host desktop computer includes a codec (a combination of a coder and decoder for compressing the number of bytes representing audio or video information and recovering the original bytes from the compressed bytes after they have been transmitted), a video inlay or overlay, a video switch and audio mixer. Compression algorithms and codecs reduce the number of bytes necessary to represent a specific piece of information in order to reduce the cost and time of transmitting data. However, the process of compression and decompression results in the loss of some of the original data and can introduce artifacts into the resulting image. The Company believes that its proprietary combination of software and hardware offer high image quality, including reduced noise and artifacts, truer color representation and high frame rates while still allowing simultaneous transmission of other data and audio signals. Use of fully programmable digital signal processors, such as the C8x chip, allows for easier upgrades and customization than systems using hardwired processors. The Company believes that the combination of the tele-conferencing and additional functions performed by its Vision and Live systems provide features not generally available in existing tele-conferencing systems and is intended to meet the requirements of the professional users the Company intends to target.

     IAT currently offers its third generation Vision and Live 384 technology which permits tele-conferencing and simultaneous full screen video with picture-in-picture and audio and data communications on a desktop computer with the ability to view two video full screen windows simultaneously. This technology is embodied in software and four to seven computer boards. Vision and Live 384 systems communicate at speeds of up to 384 kbps depending on the communications needs of its customers. IAT developed its Vision and Live systems jointly with DT. The Company expects that in 1999 its existing third generation Vision and Live 384 systems will be replaced by an improved version of the Company's Wonderboard which will offer reduced costs and will be easier to fit into PCs because all of the capabilities are fitted on a single board.

     While the Company's Vision and Live technology has applications in many industrial and professional fields, the Company has decided to initially focus its efforts on tele-medicine and tele-service. In the field of tele-medicine, Vision and Live systems can be utilized by health care professionals for a variety of purposes including diagnosing patients or consulting with colleagues in different locations. In the field of tele-servicing, Vision and Live systems can be utilized by service technicians to view equipment, such as printing presses, as an aid to diagnosis of service problems.

     The Company is currently focusing its initial attention in tele-medicine on tele-microscopy. The Company is working with Olympus to develop and sell tele-microscopes which, among other things, will allow manipulation of the microscope slides by health care professionals in remote locations through the use of the Company's visual telecommunications technology. Information, such as images of microscope slides, can be transmitted to receiving PCs equipped with Vision and Live in a remote location. The Vision and Live system provides true color and detail sufficient to allow the health care professional at the receiving system to diagnose the patient's condition. This system can reduce the cost of patient care by allowing many hospitals to share the expertise of one specialist, avoiding travel by the health care professional to the hospital and allowing faster diagnoses. In addition to the central tele-microscope, each health care professional using the system needs a Vision and Live system in the office. While the cost of the central tele-microscope may be high, capital costs for systems in individual offices can be much lower due to the use of less expensive Vision and Live systems such as Wonderboard and the lack of the need for the expensive microscope optics and remote controls.

     Wonderboard. The Company is in late stage development of the Wonderboard, a computer board and associated software designed for insertion in PCs which enables the user to engage in visual communications and which contains, among other things, portions of the Company's visual communications system technology. The Wonderboard can be installed by an OEM, VAR or an end-user in high-performance PCs. The Company expects to begin offering the Wonderboard to OEMs in the second quarter of 1998. The Wonderboard is a fully integrated board containing the C8x chip and proprietary software which does not require additional digital signal processors or computer board. The Wonderboard can also be expanded with additional features such as adaption of algorithms to customer needs. Initially the Wonderboard will be capable of communications at speed up to 128 kbps.

     The Wonderboard incorporates the Company's third generation visual communications technology and replaces the second generation Vision and Live 128 systems. The second generation Vision and Live 128 system required two to four computer boards and cost approximately $3,500 per system kit. Compared to the second generation Vision and Live 128 system, the Wonderboard offers improved capabilities on a single board. As a result of the single board configuration, the Wonderboard is easier to install in PCs and has an anticipated retail price of $1,500 per system kit. The Company's system kit consists of the Wonderboard, the related software and a PC video camera. The Company intends to offer Wonderboards as an option on FSE's computers and believes that this may be an attractive option for FSE's customers. In addition, FSE will distribute the Wonderboard to retailers and retail customers while IAT will market the Wonderboard to OEMs.

     Wavelet Compression and Decompression. The Company is developing wavelet data compression and decompression technology which permits high-speed exchange of compressed electronic images across a variety of networks. The Company's wavelet technology offers the choice of compression modes with no loss of image quality or additional compression with scalable image degradation. The Company believes this technology will reduce the time delay in viewing still images which are transmitted by visual communications systems. Details in images are progressively built up at the receiving end from an initial impression to a high-resolution image (unlike the line-by-line reconstruction of images used by most current image transfer systems). This technology can also be used to conserve PC storage capacity for archived images.

     The Company expects to begin offering its MSI software package incorporating its wavelet technology in the first quarter of 1998 and will initially market MSI to OEMs for use initially with medical images. MSI will be offered as a plug-in to NetMeeting(TM), Microsoft's Internet conferencing software. The Company also expects to begin offering Wavelet-API, an Active-X(R) plug-in module for high-performance image compression and decompression, in the first quarter of 1998. The Company intends to integrate its wavelet technology into tele-microscopes and FSE's Trinology PCs, while continuing to evaluate other uses for the wavelet data compression and decompression software technology, including potential Internet applications, and sales to OEMs, VARs and end-users.

     The Company is jointly developing its proprietary wavelet data compression and decompression technology with Professor R. Seiler of the Technical University of Berlin. In order to allow Professor Seiler to share in the financial benefit which the Company expects to derive from its wavelet technology and to secure the Dr. Seiler's future services for the Company, the Company intends to enter into an agreement with Professor Seiler pursuant to which the sales of products incorporating the wavelet technology will result in royalties of 10% of the sales price. The Company and Professor Seiler will receive 90% and 10% of these royalties, respectively.


     Other Products. The Company is continually working to improve its technology, including systems for use with mobile communications services and the Internet. The Company is working to develop versions of Vision and Live available as pure software products to take advantage of Intel's Pentium MMX software interface. In addition, the Company is conducting research on applying its technology to digital television area as well as providing intranet capabilities for its systems and integration of wavelet technology in consumer electronics (i.e. digital cameras). There can be no assurance of when the Company will be able to develop its business in these areas, if at all.


     In addition, the MIKS Interactive Kiosk was jointly developed with DT and IBM Germany. The MIKS Interactive Kiosk consists of consumer electronic kiosks, tele-consultant stations, an authoring system and related proprietary software. The Company is no longer pursuing development of the MIKS Interactive Kiosk as a primary product line but intends to continue servicing its existing customers and provide integrators of kiosk solutions with components for visual communications. See "-- Development Partners."


Marketing and Customers

FSE


     FSE's customers consist of corporate customers, including industrial, pharmaceutical, service and trade companies, the military and VARs. The Company markets its Trinology PCs to these customers through advertisements in trade journals, weekly fax messages to approximately 3,000 dealers, industry trade fairs, its two showrooms located in Pirmasens and Kaiserslautern, Germany and holding dealer days, during which dealers may view FSE's new product lines. Components and peripherals are primarily marketed to VARs, retailers and end-users. FSE maintains a customer database of approximately 9,000 customers which are contacted by FSE periodically via mailings. Moreover, reports in trade journals and general distributions of news items highlighting FSE increase its visibility and the marketability of its products. FSE provides its customers with knowledgeable sales assistance, custom configuration and service and support.


     FSE's current customers include, among others, BASF Germany, Bayer Leverkuser Germany, Novartis Switzerland and the North Atlantic Treaty Organization (NATO). These corporate customers are located primarily in Germany and are in the industrial, pharmaceutical, service and trade industries as well as the military and VARs. None of FSE's customers accounted for more than 3.5% of its revenues in the years ended December 31, 1995 and 1996 or the first nine month period of 1997.


IAT


     IAT targets professional users who need the highest available visual-communications quality for demanding applications such as tele-medicine and tele-service. The Company believes that these markets require high quality systems which provide solutions tailored to their needs and contain higher quality image and video transmissions and other features than traditional video conferencing communications systems. The Company's systems are designed to provide such high quality features and the Company actively promotes its products to this market through VARs.


     In addition, IAT markets its visual communications products to OEMs and VARs and offers these customers products with a range of compatibilities and prices. IAT's use of programmable digital signal processors and proprietary software offers full implementation of relevant industry standards and allows customers to preserve their investment in visual communications technology. Systems using programmable digital signal processors, such as the C8x used in the Company's third-generation systems, are attractive to OEMs and VARs because these systems are relatively easy to reprogram to handle new algorithms and standards as technology improves or to be customized to meet specialized customer needs. Hardwired chips are not as flexible as programmable digital signal processors because upgrades or other changes require that a new chip be engineered and fabricated.

     Currently, purchase decision cycles for IAT's products are relatively long because the technology is new and costs are relatively high. New customers typically acquire a pilot system or systems to evaluate before purchasing a number of systems. While IAT sells these pilot units in most cases, it may lend evaluation systems to certain customers. In many cases, the customer requires the approval of its senior management or the board of directors before purchasing a number of IAT's systems. IAT is not aware of other companies which offer similar customized complete systems at comparable prices. IAT believes that the market for high end visual communications systems will expand and purchase decision cycles will shorten once the price of introductory systems decrease.

     While the Company believes its Vision and Live technology has applications in many industrial and professional fields, the Company has decided to initially target tele-medicine and tele-service. Vision and Live systems are currently used in Germany and Switzerland by DT for administrative tasks; by customers of DeTeSystems, an integrator and affiliate of DT, for a variety of tasks in different industries; by MAN Roland for tele-servicing of large, high-speed printing presses; by Dieffenbacher for tele-servicing the manufacturing process of wood pressing machines; and by hospitals for pilot projects in tele-microscopy. In addition to complete systems, the Company began offering to OEMs and VARs Vision and Live kits utilizing its third generation technology at the end of 1997 to integrate in their own systems.

     IAT and FSE both target professional users who need high quality and high performance products in each of their respective markets. The Company intends to incorporate IAT's products into FSE's Trinology PCs in order to reach a broader customer base and intends to target OEMs for its wavelet software technology.

     For the year ended December 31, 1996, and the nine month period ended September 30, 1997 sales by IAT to DT and its affiliates represented approximately 77% and 2%, respectively, of IAT's revenues.

     The Company is currently concentrating on expanding its presence in Europe and intends to expand distribution of its visual communications products to the United States in 1998. The Company expects that it will expand into the United States by acquisition of or entering into relationships with distributors or VARs with a market presence in the United States.


Development Partners

     IAT's visual communications technology has been developed with several companies at substantial cost pursuant to various contracts. These companies have played an important role in the development of IAT's visual communications technology and products and, in some cases, have been substantial customers of IAT's products. Cooperation with these strategic partners has historically enabled IAT to utilize its partners' knowledge, technology and resources. See "Business -- Marketing and Customers."

     Texas Instruments. IAT jointly developed base hardware and software with TI for its third generation Vision and Live system incorporating the C8x chip. IAT believes that the C8x chip offers the best price to value ratio for high quality multimedia systems. In addition, the Company, which was part of the development team for the C8x-based visual communication libraries, has agreed with TI to become the worldwide service provider for the C8x base libraries and reference board. The Company currently markets its third generation Vision and Live system incorporating the C8x chip and expects to offer the single board Wonderboard in the second quarter of 1998. While both parties have the right to sell and license the board, IAT will be the only source for the products developed from the C8x chip in the field of visual communications.

     Olympus. In 1995, IAT began to collaborate with Olympus to combine its Vision and Live technology with Olympus' expertise in microscopes to produce systems for tele-microscopy and tele-endoscopy. Olympus intends to market the Vision and Live- based tele-microscopy system jointly with IAT. See "Business -- IAT -- Wavelet Compression and Decompression."


Suppliers and Production

     FSE mainly uses components manufactured by Gigabyte Computer GmbH, Actebis, Peacock, Ingram, Diamond, Yoku and Krystaltech and peripherals include Actebis, Peacock, CTX, Ingram, Diamond, Yoku and

Krystaltech. In most cases, FSE acquires these components and peripherals through manufacturers and primary distributors. FSE does not maintain any supplier contracts with these suppliers and believes that suitable alternative suppliers are available for each of its existing suppliers. FSE works directly with a wide range of suppliers and manufacturers to evaluate the latest developments in PC-related technology and, prior to distributing its products, tests and optimizes the compatibility and speed of the components which are sold by FSE and which are integrated into its Trinology PCs.


     FSE's assembly process is designed to provide custom-configured products to its customers, and includes assembling components, loading software and performing quality control tests. FSE assembles approximately one-third of its Trinology PCs in house and relies on outside assemblers for the rest of its production. FSE's production teams perform quality control tests on each PC, and the quality department inspects samples of all completed Trinology PCs to ensure that quality specifications have been met. Once completed, each PC is shipped ready for use with the requested software applications already installed. The Company believes that it can increase its level of production without material cost to the Company.


     IAT does not have supply contracts with any of its vendors and purchases are made with purchase orders. Certain critical components and parts used in the Company's systems, including the C8x, are procured from a single source. The Company believes that the C8x will substantially decrease the cost of the hardware the Company uses in its third generation products and is necessary to permit the Company's systems to be sold at prices which create the potential for market penetration. The C8x is only manufactured by TI and the Company does not have any other source for obtaining a programmable digital signal processor which would provide the Company with the same functions at a similar price. The Company obtains other parts and certain components only from a single supplier of such parts or components, even where multiple sources are available, to maintain quality control and enhance the working relationship with suppliers. There can be no assurance that the Company will be able to continue to obtain these parts from these sources or that it can obtain alternatives from other sources on terms acceptable to the Company. Any interruption in the supply of such parts could have a short-term material adverse effect on the business and results of operations of the Company.


     Currently, IAT relies on third-party manufacturers located in Germany, Switzerland and Finland to produce its products. To insure the quality of the Company's systems, all of IAT's manufacturers have the demanding ISO 9000 quality certification. IAT contracts with such suppliers to manufacture batches of products and does not have long-term contracts with these companies. These manufacturers supply services to a variety of other companies some of whom may be competitors of the Company. IAT's current manufacturers specialize in relatively small batches of products. The Company intends to utilize FSE's purchasing power to obtain better pricing for the components of the Vision and Live system. If the Company's sales increase, it anticipates entering into agreements with other manufacturers of chips and boards who specialize in larger batches. The Company has identified one such manufacturer and is in the process of testing its facilities and manufacturing processes. The Company believes that it can reach an agreement with this or other manufacturers in time to fulfill the Company's potential demands. However, there can be no assurance that the Company will be able to reach an agreement with this or other manufacturers on terms acceptable to the Company, or at all, continue to obtain the services of its existing manufacturers on terms acceptable to the Company or that it can obtain alternatives from other terms on terms acceptable to the Company. Any interruption in the supply of such parts could have a short-term material adverse effect on the business and results of operations of the Company. However, the Company believes that it could identify and qualify alternate parts, with the exception of C8x chips.


Intellectual Property


     The Company's success will be heavily dependent upon its proprietary technology. In Germany, the Company's patent registration on its wavelet algorithms is pending and the Company has a copyright on the program listing of its wavelet algorithm. FSE does not have, and does not rely upon, patentable technology. FSE has trade secrets regarding its component evaluation, assembly procedures, marketing and other areas. In addition, the Company believes Trinology and Vision and Live which are non-registered trademarks are important to its businesses and intends to register them as trademarks in Germany, if possible, and elsewhere and to vigorously protect those trademarks. However, there can be no assurance that patents or trademarks will be granted or, if granted, that such patents, trademarks or copyright will provide protection against infringement. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology.

     Substantially all of the Company's revenues, on a pro forma basis for the FSE acquisition, in the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997 were generated from operations located in Germany and Switzerland, where the Company believes that regardless of differences in legal systems, it enjoys substantially equivalent protection for its proprietary rights as it would in the United States. However, the laws of some foreign countries where the Company may in the future sell its products may not protect the Company's proprietary rights to the same extent as do laws in the United States. There can be no assurance that the protections afforded by the laws of such countries will be adequate to protect the Company's proprietary rights, the unenforceability of any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Litigation may be necessary to enforce the Company's intellectual property rights or to protect the Company's trade secrets. There can be no assurance that any such litigation would be successful. Any such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has not been charged with infringement of any proprietary rights of others; however, there can be no assurance that third parties will not assert infringement and other claims against the Company or that such claims will not be successful. From time to time, the Company may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the Company's industries have frequently demonstrated a readiness to commence litigation based on allegations of patent or other intellectual property infringement. Third parties may assert exclusive patent, trademark, and other intellectual property rights to technologies that are important to the Company. In addition, patents held by third parties in certain countries may require the Company to obtain a license or may prevent it from marketing certain solutions in such countries. The Company is aware of one patent in the United States held by a third-party which has claims related to tele-pathology including using remote control microscopes. While the Company does not believe that IAT's technology infringes on the U.S. patent or that such patent will have a significant impact on the sales of the Company, there can be no assurance that infringement claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertion or prosecution will not have a material adverse effect on the Company's business, financial condition or results of operations. Regardless of the validity or the successful assertion of any such claims, the Company could incur significant costs and diversion of resources in defending such claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, any party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In circumstances where claims relating to proprietary technology or information are asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations.


Competition

     The German PC industry is highly competitive, especially with respect to pricing and the introduction of new products and features. FSE and its competitors compete on these bases by adding new performance features to products without corresponding price increases. There can be no assurance that FSE will continue to compete successfully by introducing products or performance features of on a timely basis, or by adding new features to its products without corresponding increases in prices. Furthermore, in recent years FSE and many of its competitors regularly have lowered prices, and FSE expects these pricing pressures to continue. If these pricing pressures are not mitigated by increases in revenues, cost reductions or changes in product mix, FSE's profits could be substantially reduced. Some of FSE's competitors have substantially greater resources than the Company and may be able to respond more effectively to these price pressures which could have a material adverse effect on the Company's business, financial condition and results of operations.


     The visual communications business is also highly competitive. The Company estimates that a substantial amount of companies world-wide offer products which compete in its market segments and expects that whether or not the Company is successful in capturing market share, the competition will intensify in the future. The Company believes that the majority of its competitors focus on low-cost products or closed device solutions such as video-phones. The Company believes that the principal competitive factors in the visual communications industry are price, video and audio quality, the ability to connect auxiliary devices such as video diskplayers, reliability, service and support, and vendor and product reputation. The Company believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including the evolution of industry standards, the pricing policies of its competitors and suppliers, the timing of the introduction of new systems and services by the Company and others, the Company's ability to hire and retain employees, and industry and general economic trends. The Company anticipates that the trend in the visual communications market towards polarization, with certain providers focusing on capturing the mass consumer market with lower quality and less costly software-only products or products based on hardwired chips while other providers, including the Company, are seeking to provide hardware and software systems for more specialized and dedicated markets, will continue to manifest itself. The Company intends to market its visual communications technology and its products to professional customers, many of whom are not currently utilizing visual communications systems, through resellers, VARs, integrators and distributors. If the market for these products is established, competitors of the Company may begin to manufacture products similar to the Company's products. In addition, while the Company believes that it has created proprietary technology and advantages in manufacturing its products and that a competitor would require significant investment and the efforts of a highly-skilled team, there are no barriers restricting competitors from entering into the market in which the Company's intends to sell its products. While the Company believes the mass market solutions do not meet the needs of its customers, the availability of these products may have an adverse effect on the pricing of the Company's products.


     Many of the Company's current and potential competitors, have significantly longer operating histories and/or significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their products and services. Additionally, the Company's FSE subsidiary competes with other PC direct marketers as well as with PC manufacturers that market their products in distribution channels in which FSE has not participated. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in material price reductions or loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations.


     To remain competitive, the Company will need to continue to invest in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances and adaptions necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market shares. Such an eventuality could have a material adverse effect on the Company's business, financial condition and results of operations.


FSE Acquisition


     On November 13, 1997, Multimedia and Dr. Alfred Simmet, the only limited partner of FSE and the only shareholder of FSE Computer-Handel Verwaltungs GmbH ("FSE GmbH"), a limited liability company which is the only general partner of FSE, entered into a Purchase Agreement (the "Purchase Agreement"), pursuant to which Multimedia purchased 80% of Dr. Simmet's limited partnership interests in FSE and 100% of his shares in FSE GmbH for an aggregate purchase price of DM
6.4 million (approximately $3,711,360), payable in cash and in shares of Common Stock. The Purchase Agreement provides for the payment of the purchase price in two installments. The first installment, in the amount of DM 3.2 million (approximately $1,855,680) in cash was paid on November 18, 1997 and an aggregate of 146,949 shares of Common Stock, were issued to Dr. Simmet. The Purchase Agreement further provides that the shares of Common Stock issued to Dr. Simmet shall not be sold or transferred by him prior to November 13, 1998. Pursuant to the Purchase Agreement, if Dr. Simmet sells his shares of Common Stock after November 13, 1998 and prior to November 13, 2000 at the prevailing market price which, when such price is multiplied by the shares of Common Stock granted pursuant to the Purchase Agreement, yield an amount less than DM 1.6 million (approximately $927,840) at the average foreign exchange rate as of November 13, 1997, the Company has agreed to issue to Dr. Simmet such additional number of shares as are required to ensure that the sale of his shares of Common Stock yield sale proceeds of DM 1.6 million. The second installment of DM 1.6 million (approximately $927,840) is payable in cash to Dr. Simmet on or before March 13, 1998. As collateral for the payment of the second installment of the purchase price, Multimedia has issued a bank guaranty to Dr. Simmet. This guaranty has been secured by Multimedia through the establishment of a letter of credit facility with Citibank, N.A.

     The Purchase Agreement also grants Multimedia the right to acquire an additional 10% of the shares of FSE from Dr. Simmet for a purchase price of DM
1.0 million (approximately $579,900), subject to adjustment. Multimedia has the right to exercise this option at any time upon presentment of a written statement of its intent to do so, subject to a right of first refusal of Dr. Simmet's son. Additionally, commencing March 31, 1999 and ending on March 31, 2001, Dr. Simmet has the right, under certain conditions, to sell such shares in FSE to Multimedia, provided that FSE's earnings before interest, corporate income taxes and depreciation ("EBITA") as calculated for the fiscal year prior to the fiscal year in which such shares are sold, exceeds DM 3.25 million (approximately $1,884,675), at a purchase price equal to the product of 10% of FSE's EBITA, multiplied by a factor of 3.5. Until the time that either of these respective options are exercised, however, both Multimedia and Dr. Simmet have agreed to grant certain of FSE's managers the ability to purchase shares in FSE (the "Management Option"). Pursuant to the Management Option, certain managers, to be chosen by Dr. Simmet and the Company, may purchase up to an aggregate of 10% of the shares of FSE for an aggregate purchase price of DM 800,000 (approximately $463,920) during the six month period following the determination by Dr. Simmet and the Company of the conditions to be met by such managers. In the event that management does not exercise such options or exercises only a portion thereof, Multimedia has the option to purchase such remaining shares of FSE at the same purchase price originally offered to the managers. In the event that neither Multimedia nor the managers of FSE exercise these options, Dr. Simmet has the right, within two weeks upon termination of his employment agreement with FSE, to sell his remaining shares to Multimedia for a purchase price per 100 Deutsche Marks nominal value of limited partnership interests equal to the product of .04% of FSE's EBITA, as calculated for the year in which such shares are sold, multiplied by a factor of 3.5.

     The Purchase Agreement further provides that Dr. Simmet shall be entitled to distributions of the credit balance in the partner's account which contains net income from FSE at November 18, 1997 in the amount of approximately $1,030,000 (the "Partner Offset Account"). Such distributions, however, are dependent upon FSE maintaining a liquidity level of at least DM 700,000 (approximately $405,930) enabling FSE to finance its ongoing business without incurring indebtedness from a third party or from Multimedia). Provided that such liquidity levels are met, Dr. Simmet shall be entitled to an advance payment of DM 500,000 (approximately $289,950) on November 28, 1997. To date, this target has not been met and Dr. Simmet has not withdrawn such advance payment. Dr. Simmet may thereafter request a payment on the remaining credit balance in the Partner Offset Account.

     Pursuant to the Purchase Agreement, Dr. Simmet also warrants that the EBITA for FSE for the fiscal year ended December 31, 1998 shall exceed DM 2.5 million (approximately $1,449,750). This warranty shall not apply, however, if Multimedia makes any decisions which serve to cause significant changes to the business and activities of FSE. The Purchase Agreement also provides that, for purposes of this warranty, a one-time charge for any excess of expenses over income incurred in connection with the acquisition of products which are either manufactured or distributed by Multimedia and which shall also be distributed by FSE shall be taken against EBITA. In the event that EBITA for fiscal year 1998 is less than DM 2.5 million, the Purchase Agreement provides that Multimedia, as conclusive damages, shall be entitled to (i) a payment from Dr. Simmet equal to the difference between FSE's actual EBITA for fiscal year 1998 and DM 2.5 million or (ii) Multimedia may either demand compensation for the damages sustained in the future from Dr. Simmet or claim a reduction in the purchase price paid for its interests in FSE equal to the reduction in assets incurred by Multimedia.


     Pursuant to, the Purchase Agreement Dr. Simmet is prohibited until December 31, 2001 from, either directly or indirectly, competing with the Company and FSE's current operations in those territories in which the Company and FSE are currently active. Dr. Simmet is, however, allowed to make investments in publicly-traded companies, provided that such investments do not exceed 2% of the capital stock of such companies.


Agreements with Development Partners


     Texas Instruments. The Company's relationship with TI is evidenced by, among others, the MVP Cross License Agreement (the "MVP Cross License Agreement") between IAT AG and Application Specific Product Group of Texas Instruments France in 1994. The MVP Cross License Agreement expires in 2004 and can be extended for one year periods by written agreement. Pursuant to the MVP Cross License Agreement, the Company was granted a worldwide, non-transferable, non-assignable, non-exclusive, fully paid license to use, modify, compile or otherwise develop as applicable certain software programs relating to encoding and decoding pursuant to H.320, JPEG, H.261, G.728 and G.722 standards and to make, have made, use, sell or otherwise dispose of hardware and software products incorporating object code versions of such software programs. TI was granted a worldwide, non-transferable, non-assignable, non-exclusive, fully paid license to use, modify, compile or otherwise develop as applicable certain software programs relating to encoding and decoding pursuant to H.221, H.242,
H.230 standards and to make, have made, use, sell or otherwise dispose of hardware and software products incorporating object code versions of such software programs. The Company has the obligation to keep the source code of these programs confidential but may sublicense these programs provided that it enters into a sublicense agreement on substantially the same terms as the MVP Cross License Agreement. Either party to the MVP Cross License Agreement may terminate this agreement upon written notice upon the occurrence of certain events of default including the other party having a substantial change in ownership such as to create a material conflict of interest.


     On June 12, 1996, IAT AG and TI entered into the Joint Development and Cross License Agreement (the "TI Agreement") to reflect the changes in technology and to determine the parties rights and obligations in light thereof. Pursuant to the TI Agreement, which expires on April 1, 1999, TI and IAT AG agreed to develop or acquire and deliver software and hardware products to each other and to provide engineering support to each other. Subject to completing its obligations, IAT AG is to receive a non-transferable, non-assignable, non-exclusive license under TI' s and associated trade secrets, solely to use, modify, compile or otherwise develop as applicable software programs to provide quality Windows 95 video conferencing implementation for personal computers and to make, have made, use and sublicense use of object code versions of such software programs solely for operation on the C8x. The license is fully paid except for T.123 Databeam software which is royalty bearing and for which TI negotiates the royalty payable by IAT on a case by case basis and on a most favored nations status. IAT AG may sublicense the programs it develops jointly with TI pursuant to the TI Agreement but has the obligation to keep the source code confidential. If TI licenses the use of its
H.320 software library to a third party, it will pay IAT AG the greater of 50% of the license fee or $20,000, provided, however, that if TI grants licenses to existing users of IAT AG's systems, no royalty will be due to IAT AG. If TI licenses to third parties the use of the reference design produced by IAT AG, TI will pay IAT AG the greater of 35% of the license fee or $7,000. If TI sells evaluator kits defined as bundled hardware and software as produced by IAT, TI has to pay to IAT 10% of the kit fee provided, however, that TI has the right to provide the kit free of charge or as part of a package and in such event no fees are due to IAT AG. The TI Agreement may be terminated by either party upon the same terms and conditions as stated in the MVP Cross License Agreement described above.


     The TI Agreement has been amended (the "Amendment") to provide that the license rights granted to IAT AG for VC Development Software, Reference Design Transfer, Internode Message Manager, Direct Draw Client Driver- WIN95 and B Channel Network Driver (the "Exclusive Products") shall be exclusive. The worldwide transferable, non-assignable, non-exclusive license granted to TI by IAT AG to use, modify, compile or otherwise develop software programs terminated upon execution of this Amendment, however the Amendment provided that termination of such license shall not effect the rights of TI's current sublicensees. TI also agreed that it would not continue to exercise its right to license to third parties with respect to the Exclusive Products. In turn, IAT AG agreed that it will provide to TI, upon TI's request, maintenance and support services at a level no less than that currently offered to its other customers with respect to the Exclusive Products, and under terms and conditions no less favorable than IAT AG than currently offered to its customers similarly situated.


     On May 21, 1997, IAT AG and TI entered into a License Agreement (the "License Agreement") for the purpose of assisting IAT AG in its development of products for use with TI's TMS 320C8x product family. Pursuant to the License Agreement, TI has agreed to grant to IAT AG, under its copyrights and trade secrets, a non-transferable, non-assignable and non-exclusive license to use, modify compile or develop a software program based on TI's DataBeam T.123 Transport Stack C++ for Win 16/32 bit software product (the "Licensed Product"), for the exclusive purpose of combining the developed program with a video telephony platform designed by IAT AG to operate with one or more of TI's 320C8x line of products. In exchange for this license, IAT AG has agreed to pay to TI royalty fees of $5.00 for each copy of the Licensed Product, or any portion thereof, delivered to the end-users or sublicensees thereof and $5.00 for each copy of the Licensed Product or any portion thereof made by any sublicensee. Pursuant to the License Agreement, IAT is permitted to create a clone of the Licensed Product (the "Cloned Product") during the term of the License Agreement. IAT, however, is required to take measures to insure that there is no sharing of the Cloned Product developed from the Licensed Product or any sharing of laboratory or research facilities containing the Licensed Product. IAT is also prohibited form using any TI trademarks in association with the Cloned Product. The License Agreement is scheduled to run for a term of five years, but terminable at a time prior thereto by TI, in its sole discretion and upon 45 days written notice, in the event of breach by IAT AG which IAT AG has failed to cure in a timely manner.


     Olympus Optical Co. (Europe) GmbH. In March 1996, IAT Germany entered into a Cooperation Agreement with Olympus pursuant to which IAT Germany agreed to provide Olympus with IAT Germany's resale price list and to allow Olympus to resell IAT Germany's products to its customers. In addition, IAT Germany may procure Olympus microscopes, including any and all accessories, at a resale discount of 20% of the retail cost. IAT Germany and Olympus agree to provide initial training for their respective employees in the use of their products and to consider a long-term partnership.


     On November 18, 1997, IAT Germany and Olympus entered into a Letter of Intent (the "Letter of Intent") pursuant to which Olympus has agreed to market the Company's tele-medicine and tele-service systems. The letter of intent provides that, subject to the execution by the parties of a definitive marketing and distribution partnership, the Company will offer the following systems to Olympus for marketing: (i) its basic system tele-service; (ii) its high-end system tele-service; (iii) its basic system tele-medicine; and (iv) its high end system tele-medicine. In addition, the Company has also agreed to provide Olympus with supplementary products for its basic and high-end systems as well as upgrade kits for its tele-medicine and tele-service systems. The Letter of Intent also provides that the Company will provide Olympus's marketing and support staff with the training necessary to market these systems. Olympus, in turn, will purchase the demo systems from the Company and will have discretion in pricing these systems to its customers. The Letter of Intent additionally provides that both parties anticipate entering into a definitive agreement in December 1997, but the Company anticipates that such definitive agreement may be entered into in 1998.


     While the Company has continued its relationship with TI and Olympus, it believes that some of the relationships it had previously maintained with certain of its other partners, including DT and IBM Germany, have reached their beneficial end and, as such, have been discontinued by mutual consent.


     Precision Digital Images Corporation. On June 12, 1997, Multimedia and Precision Digital Images Corporation ("PDI") entered into a License Agreement for the joint development of the application specific integrated circuit chip (the "ASIC"), designed by PDI and for use in the Wonderboard and products manufactured by Multimedia. Pursuant to the License Agreement, PDI granted to Multimedia a non-exclusive, non-transferable, non-assignable, fully paid up, perpetual, worldwide, terminable right and license to use and apply all PDI files, test modules, information and data of PDI (the "Licensed Technology"), related intellectual property rights, together with any and all improvements, additions and changes developed by PDI during the term of the agreement in connection with the design, manufacture, use, sale, lease and distribution of ASIC products, ASIC derivatives and other devices incorporating the Licensed Technology and to receive all documentation necessary for exploitation, sales, marketing, maintenance and repair of such technology by Multimedia. In exchange therefore, Multimedia paid a sign up fee of $50,000 and will pay a royalty fee amounting to $4.00 per ASIC chip manufactured by Multimedia in the event that Multimedia produces ASICs while PDI is also manufacturing the chip.

     On June 20, 1997, PDI and Multimedia entered into a Development Agreement for the purpose of further developing the ASIC. Pursuant to the Development Agreement, Multimedia has engaged PDI to perform certain services related to the development of the ASICs which are to be tested on the Wonderboard. In exchange for these services, Multimedia paid development fees in the aggregate amount of $35,000 and has agreed to pay $15,000 upon the acceptance by Multimedia of PDI's notice of completion of the contracted for services.

     In June 1997, Multimedia entered into a letter agreement (the "Guarantee Agreement") with PDI and OKI Semiconductor ("OKI"), whereby Multimedia agreed to guarantee the payment of PDI under PDI's Gate Array, Standard Cell, Macrocell Products Development and Purchase Agreement with OKI (the "Products Development Agreement"). Pursuant to the Guarantee Agreement, IAT has guaranteed the payment to OKI of development charges in connection with the development of ASIC chips in the amount of $80,000 on standard credit terms, upon the presentment of an invoice from PDI to Multimedia. Of such amount, $40,000 has been paid by Multimedia. In addition, Multimedia has also guaranteed PDI's payment on the first 5,000 ASIC chips produced by OKI under the Products Development Agreement, subject to the conditions that (i) the delivery address on the first 100 ASIC chips is PDI, (ii) the delivery address on the remaining 4,900 ASIC chips is Multimedia, (iii) the price per ASIC chip payable by Multimedia is equivalent to the cost price which would be payable by PDI, and (iv) the ASIC chip is tested and running according to its specifications. The Guarantee Agreement also provides that, in the event that PDI is unable to deliver the ASIC chips to Multimedia or should PDI become bankrupt, Multimedia will be permitted to purchase ASIC chips directly from OKI on the same terms and conditions as stipulated in the Products Development Agreement.

     PROTON Communications Technologies Inc. On July 2, 1997, PROTON Communications Technologies Inc. ("PROTON") and IAT AG entered into a License Agreement for the purpose of assisting PROTON in its evaluation, development or production of certain applications based on the C8x chip. Pursuant to the License Agreement, IAT AG has granted to PROTON a non-exclusive, non-transferable, non-assignable license to use IAT's H.324 Development Release for the C8x chip, solely in conjunction with systems designed exclusively for one of the TMS 320 product families and for the exclusive purposes of evaluating, developing and producing the C8x chip-based application by PROTON and demonstration thereof to third parties. In exchange for such a license, PROTON paid an upfront fee to Multimedia in the amount of $16,000 and agreed to pay a royalty fee equal to 0.008% per unit sold, payable after delivery of the applications by PROTON. The license agreement is scheduled for a term of three years and shall be automatically extended for successive one year periods after 3 years. Following the initial term, either party may terminate upon 30 days prior written notice.

     The License Agreements also grants PROTON the right to sublicense the modified source code, which contains IAT AG's original H.324 source code, to its customers. PROTON, however, is required to immediately report any such sublicense to IAT AG. In addition, for each sublicense granted, PROTON (or its sublicensee) must pay to IAT AG an up-front fee of $14,000, payable within 30 days of delivery of the sublicense through PROTON and a royalty fee of 0.008% for each modified products delivered to the sublicensee.

     Sony Electronics Inc. On July 23, 1997, Sony Electronics Inc. ("Sony") and IAT AG entered into a license agreement for the purpose of assisting Sony in its evaluation, development and production of an application based on the C8x chip, known as the "Mini 1000", a PC monitor which contains a C80-based video conferencing board and is capable of being switched to television viewing. Pursuant to the license agreement, IAT AG has agreed to grant to Sony a non-exclusive, non-transferable, non-assignable license to use IAT's H.221/ H.242/ H.230 - library, running on TMS 320 C80/50 MHz for the exclusive purposes of evaluating, developing and producing the Mini 1000 by Sony for sale to third parties. In exchange for such license, Sony has agreed to deliver two Mini 1000s to IAT AG, free of charge. The license agreement has a term of three years and shall be automatically extended for successive one year periods. Following the initial term, either party may terminate upon 30 days prior written notice. The license agreement permits Sony to distribute any modified program or hardware provided it first obtains a distribution license from IAT AG. In connection with such distributions, Sony is required to insure that all restrictions on duplications are observed.

Employees

     As of September 30, 1997, the Company had a total of 50 full-time employees of which 35 and 15 are located in Germany and in Switzerland respectively. Of these employees, 28 are employed in engineering and product development, 12 in sales and marketing, and 10 in managerial and administrative functions. In connection with the acquisition of FSE, the Company added 51 employees, of which 7 are students working part-time. The Company's employees are not party to any collective bargaining agreements or labor unions. The Company has not experienced any work stoppages and believes that its relations with its employees are good.


Property

     The Company leases approximately 6,500 square feet of office space and approximately 350 square feet of storage space in Turgi, Switzerland and approximately 11,900 square feet of office and work space in Bremen, Germany. The acquisition of real property in Switzerland by the Company or any of its subsidiaries is severely restricted under Swiss law. However, the Company does not intend to acquire real property in Switzerland and believes that none of its facilities are material to its operations and believes that it could find alternative space with minimal interruption to its operations.

     FSE's leases approximately 27,000 square feet of office, showroom, assembly and warehouse space in Pirmasens, Germany. This lease terminates in 1999 and has an annual rental cost of DM 0.09 per square foot. This low rent is subject to the condition that FSE continues to employ at least 35 persons in Pirmasens. The Company believes that it can obtain additional leased space and renew its existing leases at similar rates. While the Company does not believe that these spaces are material to its operations, finding alternative space at market rates could have an adverse impact on its results of operations. In addition, FSE leases approximately 1,100 square feet of showroom and office space in Kaiserslautern, Germany. These leases expire in November 1998. The Company believes that these additional spaces are not material to its operation and believes that it could find alternative space with minimal interruption to its operations.


Litigation

     The Company's subsidiaries are parties to certain legal proceedings. The Company believes that none of these proceedings is likely to have a material adverse effect on the Company's financial position, results of operation, or cash flows.

                                  MANAGEMENT

Executive Officers and Directors

     The following table sets forth the names, ages and positions of the executive officers and directors of IAT:

               Name                   Age                                 Position
----------------------------------   ------   ----------------------------------------------------------------
Viktor Vogt  .....................     49     Co-Chairman of the Board, Chief Executive Officer and President
Jacob Agam   .....................     41     Co-Chairman of the Board
Klaus Grissemann (2)  ............     53     Chief Financial Officer and Director
Reiner Hallauer (1)(2)   .........     58     Managing Director, IAT Germany, Bremen and Director
Volker Walther (1)(2) ............     35     Director
Arnold J. Wasserman (1)(2)  ......     59     Director
Franz Muller .....................     45     Chief Technical Officer
Dr. Alfred Simmet  ...............     51     Chief Operating Officer of FSE

------------
(1) Member of the Audit Committee


(2) Member of the Compensation Committee


     Dr. Viktor Vogt has served as the Co-Chairman of the Board, Chief Executive Officer and President of Multimedia since its organization in October 1996. Dr. Vogt is a co-founder and has served as Chief Executive Officer and director of IAT AG and Managing Director of IAT Germany since their formations in 1989 and 1990, respectively. He has also served as Chairman of the Board of IAT AG since October 1996. Prior to 1988, Dr. Vogt was Professor for mathematics and computer-science at the University of Erlangen-Nurnberg, Germany. He was a pioneer scientist at the Academy for Economics and Administration in Nurnberg in the implementation of computer science in education and published several works in the fields of multimedia, authoring and computer aided instruction (CAI) systems. Dr. Vogt received his degree in Mathematics and Physics (Dr. rer. nat.) from Friedrich-Alexander University in Erlangen in 1980.


     Jacob Agam has served as the Co-Chairman of the Board of Multimedia since its organization in October 1996. Mr. Agam is a founder and the Chairman of the Board of Orida Capital Ltd. ("Orida"), a merchant banking and venture capital firm, since its inception in 1993, and the Chairman [and a director] of Vertical, a principal stockholder of the Company, since 1995. Mr. Agam, in his capacity as Chairman of Orida, spends a portion of his business time providing services to companies other than IAT. Orida provides services for Vertical pursuant to an agreement between Orida and Vertical. Mr. Agam received a law degree from Tel Aviv University in 1984 and an LLM degree in Securities and Corporate Finance from the University of Pennsylvania in 1986.


     Klaus Grissemann has served as Chief Financial Officer of Multimedia since the organization of Multimedia in October 1996 and was elected to serve as a director in December 1996. Mr. Grissemann joined IAT AG in 1989 as Chief Financial Officer and was elected as a Director of IAT AG in 1993. From 1979 until 1988, Mr. Grissemann was Chief Financial Officer of Jaeger Le Coultre AG, a Swiss watch manufacturer. Mr. Grissemann graduated from Kantonale Handelsschule (Business School) in Zurich.


     Volker Walther was elected to serve as a director of Multimedia in December 1996. In 1996, Mr. Walther became Chief Executive Officer and majority shareholder of Walther Glas, a glass manufacturing company in Germany which produces car lights, household glassware and gift items, where he was general manager from 1993 to 1996 and buying manager from 1991 to 1993. Mr. Walther holds a degree in Economics from Ludwig Maximilian-University in Munich.


     Arnold J. Wasserman was appointed to serve as a director of Multimedia in July 1997 and currently serves as a consultant to the Company pursuant to a consulting agreement which expires on July 18, 2000. Since 1971, Mr. Wasserman has served as Managing Partner of P&A Associates, an equipment leasing and consulting company. Mr. Wasserman currently serves as a director of Stratasys, Inc., a publicly held company engaged in development and marketing of rapid prototyping equipment, where he also serves as Chairman of the Audit Committee and as a member of the Compensation Committee. Mr. Wasserman also serves as a director of

On-site Sourcing Inc., a publicly held company engaged in outsourcing of documentation reproduction and retrieval as well as facility management to legal firms and large corporations. Mr. Wasserman holds a Bachelor's degree in Electrical Engineering from New York University.

     Reiner Hallauer was appointed to serve as a director of Multimedia in August 1997. In addition, Mr Hallauer serves as the temporary Managing Director of IAT, Germany, Bremen pursuant to a retainment agreement which expires on February 28, 1998. Since July 1996 Mr. Hallauer has served as an independent marketing consultant for the computer and tele-communications industry in Germany. From April 1992 to April 1996, Mr. Hallauer was the Chief Executive Officer of Siemens Nixdorf Information Systems Pty (Ltd.), Johannesburg, South Africa. Mr. Hallauer holds a Master's degree in Economics from the University of Gottingen, Germany.

     Franz Muller joined IAT AG in 1991 to head its Research and Development department and has been its Chief Technical Officer since 1994. From 1977 until 1991, Mr. Muller was employed by Siemens Germany where he was head of research and development for mainframe computer systems from 1987 until 1991. Mr. Muller holds a degree as graduate communications engineer from Technical University, Osnabruck.

     Dr. Alfred Simmet joined the Company upon the completion of the acquisition of FSE in November 1997 as Chief Operating Officer of FSE. From December 1995 until November 1997, Dr. Simmet served as the Managing Director of FSE. From 1986 through 1995, Dr. Simmet was the Marketing Manager of Hitachi Data Systems (Germany). From 1976 through 1985, he held several management positions with IBM Germany. Dr. Simmet holds a doctorate in informatics from Hamburg University.

     Directors serve until the next annual meeting or until their successors are elected and qualified subject to the provisions of the Investor Rights Agreement (as defined herein) which provides that so long as Vertical holds at least 10% of the Common Stock, Vertical has the right, but not the obligation, to nominate two persons as members of the management state for election to Multimedia's Board of Directors. So long as Vertical holds at least 5% of such securities, it has the right, but not the obligation to nominate one such person. Mr. Agam, the Co-Chairman of the Board, is the person designated by Vertical and elected to the Board of Directors. Vertical intends to nominate a second director and the Board of Directors has determined that it will nominate such person for election to the Board of Directors. The existence of such rights solidified the control over the Company by its existing stockholders. See "Certain Transactions -- Private Placement and Related Transactions." Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment with the Company.


  Board Committees

     Multimedia has established an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Messrs. Wasserman, Walther and Hallauer. The primary functions of the Audit Committee are to recommend engagement of Multimedia's independent public accountants and to maintain communications among such independent accountants, the Board of Directors and Multimedia's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of Multimedia's internal controls and related matters.

     The Compensation Committee currently consists of Messrs. Hallauer, Wasserman, Walther and Grisseman. The principal functions of the Compensation Committee are to review the management organization and development, review significant employee benefit programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs and advise the Board of Directors accordingly.

     The Board of Directors has appointed Mr. Agam, Dr. Vogt and Mr. Grissemann to the Underwriting Committee. Pursuant to the provisions of the Stock Purchase Agreement (as defined herein), the Underwriting Committee shall consist of four members with two members appointed by each of Vertical and Multimedia. Pending the nomination of a second director by Vertical, Vertical has waived its right to name a second member to the Underwriting Committee. Mr. Agam, as designated by Vertical, serves as the Chairman of the Underwriting Committee. The Underwriting Committee is vested with full and exclusive responsibility and authority on behalf of Multimedia to select an underwriter and to negotiate all of the terms and conditions of any underwriting including, without limitation, this Offering. In the event that the Underwriting Committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the Board of Directors of Multimedia provided that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

  Executive Compensation


     The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to Dr. Vogt, the Co-Chairman and Chief Executive Officer of Multimedia and the two most highly compensated executive officers other than Dr. Vogt whose annual salary and bonus exceeds $100,000 (the "Named Executive Officers"), during the fiscal year ended December 31, 1996:


                          SUMMARY COMPENSATION TABLE
             for the Years Ended December 31, 1996, 1995 and 1994



                                                                                            Long-Term Compensation
                                                                               -------------------------------------------------
                                             Annual Compensation(1)                    Awards                   Payouts
                                   ------------------------------------------  -----------------------  ------------------------
                                                                               Restricted
                                                               Other Annual      Stock      Options/     LTIP       All Other
        Name and                     Salary           Bonus    Compensation     Award(s)      SARs      Payouts    Compensation
   Principal Position      Year        ($)            ($)          ($)            ($)         (#)         ($)          ($)
-------------------------  ------  ----------------  --------  --------------  -----------  ----------  ---------  -------------
Viktor Vogt  ............  1996        128,888(2)         --       16,189(3)       --          --         --            --
Co-Chairman and                                                     9,946(4)
Chief Executive Officer    1995        128,888(2)      7,407       14,885(3)       --          --         --            --
                                                                    9,946(4)
                           1994        128,888(2)     11,111       14,889(3)       --          --         --            --
                                                                    9,342(4)
Klaus Grissemann(5)   ...  1996        145,241            --        9,377(4)       --          --         --            --
Chief Financial Officer    1995        122,278            --        3,908(4)       --          --         --            --
                           1994        110,630            --           --          --          --         --            --
Franz Muller ............  1996         93,119            --        8,244(3)       --          --         --            --
                                                                    9,209(4)
Chief Technical Officer    1995         93,119            --        5,732(3)       --          --         --            --
                                                                    9,209(4)
                           1994         86,378            --        5,592(3)       --          --         --            --
                                                                    9,209(4)

------------
(1) Compensation is paid in Swiss Francs and is converted into U.S. dollars at the exchange rate of $1.00 = 1.35 SF on December 31, 1996.


(2) Includes a non-accountable expense allowance of SF 12,000 (approximately $8,888).


(3) Pursuant to the pension system in existence in Switzerland, the Company contributes these amounts to pension funds selected by the executive officer from among several independent pension funds chartered by the government to collect pension contributions and to make pension payments upon retirement.


(4) Represents payments made by the Company for automobile leases for the Named Executive Officers.


(5) Mr. Grissemann is not an employee of the Company. His services are provided on a per diem basis by Grissemann Consulting S.A. See "--Employment, Consulting and Settlement Agreements."

  Compensation of Directors


     Directors of Multimedia currently do not receive any compensation but the Company reimburses Messrs. Hallauer and Wasserman for expenses incurred in connection with their service on the Board of Directors and may establish compensation policies in the future. Pursuant to the provisions of the Stock Purchase Agreement, Vertical currently receives a monthly payment of $12,000, as compensation for the services of the Co-Chairman of Multimedia nominated by Vertical. Jacob Agam is the current nominee of Vertical.


  Employment, Consulting and Settlement Agreements


     The Company and Dr. Vogt have entered into an employment agreement effective as of March 1, 1997 and governed by Swiss law pursuant to which Dr. Vogt has agreed to serve as the Company's Co-Chairman, Chief Executive Officer and President for a three year term subject to extension. The employment agreement provides that Dr. Vogt will receive approximately $140,000 in annual salary (based upon a fixed exchange rate of SF 1.35 = $1.00), a non-accountable expense allowance in the amount of SF 12,000 (approximately $8,888) and pension fund contributions, as well as a cash bonus in the amount of one half of one percent of the Company's net sales in excess of $5.0 million provided that such cash bonus will not be less than $10,000, and other customary fringe benefits. In addition, Dr. Vogt is eligible to receive stock options for a number of shares of the Company's Common Stock to be determined by the Stock Option Committee. The employment agreement with Dr. Vogt also contains a provision prohibiting Dr. Vogt from competing with the Company for a period of two years from the date of expiration of his employment. During the two year non-competition period, the Company is required to compensate Dr. Vogt for the difference between his salary at the Company during the year prior to commencement of the non-competition period and any compensation he may receive from a third party during such period, if any, and to make payments of pension fund contributions on such compensation. In the event the Company subsequently waives its rights under the non-competition provision, no compensation will be due to Dr. Vogt upon termination. Additionally, the employment agreement provides that during its three year term each party may only terminate the employment agreement for gross misconduct of the other party without notice. However, Dr. Vogt may be relieved by the Company of his functions and duties at any time provided that all compensation continues to be paid until the expiration of the employment agreement.

     Mr. Grissemann is not an employee of the Company. His services are provided on a per diem basis by Grissemann Consulting S.A. pursuant to an agreement (the "Grissemann Agreement") dated September 1, 1992 and amended on December 19, 1994 between IAT AG and Grissemann Consulting S.A. The Grissemann Agreement has an indefinite term and provides that Mr. Grissemann is responsible for the administration and accounting of IAT AG and that the amount of his business time which he is to devote to IAT AG's affairs is to be agreed among the parties but will in no event be less than thirty percent of Mr. Grissemann's business time. Grissemann Consulting S.A. is paid a per diem fee of SF 775 (approximately $574) to be amended yearly in line with increases in salary of IAT AG's other executive officers. In addition, the Grissemann Agreement provides that Mr. Grissemann will be provided with an automobile at IAT AG's expense.

     The Company has entered into a retainment agreement with Mr. Hallauer, effective as of August 25, 1997, whereby Mr, Hallauer has agreed to become Managing Director of IAT Germany, Bremen for a period of six months, commencing on August 25, 1997. In exchange for his services, the Company has agreed to pay Mr. Hallauer a retainment fee of DM 5,000 (approximately US$2,900) for each full business week which he works on behalf of the Company, as well as provide Mr. Hallauer with a company car and an apartment in Bremen. In addition, the Company has also granted Mr. Hallauer 75,000 non-transferable options to purchase common stock as compensation for his services. See "-- Stock Option Agreements with Messrs. Wasserman and Hallauer."

     The Company and Mr. Wasserman have entered into a consulting agreement, effective as of July 18, 1997, pursuant to which Mr. Wasserman has agreed to provide marketing and business related services to the Company until July 18, 2000. In exchange for these consulting services, the Company has granted to Mr. Wasserman 70,000 non-transferable options to purchase common stock. See "-- Stock Option Agreements with Messrs. Wasserman and Hallauer." In addition, Mr. Wasserman has agreed to provide consulting services with respect to the Company's potential operations in the U.S. In exchange for these services, the Company has agreed to pay Mr. Wasserman a fee of $5,000 for five days of such services per month, payable quarterly, plus expenses commencing on October 1, 1997. The Company has further agreed to pay Mr. Wasserman an additional fee of $800 per day for any additional services requested by the Company.

     IAT AG and Franz Muller entered into an employment agreement on March 1, 1991 (the "Muller Agreement") pursuant to which Mr. Muller was appointed Director of Product Development (Hardware), Technical Support of IAT AG. The Muller Agreement has an indefinite term and provides for an annual salary of SF 110,110 (approximately $81,500), subject to increases in the Company's discretion, which have been made from time to time, and may be terminated by either party upon six months notice at the end of the calendar year. In addition, the Muller Agreement contains a confidentiality provision which extends beyond termination of the employment relationship. The Muller Agreement was amended effective as of July 1, 1993 to provide that Mr. Muller assigns to IAT AG any and all rights to work and computer programs which he develops singly or in cooperation with others during the performance of his duties.

     On November 12, 1997, FSE entered into an employment agreement with Dr. Simmet pursuant to which Dr. Simmet agreed to become the Chief Operating Officer of FSE. The employment agreement provides that Dr.

Simmet shall manage the business of FSE. In consideration thereof, FSE shall pay him a gross monthly salary of DM 25,000 (approximately $14,498) as well as reimburse him for all travel and other business-related expenses. In addition, FSE agreed to provide Dr. Simmet with a company car. The employment agreement also provides that, in the event Dr. Simmet is temporarily prevented from performing his managerial duties through no fault of his own, FSE shall pay his full salary for up to a period of six months. The employment agreement is for a term of two years and may be terminated by either party upon six months notice, effective at the end of the calender year. Upon expiration of its original term, the employment agreement may be extended for an additional year upon the mutual agreement of the parties. The Purchase Agreement contains a non-competition clause which prohibits Dr. Simmet from, either directly or indirectly competing with the Company and FSE's current operations in those territories in which the Company and FSE are currently active until December 31, 2001. See "Business -- FSE Acquisitions."


     On September 9, 1997, Multimedia and IAT Germany entered into a settlement agreement with Wilhelm Gudauski (the "Settlement Agreement"). Mr. Gudauski was removed from his position as Managing Director of IAT Germany on August 27, 1997. Pursuant to the Settlement Agreement, Mr. Gudauski's current employment relationship with IAT Germany will terminate on March 9, 1998 and, until that time, IAT Germany has irrevocably released Mr. Gudauski from performing his managerial duties. Mr. Gudauski, however, has agreed to make himself available to Multimedia for two days during the interim period for the purpose of performing certain duties related to the Settlement Agreement.


     In exchange therefor, Multimedia has granted Mr. Gudauski, in lieu of a severance payment, the right to sell 130,682 of the shares of Common Stock he owns to a third party at a price to be negotiated by mutual consent. The procedure for such a sale is to be stipulated in a separate stock purchase agreement. However, if the sale of such shares is not effectuated, through no fault of Mr. Gudauski, the Settlement Agreement provides that the respective parties thereto will then negotiate an adequate severance package. Under the terms of the Settlement Agreement, the shareholders of IAT Germany have also waived their right to assert any claims against Mr. Gudauski arising from any act, known or unknown, which may have occurred during his tenure as Managing Director until August 27, 1997. This waiver, however, does not apply to damages arising from grossly negligent or intentional acts on the part of Mr. Gudauski. In addition, IAT issued to Mr. Gudauski, on October 31, 1997, a legally binding declaration of the Volksbank Sottrum pursuant to which Volksbank Sottrum irrevocably waived its right to any and all claims against Mr. Gudauski arising from an absolute guarantee assumed by Mr. Gudauski on behalf of Multimedia relating to the Company's line of credit with Volksbank Sottrum. Moreover, IAT Germany has also revoked the prohibition against competition binding against Mr. Gudauski pursuant to his employment agreement. In addition, IAT Germany has granted Mr. Gudauski continued use of a company car for private purposes until the term of his original employment contract ends.


Stock Option Agreements with Messrs. Wasserman and Hallauer


     The Company has entered into Stock Option Agreements with Messrs. Wasserman and Hallauer, with respect to the options granted by the Company pursuant to the Company's consulting agreement with Mr. Wasserman and its retainment agreement with Mr. Hallauer.


     The Stock Option Agreement with Mr. Wasserman provides for the terms of Mr. Wasserman's non-transferable option to purchase up to an aggregate of 70,000 shares of the Company's Common Stock at a purchase price of $5.00 per share, the closing price of the Common Stock on the date of the grant. These options vest in three installments. The right to purchase the first 40,000 shares vested on July 18, 1997, while the right to purchase the remaining shares of common stock vest in equal installments of 15,000 shares each, on July 18, 1998 and July 17, 1999, respectively. The Stock Option Agreement with Mr. Wasserman allows for the exercise of previously vested options by Mr. Wasserman, or his heirs, devises or legatees, for a period of up to three months after the termination of the Company's consulting agreement with Mr. Wasserman, or by virtue of his death or disability. The stock options also carry piggy-back registration rights which grant Mr. Wasserman, subject to certain conditions, the right to have any common stock which he has acquired pursuant to the exercise of options registered along with any securities for which the company is seeking registration under the Securities Act of 1933, as amended.

     The Stock Option Agreement with Mr. Hallauer provides for the terms of Mr. Hallauer's non-transferable option to purchase up to an aggregate of 75,000 shares of the Company's Common Stock at a purchase price of $6.00 per share, the closing price of the Common Stock on the date of the grant. These options vest in three installments. The right to purchase the first 25,000 shares vested on August 25, 1997 while the right to purchase the next 25,000 shares will vest on February 25, 1998. The right to purchase the remaining 25,000 shares will vest at a time, as determined by the Company's Compensation Committee (excluding Mr. Hallauer), but in no event after August 25, 2007, the expiration date for all outstanding options. The Stock Option Agreement allows for the exercise of previously vested options by Mr. Hallauer, his heirs, devises or legatees, for a period of up to one year after the termination of the Company's consulting agreement with Mr. Hallauer, or by virtue of his death or disability. The stock options also carry piggy-back registration rights which grant Mr. Hallauer, subject to certain conditions, the right to have any common stock which he has acquired pursuant to the exercise of options registered along with any securities for which the company is seeking registration under the Securities Act. Mr. Wasserman has waived the exercise of such rights.

                             CERTAIN TRANSACTIONS


Transactions Undertaken Prior to Organization and Formation of the Company


     Multimedia was formed in September 1996 as a holding company for the existing business of IAT AG and IAT Germany which were organized in 1989 and 1991, respectively. IAT AG and IAT Germany incurred operating losses since their inception. As a result, between May 1992 and April 1993, in compliance with Swiss law, IAT AG underwent a financial reorganization. IAT AG filed and was granted an application for a stay of payment with the applicable court in Switzerland and eventually reached a court-approved agreement with its unsecured creditors to accept forgiveness of 90% of their claims and to be paid the remaining 10%. In addition, IAT AG also altered its capital structure in June 1993. Unless otherwise indicated, exchange rates in this section are historical.

     Since 1993 and in compliance with Swiss law, IAT AG took steps to safeguard the interests of its creditors and to raise capital to fund its operations by obtaining unsecured subordinated loans not bearing interest and having no specific maturity date from former stockholders of IAT AG (current stockholders of Multimedia) and by obtaining additional shareholders equity by increasing the share capital of IAT AG, which according to Swiss law is required to be fixed. The share capital was increased in various steps from SF 3,000,000 to SF 10,000,000 between 1993 and 1996 and, except for one instance where Robert Klein Handel & Co. GmbH was issued 1,500 shares of IAT AG for cash consideration of SF 1.875 million (approximately $1.49 million), and one instance in June 1993 where shareholders made their capital contribution of SF
0.3 million by transfer of the rights to certain proprietary licenses instead of by cash consideration, the 7,000 additional shares were either paid for in cash on the basis of one share for a cash payment of SF 1,000 or by converting loans into share capital on the basis of one share for each SF 1,000 in loan forgiveness. In October 1996, in connection with the formation of Multimedia, all of the 10,000 shares of IAT AG for which the shareholders of IAT AG had contributed SF 10.375 million (approximately $8.05 million at historic exchange rates) were exchanged (the "Exchange") for 4,375,000 shares of Common Stock of Multimedia and warrants to each of Messrs. Sippel, Suter and Holthuisen to purchase 198,864, 198,864 and 75,757 shares of Common Stock, at a purchase price equivalent to approximately $1.84 per share of Common Stock of Multimedia.

     In connection with the increase in share capital in July 1996, whereby IAT AG issued 900 shares to Volker Walther, a director and stockholder of Multimedia, for total consideration of SF 900,000 (approximately $714,300) at historic exchange rates, bmp Management Consultants, also a stockholder of Multimedia, was paid a finders fee by the Company of approximately $60,000.

     During the period from August to October 1996, Walther Glas, a company controlled by Volker Walther, made several unsecured subordinated loans to IAT AG in the aggregate amounts of SF 900,000 (approximately $666,700) and DM 700,000 (approximately $440,700). These loans had an annual interest rate of 10% and were repaid on June 30, 1997 with a portion of net proceeds of the IPO.


     On November 6, 1996, Klaus-Dirk Sippel, a principal stockholder of Multimedia, made an unsecured subordinated loan to IAT AG in the amount of SF 650,000 (approximately $481,500). A portion of this loan was used to repay an unsecured non-interest bearing loan in the amount of SF 150,000 (approximately $111,000) made in February 1996 to IAT AG by Telefutura, a company controlled by Klaus-Dirk Sippel. This loan has an annual interest rate of 8% and principal and accrued interest are due and payable on January 1, 1998. In December 1996, Vertical transferred 200,000 of the warrants it had purchased in the Private Placement (as defined herein) to Mr. Sippel.

     The Company obtained an aggregate of approximately $764,000 in stockholder loans in February and March 1997 from Vertical, Walther Glas and Messrs. Vogt and Sippel. These loans had an annual interest at 8% and were repaid, together with accrued interest, from the proceeds of the Company's IPO in April, 1997. In connection with these loans, the Company granted registration rights to Walther Glas and Messrs. Vogt and Sippel evidenced by registration rights agreements (the "Registration Rights Agreements"). Pursuant to these agreements, each of these three stockholders have one demand and unlimited piggy-back registration rights for all of the shares of Common Stock owned by such stockholder except for Dr. Vogt whose registration rights are limited to 250,000 of his shares of Common Stock. The Registration Rights Agreements further provide that any demand registration at a minimum will include an amount of shares of Common Stock equal to 25% of the demanding stockholder's share ownership at the time of this Offering. In addition, the Registration Rights Agreements provide that any exercise of registration rights in such agreements is subject to Vertical's approval. The holders of such registration rights have waived their rights to have their securities registered on the Registration Statement of which this Prospectus is a part. Walther Glas and Messrs. Vogt and Sippel have also entered into the Stockholders Agreement (as defined herein) in which they have agreed not to sell or otherwise dispose of any shares of Common Stock or exercise any registration rights, or seek the consent of Royce Investment Group, Inc. ("Royce") for such sale, disposition or exercise, without Vertical's prior written consent until April 1, 1999.

     In connection with the operations of IAT Germany, the capital was increased in 1993 and 1995 from the initial DM 100,000 (approximately $64,300) to the current DM 700,000 (approximately $450,000). In addition, on December 19, 1995, HIBEG, the 25.1% shareholder of IAT Germany, made an unsecured subordinated loan to IAT Germany in the amount of approximately DM 500,000 (approximately $321,467) which was increased in June 1996 to DM 750,000 (approximately $482,200) (the "HIBEG Loan"). The HIBEG Loan bears interest at 5% per annum payable semi-annually and will be increased to 10% per annum during the year when the retained earnings of IAT Germany exceeds DM 87,500 (approximately $56,300). IAT Germany will be required to make semi-annual payments of 10% of the principal starting on June 30, 2000 until the principal is repaid in full.

     In addition to the transactions listed above, Messrs. Sippel and Suter have jointly and severally guaranteed two loans each in the amount of SF 600,000 (approximately $444,400) and each of Messrs. Sippel, Suter and Holthuisen have jointly and severally guaranteed IAT AG's credit line in the amount of SF 700,000 (approximately $518,500) under IAT AG's credit agreement with Swiss Bank Corporation for SF 1,900,000 (approximately $1.41 million). The Company's line of credit with the Swiss Bank Corporation was reduced to the aggregate principal amount of SF1,300,000 (approximately $900,000), which will be repaid in monthly installments of approximately $140,000, the first installment of which was made on October 31, 1997. IAT Germany entered into a line of credit with Volksbank Sottrum in the amount of DM 1,050,000 (approximately $675,000). IAT AG, HIBEG and Dr. Vogt have each guaranteed the amount of DM 350,000 (approximately $225,000) of this line of credit. These guarantees are offset by a lien on accounts receivables. In addition, IAT AG has agreed with Volksbank Sottrum that IAT AG will insure that IAT Germany has sufficient capital to ensure that IAT Germany will be able to meet all of its obligations, including its obligations under its loan agreement to Volksbank Sottrum.


Private Placement and Related Transactions

     Simultaneously with the Exchange, pursuant to the Stock Purchase Agreement between the Company, IAT AG, IAT Germany and Vertical dated October 4, 1996, the Company completed a private placement (the "Private Placement") and issued an aggregate of 1,980,000 shares of Series A Preferred Stock (which was subsequently adjusted in the Company's recapitalization) and the warrants to Vertical, Behala Anstalt, Lupin Investments Services Ltd., Henilia Financial Ltd. and Avi Suriel for an aggregate gross purchase price of $1.5 million or $.76 per share of Series A Preferred Stock of Multimedia (the "Private Placement"). See "Principal Stockholders."

     Upon consummation of the Company's IPO in April 1997 all outstanding shares of the Series A Preferred Stock were converted into shares of Common Stock.

     The Stock Purchase Agreement contains certain continuing obligations of the Company. Pursuant to the Stock Purchase Agreement, Vertical has the right to designate the Chairman of the underwriting committee which is vested with full and exclusive responsibility and authority on behalf of Multimedia to select an underwriter and to negotiate all of the terms and conditions of any such underwriting including, without limitation, this Offering. In the event that the underwriting committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the Board of Directors of Multimedia, provided, that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

     The Stock Purchase Agreement further provides that until October 24, 1999 Multimedia shall pay to Vertical monthly compensation of $12,000 for the services of the Co-Chairman of the Company nominated by Vertical. Jacob Agam is the current nominee of Vertical. Multimedia further agreed that, for so long as Vertical shall hold the Series A Preferred Stock (or Common Stock issued upon conversion of its Series A Preferred Stock or upon exercise of the Investor Warrant), without Vertical's consent, the composition of the Board of Directors of IAT AG and IAT Germany shall be identical to the composition of the Board of Directors of Multimedia; provided, that consent shall not be withheld if required to comply with Swiss law.


     Multimedia has further agreed that it will cause IAT AG and IAT Germany not to issue, and will not permit the issuance of, any shares of capital stock (or any security convertible into shares of capital stock) of IAT AG or IAT Germany, it being the intention of Multimedia and Vertical that IAT AG shall remain a direct or indirect wholly-owned subsidiary of Multimedia and IAT Germany shall remain a direct or indirect subsidiary of Multimedia.


     Amendment No. 1 to the Stock Purchase Agreement provides that Vertical shall not enter into an agreement or make any investment in an entity engaged in the video conferencing business prior to January 1, 1998 and that subsequent to January 1, 1998, Vertical, prior to entering into an agreement or making any investment in an entity engaged in the video conferencing business will provide the Company the opportunity to enter into such agreement or make such investment instead of Vertical.


     In connection with the Private Placement, the Company also entered into the Investor Rights Agreement with Vertical which provides that Vertical has the right, but not the obligation, to nominate as a member of the management slate for election to the Company's Board of Directors one or two persons for so long as Vertical will hold at least 5% or 10%, respectively, of the Series A Preferred Stock (or at least 5% or 10%, respectively, of the Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of the Investor Warrants). The Company agreed that one such person shall be elected Co-Chairman of the Board of Directors of the Company. The Investor Rights Agreement further provides for one demand and two piggy-back registration rights with respect to the Common Stock issuable upon conversion of the Series A Preferred Stock and the exercise of the Investor Warrants.


     In addition, also in connection with the Private Placement, the Company entered into the Marketing Agreement with General Capital, an affiliate of Vertical. The Marketing Agreement provides that General Capital will assist the Company in connection with marketing its products worldwide, arranging debt or equity financing for the Company's products to be purchased by its customers, and arranging financing for the Company's operations, leasing programs, joint ventures and distribution arrangements, in each case for the further enhancement of the Company's marketing strategy. The Marketing Agreement has a five year term expiring on October 26, 2001. Pursuant to the Marketing Agreement, the Company paid $100,000 at the closing of the Private Placement and the remaining $400,000 in connection with the IPO, which payment was made with a portion of the proceeds of the IPO. The Marketing Agreement further provides that Multimedia will provide General Capital with certain technical and other information relating to its business and operations as is reasonable and necessary for General Capital to market the Company's products. In addition, Multimedia will provide General Capital with the necessary sales promotion materials to market the Company's products and Multimedia shall make its management available to General Capital and prospective customers at such reasonable times and locations as is necessary for General Capital to market Multimedia's products. In connection with these provisions, General Capital agreed that, during the term of the Marketing Agreement and for a period of five years following such term, it shall not disclose to any third party any trade secrets or other confidential information for any purpose other than the performance of its duties under the Marketing Agreement and upon the prior written approval of Multimedia. General Capital further agreed in Amendment No. 1 to the Marketing Agreement, that during the term of the Marketing Agreement and for a period of three years thereafter it shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in the video conferencing business without any geographical limitation.


Stockholders' Agreement


     Certain stockholders of the Company have entered into a stockholders' agreement (the "Stockholders' Agreement") dated as of February 27, 1997. Pursuant to the Stockholders' Agreement, Walther Glas and Messrs. Vogt and Sippel (the "Registration Rights Group") have agreed not to sell or otherwise dispose of any shares of Common Stock or exercise any registration rights, or seek the consent of Royce, one of the IPO Underwriters and the underwriter of this Offering for such sale, disposition or exercise, without Vertical's prior written consent until April 1, 1999. In addition, pursuant to the Stockholders' Agreement, all of the existing stockholders of the Company other than Vertical and the Registration Rights Group, have agreed not to sell or otherwise dispose of any shares of Common Stock or seek the consent of Royce for such sale or disposition, without the prior written consent of each member of the Registration Rights Group and Vertical until April 1, 1999. The holders of such registration rights have waived their rights to have their securities registered on the Registration Statement of which this Prospectus is a part. In addition, the Stockholders' Agreement prohibits any sale or other disposition of shares of Common Stock until April 1, 1999 unless the acquiror (and any subsequent acquirors) of such shares becomes a party to the Stockholders' Agreement.


Escrow Shares

     In connection with the Company's IPO, its existing stockholders prior to the IPO deposited 498,285 shares of Common Stock into escrow. See "Principal Stockholders -- Escrow Shares."


Employment, Consulting and Settlement Agreements

     IAT AG entered into written employment and consulting agreements with Grissemann Consulting S.A. and Franz Muller and the Company has entered into a written employment agreement with Dr. Vogt and into consulting agreements with Reiner Hallauer and Arnold Wasserman. FSE has entered into an employment agreement with Dr. Simmet. See "Management -- Employment, Consulting and Settlement Agreements."

     On September 9, 1997, Multimedia and IAT Germany entered into the Settlement Agreement with Mr. Gudauski. See "Management -- Employment, Consulting and Settlement Agreements."

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All further transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be subject to approval by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors.


FSE Acquisition

     In November 1997 Multimedia acquired 100% of the general partner of FSE and 80% of the limited liability company shares of FSE. Pursuant to the provisions of the Purchase Agreement, Dr. Simmet has the right, under certain circumstances, to make withdrawals in the aggregate amount of $1,030,000 from the Partner Offset Account. See "Business -- FSE Acquisition."


     In December 1995, Dr. Simmet made a loan to FSE in the aggregate principal amount of approximately DM 252,000 (approximately $150,000) bearing interest at 6% per annum and maturing in December 1996. The outstanding principal amount of the loan plus interest was transferred to the Partner Offset Account and subsequently repaid to Dr. Simmet through a withdrawal from the Partner Offset Account. In connection with the purchase of FSE by Dr. Simmet in December 1995, Dr. Simmet received a loan in the aggregate principal amount of DM 1,233,330 (approximately $690,000) which was guaranteed by FSE and secured by a pledge of FSE's merchandise inventory, trade accounts receivables, leasehold improvements, operating and office equipment (including automobiles), furniture and fixtures. The principal amount of the loan plus interest, approximately DM 1,600,000 (approximately $900,000), was repaid by Dr. Simmet in November 1997 with a portion of the proceeds received by Dr. Simmet in connection with the sale of FSE to the Company.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding ownership of Common Stock by (i) each director of Multimedia, (ii) each of the Named Executive Officers, (iii) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, and (iv) all executive officers and directors of the Company as a group.



                     Name and Address                         Number of Shares Beneficially     Percentage of Shares
                  of Beneficial Owner(1)                                  Owned                  Beneficially Owned
-----------------------------------------------------------   -------------------------------   ---------------------
Executive Officers and Directors
Viktor Vogt(2)   ..........................................                870,079(3)            8.98%
Jacob Agam(4) .............................................                     --                 --
Klaus Grissemann(2) .......................................                189,395(5)            1.95%
Volker Walther(6)   .......................................                943,250(7)            9.72%
Franz Muller(2)  ..........................................                 94,697(8)               *%
Reiner Hallauer(2)  .......................................                 27,000(9)               *%
Arnold Wasserman(2) .......................................                 40,000(10)              *%
Alfred Simmet(2) ..........................................                146,949               1.51%
Significant Shareholders Vertical Financial Holdings Estab-
 lishment(4)(11) ..........................................              1,580,304(12)          15.21%
Behala Anstalt(13)  .......................................                592,804(14)           5.93%
Lupin Investments Services Ltd.(15)   .....................                592,804(16)           5.93%
Henilia Financial Ltd.(17)   ..............................                594,694(18)           5.95%
Klaus-Dirk Sippel(19)  ....................................              1,105,923(20)          10.95%
Richard Suter(21)   .......................................                771,551(22)           7.79%
Robert Klein Handel GmbH & Co. KG(21) .....................                455,438               4.69%
All executive officers and directors of the Company as a
 group (8 persons)  .......................................              2,258,870              23.28%

------------
* Less than 1%

 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. See "Certain Transactions."

 (2) The address of these directors and officers is c/o IAT Multimedia, Inc., Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland.

 (3) Includes 69,605 shares of Common Stock which are held in escrow but in respect of which Dr. Vogt retains the power to vote. See "--Escrow Shares."

 (4) Jacob Agam, the Co-Chairman of the Company, is the Chairman of the Board of Vertical. Pursuant to an agreement between Orida and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares held by Vertical. Mr. Agam is the Chairman and a significant owner of Orida. Mr. Agam disclaims beneficial ownership of the shares held by Vertical.

 (5) Includes 15,151 shares of Common Stock which are held in escrow but in respect of which Mr. Grissemann retains the power to vote. See "--Escrow Shares."

 (6) Volker Walther's address is Pestalozziweg 8, D-34439, Willebadessen, Germany. B&M Draft of Sunday, December 7, 8:00 pm

 (7) Includes 156,188 shares held by Walther Glas GmbH of which Mr. Walther is a majority shareholder. Also includes 58,765 and 12,495 shares of Common Stock which are held in escrow but in respect of which Mr. Walther and Walther Glas GmbH, respectively, retain the power to vote. See "--Escrow Shares."

 (8) Includes 7,575 shares of Common Stock which are held in escrow but in respect of which Mr. Muller retains the power to vote. See "--Escrow Shares."

 (9) Includes 25,000 shares of Common Stock issuable upon exercise of options which are currently exercisable.


(10) Represents 40,000 shares of Common Stock issuable upon exercise of options which are currently exercisable.


(11) The address of Vertical Financial Holdings Establishment is
     Hombrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.


(12) Includes 690,152 shares of Common Stock issuable upon exercise of warrants beneficially owned by Vertical and exercisable within 60 days. Also includes 71,212 shares of Common Stock which are held in escrow but in respect of which Vertical retains the power to vote. See "-- Escrow Shares."


(13) The address of Behala Anstalt is Heiligkreuz 6, PL-9490 Vaduz,
     Liechtenstein.


(14) Includes 296,402 shares of Common Stock issuable upon exercise of warrants beneficially owned by Behala Anstalt and exercisable within 60 days. Also includes 23,712 shares of Common Stock which are held in escrow but in respect of which Behala Anstalt retains the power to vote. See "-- Escrow Shares."


(15) The address of Lupin Investments Services Ltd. is P.O. Box 3186, Tortola/BVI, Road Town, Tortola, British Virgin Islands.


(16) Includes 296,402 shares of Common Stock issuable upon exercise of warrants beneficially owned by Lupin Investments Services Ltd. and exercisable within 60 days. Also includes 23,712 shares of Common Stock which are held in escrow but in respect of which Lupin Investments Services Ltd. retains the power to vote. See "--Escrow Shares."


(17) The address of Henilia Financial Ltd. is 35A Regent Street, Belize City, Belize.


(18) Includes 297,347 shares of Common Stock issuable upon exercise of warrants beneficially owned by Henilia Financial Ltd. and exercisable within 60 days. Also includes 23,788 shares of Common Stock which are held in escrow but in respect of which Henilia Financial Ltd. retains the power to vote. See "-- Escrow Shares."


(19) The address of Klaus-Dirk Sippel is Tannenweg 2, CH-5415 Nussbaumen, Switzerland. [Excludes] 76,941 shares sold in October 1996 by Mr. Sippel to Mr. Jurgen Henning. While Mr. Sippel does not have any voting or dispositive power with respect to these shares, the agreement between Messrs. Sippel and Henning provides that Mr. Sippel will share in the proceeds of the sale of Mr. Henning's shares.

(20) Includes 398,864 shares of Common Stock issuable upon exercise of Shareholder Warrants beneficially owned by Klaus-Dirk Sippel and exercisable within 60 days. Also includes 56,565 shares of Common Stock which are held in escrow but in respect of which Mr. Sippel retains the power to vote. See "-- Escrow Shares."


(21) Richard Suter's address is Lendikerstrasse 25, CH-8484 Weisslingen, Switzerland.


(22) Includes 198,864 shares of Common Stock issuable upon exercise of Shareholder Warrants beneficially owned by Richard Suter and exercisable within 60 days. Also includes 45,815 shares of Common Stock which are held in escrow but in respect of which Mr. Suter retains the power to vote. See "-- Escrow Shares."


(23) Robert Klein Handel GmbH & Co. KG's address is Perlengraben 2, D-50676 Cologne, Germany.


Escrow Shares


     The existing stockholders of the Company immediately prior to the IPO deposited an aggregate of 498,285 shares of Common Stock into escrow in connection with the IPO. The Escrow Shares are not assignable or transferable. Of the Escrow Shares,


       (i) 166,095 shall be released from escrow if, for the fiscal year ending December 31, 1997, the Company's minimum revenues (the "Minimum Revenues") equals or exceeds $5.5 million;

       (ii) 166,095 Escrow Shares (or, if the conditions set forth in (i) above was not met, 332,190 Escrow Shares) shall be released, if, for the fiscal year ending December 31, 1998, the Minimum Revenues equals or exceeds $8.0 million;

       (iii) 166,095 Escrow Shares (or, if the conditions set forth in either
   (i) or (ii) were not met, the remaining Escrow Shares) shall be released if, for the fiscal year ending December 31, 1999, the Minimum Revenues equals or exceeds $12.0 million and the Company's income before provision for taxes (the "Minimum Pretax Income") equals or exceeds $1.0 million; and


       (iv) all of the Escrow Shares will be released from escrow if one or more of the following conditions is/are met:

          (a) the average of the closing bid prices of the Company's Common Stock for any 30 consecutive trading days commencing March 26, 1999 exceeds $13.00 per share; or

          (b) the Company is acquired by or merged into another entity commencing on the date set forth in (a) above in a transaction in which the value of the per share consideration received by the stockholders of the Company (after giving effect to the release of shares from escrow) on the date of such transaction exceeds $13.00 per share.

     The Minimum Revenues and Minimum Pretax Income Amounts set forth above shall be (i) derived solely from the business owned and operated by the Company at the time of the IPO and shall not give effect to any operations relating to business or assets acquired after April 1, 1997; (ii) calculated exclusive of any extraordinary earnings including, but not limited to, any charge to income resulting from the release of the Escrow Shares and (iii) audited by the Company's independent public accountants.

     Any money, securities, rights or property distributed in respect of the Escrow Shares shall be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of the Company (the "Escrow Property"). On March 31, 2000, any remaining Escrow Shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to the capital of the Company. The Company expects that the release of the Escrow Shares to officers, directors, employees and consultants of the Company will be deemed compensatory and, accordingly, will result in a substantial charge to operations, which would equal the then fair market value of such shares. Such charges could substantially increase the loss or reduce or eliminate the Company's net income for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholder's equity, it may have a negative effect on the market price of the Common Stock. See "Risk Factors -- Charge to Earnings in the Event of Release of Escrow Shares", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 -- Consolidated Financial Statements of IAT.

     The Minimum Revenues and Minimum Pretax Income amounts and closing bid price levels set forth above were determined by negotiation between the Company and the IPO Underwriters and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of the Common Stock.

                           DESCRIPTION OF THE NOTES

     The Notes will be issued under an Indenture, as amended or supplemented from time to time (the "Indenture") to be entered into between Multimedia and as Trustee (the "Trustee") which will become effective upon the consummation of this Offering, a copy of the form of which has been filed as an Exhibit to the Registration Statement on Form S-l (the "Registration Statement") of which this Prospectus forms a part. The following are summaries of certain terms applicable to the Notes and do not purport to be complete. The summaries are subject to, and qualified in their entirety by reference to, the provisions of the Indenture, including the definitions of certain terms. Whenever reference is made to defined terms of the Indenture, such defined terms are incorporated herein by reference.


General


     The Notes will be unsecured general obligations of Multimedia, subordinate in right of payment to certain obligations of the Company as described under "-- Subordination" and convertible into Common Stock as described under " Conversion of the Notes." The Notes will be limited to an aggregate principal amount of $10,000,000 ($11,500,000 if the Underwriters' over-allotment option
is exercised in full), and will mature on     , 2003 (the "Maturity Date").
Interest on the Notes shall accrue from the date of original issuance, or from the most recent interest payment date to which interest has been paid or duly provided for, and shall be payable in U.S. Dollars semi-annually in arrears on
    , 1 and     , 1 of each year, commencing     , 1998 (each, an "Interest
Payment Date"), or, if any such day is not a business day, on the next succeeding business day, at the rate per annum stated on the front cover of this Prospectus. Interest will be payable to the person in whose name the Notes
are registered ("Holders") on      15 and      15 preceding each Interest
Payment Date (each, a "Regular Record Date"). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for conversion, registration of transfer and exchange at the office or agency of Multimedia maintained for that purpose in New York, New York. In addition, payment of interest may, at the option of Multimedia, be made by check mailed to the address of the person entitled thereto as it appears in the register of holders of Notes (the "Note Register").

     The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of Notes, but, subject to certain exceptions set forth in the Indenture, Multimedia may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Indenture does not contain any restrictions on the payment of dividends or on the repurchase of securities by Multimedia or any financial covenants, nor does the Indenture require Multimedia to maintain any sinking fund or, except as described under "--Pledge and Escrow Agreement," other reserve for the payment of the Notes. Multimedia will be required, however, to use approximately $1,875,000 of the net proceeds of this Offering to be deposited and applied to purchase a portfolio of Pledged Securities that will
be pledged and escrowed for payment of interest on the Notes through     ,
2000. See "-- Pledge and Escrow Agreement."


Conversion of The Notes


     The Notes are convertible into shares of Common Stock, at the option of the Holder, at any time after the first anniversary of the date of original issuance and prior to the Maturity Date (subject to earlier redemption or
repurchase, as described below) initially at the conversion price of $    ,
subject to adjustment under certain circumstances as described below (the "Conversion Price"). The right to convert Notes called for redemption will terminate at the close of business on the business day immediately preceding the date fixed for redemption, and unless Multimedia shall default in payment of the redemption price and accrued interest, the Notes shall cease to bear interest on the date fixed for redemption. If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal amount of such Note shall continue to bear interest. A Holder who surrenders a Note (or portion thereof) for conversion between the close of business on a Regular Record Date and the next Interest Payment Date will receive interest on such Interest Payment Date with respect to the

Note (or portion thereof) so converted through such Interest Payment Date. Except as provided above, no payment of interest on converted Notes will be payable by Multimedia on any Interest Payment Date subsequent to the date of conversion, and no adjustment will be made upon conversion of any Note for interest accrued thereon or dividends paid on Common Stock issued.


     The Conversion Price is subject to adjustment as set forth in the Indenture upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or other distribution on any class of capital stock of Multimedia; (ii) a subdivision or combination of outstanding shares of Common Stock; (iii) the issuance or distribution of capital stock of Multimedia or the issuance or distribution of options, rights, warrants or convertible or exchangeable securities entitling the holder thereof to subscribe for, purchase, convert into or exchange for capital stock of Multimedia at less than the current market price of such capital stock on the date of such issuance or distribution; (iv) the failure of the Company to maintain the listing of the Common Stock on the NASDAQ National Market, New York Stock Exchange or American Stock Exchange, (v) the dividend or other distribution to holders of Common Stock, or of a class or series of capital stock convertible into or exchangeable or exercisable for Common Stock, of evidences of indebtedness of Multimedia or assets (including securities, but excluding issuances, dividends and distributions referred to above, dividends and distributions in connection with the liquidation, dissolution or winding up of Multimedia and distributions of cash referred to below); and (vi) distributions of cash (other than in connection with the liquidation or dissolution of Multimedia) to holders of Common Stock, or of a class or series of capital stock convertible into or exchangeable or exercisable for Common Stock, generally to the extent the amount of such cash, combined with all such cash distributions made within the preceding 12 months with respect to which no adjustment has been made exceeds 10% of Multimedia's market capitalization (being the product of the current market price of the Common Stock on the date of such distribution multiplied by the number of shares of Common Stock outstanding on such date) on the record date for such distribution.


     Notwithstanding the foregoing, (a) if the options, rights or warrants or convertible or exchangeable securities described in clause (iii) of the preceding paragraph are exercisable only upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur and (b) if such options, rights or warrants or convertible or exchangeable securities expire unexercised, the Conversion Price will be readjusted to take into account only the actual number of such options, rights or warrants or convertible or exchangeable securities which were exercised. In addition, the provisions of the preceding paragraph will not apply to the issuance of Common Stock upon (i) the exercise of the Company's outstanding stock options under any stock-based employee compensation plan now existing or hereafter adopted, so long as the exercise price for such options equals or exceeds the fair market value of the securities underlying such options on the date of grant, unless the exercise or conversion price thereof is changed after the date of the Indenture (other than solely by operation of the anti-dilution provisions thereof), (ii) conversion of the Notes in accordance with their terms, or (iii) exercise or conversion of warrants, options or convertible notes issued by the Company prior to the date of the original issuance of the Notes unless the exercise or conversion price thereof is changed after the date of the Indenture (other than solely by operation of the anti-dilution provisions thereto).


     No adjustment will be made to the Conversion Price until cumulative adjustments to the Conversion Price amount to at least 1% of the Conversion Price, as last adjusted. Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or the payment of dividends on the Common Stock. Multimedia from time to time may reduce the Conversion Price if the Board of Directors of Multimedia has made a determination that such reduction would be in the best interests of Multimedia, which determination shall be conclusive.


     In the event of (i) any reclassification or change of the Common Stock or
(ii) a consolidation, merger or combination to which Multimedia is a party or a sale or conveyance to another entity of the property and assets of Multimedia as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock will be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, each Holder will have the right thereafter to convert such Holder's Notes into the kind and amount of shares of stock, other securities or other property or assets which the Holder would have owned or have been entitled to receive immediately upon such consolidation, merger, combination, sale or conveyance had such Note been converted into Common Stock immediately prior to the effective date of such reclassification, change, consolidation, merger, combination, sale or conveyance. Certain of the foregoing events may also constitute or result in a Change of Control requiring Multimedia to offer to repurchase the Notes. See " Certain Events Requiring Repurchase at the Option of Holders."

     Fractional shares of Common Stock will not be issued upon conversion. A person otherwise entitled to a fractional share of Common Stock upon conversion will receive cash equal to the equivalent fraction of the current market price of a share of Common Stock on the business day prior to conversion.


Pledge and Escrow Agreement

     The Pledge and Escrow Agreement will provide that upon the consummation of this Offering (the "Closing"), Multimedia must either (i) deposit cash with the Trustee or (ii) purchase and pledge to the Trustee for the benefit of the Holders of the Notes the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities, in the opinion of nationally recognized firm of independent public accountants selected by the Company, to provide for payment in full of the first four scheduled interest payments due on the Notes. Multimedia expects to use approximately $1,875,000 of the net proceeds of this Offering to make such deposit or acquire the Pledged Securities; however, the precise amount of securities to be acquired will depend upon the interest rates on Government Securities prevailing at the time of the Closing. The Pledged Securities and all other amounts deposited with the Trustee pursuant to the Pledge Escrow Agreement will be pledged by Multimedia to the Trustee for the benefit of the Holders of Notes pursuant to the Pledge and Escrow Agreement and will be held by the Trustee in the Pledge Account. Pursuant to the Pledge and Escrow Agreement, immediately prior to an interest payment date on the Notes, Multimedia may either (i) deposit with the Trustee from funds otherwise available to Multimedia cash sufficient to pay the interest scheduled to be paid on such date or, (ii) may direct the Trustee to liquidate Pledged Securities in an amount adequate to release from the Pledge Account proceeds sufficient to pay interest then due or (iii) may deposit cash sufficient to pay a portion of the interest scheduled to be paid on such date, may direct the Trustee to liquidate Pledged Securities in an amount adequate to release from the Pledge Account proceeds sufficient to pay the remaining portion of the interest then due. In the event that Multimedia exercises the first or third option, Multimedia may thereafter direct the Trustee to release to Multimedia proceeds or Pledged Securities from the Pledge Account in like amount.

     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by Multimedia, to provide for payment in full of the first four scheduled interest payments due on the Notes (or in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the fourth scheduled interest payment) the Trustee will be permitted to release to the Multimedia, at Multimedia's request, any such excess amount.

     Under the Pledge and Escrow Agreement, if Multimedia makes the first four scheduled interest payments on the Notes in a timely manner, all of the remaining Pledged Securities and all other amounts on deposit in the Pledge Account, if any, will be released to Multimedia from the Pledge Account.


Optional Redemption by Multimedia

     Multimedia may, at its option, redeem the Notes, in whole or from time to
time in part, at any time after     , 2000, upon not less than 30 days' nor
more than 60 days' prior notice of redemption to each Holder at such Holder's last address as it appears in the Note Register, at the redemption prices established for the Notes, together with accrued but unpaid interest, if any, to the date fixed for redemption. The redemption prices for the Notes (expressed as percentages of principal amount) are as follows:



FOR THE                       REDEMPTION
12 MONTHS AFTER                 PRICE
---------------------------   -----------
2000  .....................    105.00%
2001  .....................    102.50%
2002 and thereafter  ......    100.00%

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

     If less than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are quoted or listed, or if not quoted or listed, by lot or such other method that complies with applicable legal requirements and that the Trustee shall deem fair and appropriate. The Trustee may select for redemption portions of the principal amount of Notes that have a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The Trustee will make the selection from Notes outstanding and not previously called for redemption.


Change in Control


     Upon a Change of Control (as defined below), Multimedia will offer to repurchase each Holder's Notes pursuant to an offer (the "Repurchase Offer") at a purchase price equal to 100% of the principal amount of such Holder's Notes, plus accrued but unpaid interest, if any, to the date of repurchase.


     A "Change of Control" means the occurrence of any of the following events after the date of the Indenture: (i) any person (including, without limitation, any "person" within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the direct or indirect beneficial owner of shares of capital stock of Multimedia representing greater than 50% of the combined voting power of all outstanding shares of capital stock of Multimedia entitled to vote in the election of directors under ordinary circumstances; (ii) the Company consolidates with or merges into any other entity and the outstanding Common Stock is changed or exchanged as a result; (iii) the Company sells, conveys, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its assets to any Person or related group of Persons; (iv) at any time Continuing Directors do not constitute a majority of the Board of Directors of Multimedia then in office; (v) on any day (a "Calculation Date") the Company makes any distribution or distributions of cash, property, or securities (other than regular quarterly dividends, Common Stock, preferred stock which is substantially equivalent to Common Stock or rights to acquire Common Stock or preferred stock which is substantially equivalent to Common Stock) to holders of Common Stock, or the Company or any of its subsidiaries purchases or otherwise acquires Common Stock, and the sum of the fair market value of such distribution or purchase on the Calculation Date, plus the fair market value, when made, of all other such distributions and purchases which have occurred during the 12-month period ending on the Calculation Date, in each case expressed as a percentage of the aggregate market price of all of the shares of Common Stock outstanding at the close of business on the last day prior to the date of each such distribution or purchase, exceeds 50%. "Continuing Director" means at any date a member of Multimedia's Board of Directors (i) who is a member of such board on the date of the Indenture or (ii) who was nominated or elected by at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election. If the present Board of Directors were to approve a new director or directors and then resign, no Change of Control would occur even though the present Board of Directors would thereafter cease to be in office.


     Failure by Multimedia (i) to provide timely notice of a Change of Control, as provided for below, or (ii) to repurchase the Notes when required will result in an Event of Default under the Indenture whether or not that repurchase is permitted by the subordination provisions of the Indenture.


     Within 30 days after a Change of Control, unless Multimedia has previously given a notice of optional redemption by Multimedia of all of the Notes, Multimedia will give a notice of the Change of Control to each Holder at such Holder's last address as it appears on the Note Register which will include:
(i) a statement that a Change of Control has occurred and that Multimedia is offering to repurchase all of such Holder's Notes (ii) a brief description of such Change of Control; (iii) the repurchase price (the "Change of Control Payment"); (iv) the expiration date of the Change of Control Offer, which must be no earlier than 30 days nor later than 60 days from the date such notice is given; (v) the date such purchase will be effected, which must be no later than 30 days after expiration date of the Change of Control Offer; (vi) a statement that unless Multimedia defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (vii) the Conversion Price; (viii) the name and address of the paying agent and conversion agent; (ix) a statement that Notes must be surrendered to the paying agent to collect the Change of Control Payment; and (x) any other information required by law and any other procedures that a Holder must follow in order to have such Notes repurchased.

     In the event Multimedia is required to make a Change of Control Offer, Multimedia will comply with any applicable securities laws and regulations, including, to the extent applicable, Section 14(e) of, and Rule 14e-1 and any other tender offer rules under, the Exchange Act which may then be applicable in connection with any offer by Multimedia to purchase Notes at the option of the Holders.


     Multimedia, could, in the future, enter into certain transactions, including certain recapitalizations of Multimedia, that would not constitute a Change of Control, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time. The incurrence of significant amounts of additional indebtedness could have an adverse effect on Multimedia's ability to service its indebtedness, including the Notes. If a Change of Control were to occur, there can be no assurance that Multimedia would have sufficient funds at the time of such event to pay the Change of Control Payment for all Notes tendered by the Holders.


     Certain of Multimedia's future agreements relating to its indebtedness could prohibit the repurchase by Multimedia of the Notes pursuant to the exercise by a Holder of the foregoing option, depending on the financial circumstances of Multimedia at the time any such repurchase may occur, because such repurchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict Multimedia's ability to repurchase the Notes. See "-- Subordination."


     The foregoing provisions (i) may not afford Holders protection in the event of highly leveraged or other transactions involving Multimedia which may adversely affect Holders and (ii) may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.


Subordination


     The payment of the principal of, premium, if any, and interest on the Notes will be, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). Upon any payment or distribution of assets or securities of Multimedia to creditors upon any dissolution, winding up, liquidation, reorganization or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Multimedia or upon other proceedings, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before a Holder will be entitled to
(i) receive any payment in respect of the principal of or interest on the Notes or (ii) retain any assets so paid or distributed in respect thereof. In the event that notwithstanding the foregoing, the Trustee or a Holder is entitled to receive any payment or distribution of assets or securities of Multimedia of any kind or character (excluding securities of Multimedia as reorganized or readjusted or securities of Multimedia or any other corporation provided for by a plan of reorganization or readjustment, which, in each case, are subordinate in right of payment to all Senior Indebtedness at least to the same extent as the Notes), then such payment or distribution shall be received and held in trust for the benefit of, and shall be required to be paid over or delivered forthwith directly to the holders of Senior Indebtedness or their representative(s) or the trustee(s) under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness then due in full.


     Multimedia also may not make any payment upon or in respect of the Notes (except in such subordinated securities) if (a) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt (as herein defined) occurs and is continuing beyond any applicable grace period (a "Payment Default"), or (b) the Trustee has received a written notice (a "Payment Blockage Notice") that a nonpayment default has occurred and is continuing with respect to such Designated Senior Debt that permits such holders to accelerate the maturity of such Designated Senior Debt. In the event a Payment Default occurs, no payment may be made in respect of the Notes until such Payment Default is either cured or waived. In the event a Payment Blockage Notice is given, no payment may be made in respect of the Notes for a period (a "Payment Blockage Period") commencing upon receipt by the Company and Trustee of a Payment Blockage Notice and ending on the earliest of (i) 120 days thereafter (or earlier if such Payment Blockage Notice is terminated by written notice to the

Trustee and the Company from the holders of such Designated Senior Debt or any trustee, agent or other representative acting on behalf of such holders), (ii) the date of discharge or repayment in full in cash of such Designated Senior Debt or (iii) the date on which the default or event of the default giving rise to such Payment Blockage Notice has been cured or waived or has ceased to exist). Not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 consecutive days. "Designated Senior Debt" as defined in the Indenture means indebtedness under the lines of credit with Swiss Bank Corporation and Volksbank Sottrum as well as stockholder loans from Mr. Sippel, and (iii) any other Senior Indebtedness the principal amount of which is $10.0 million or more and which has been designated by the Company as "Designated Senior Debt."


     Because of these subordination provisions, in the event of an insolvency of Multimedia, funds which would otherwise be payable to Holders will be paid to holders of Senior Indebtedness to the extent necessary to repay such Senior Indebtedness in full and Multimedia may be unable to meet fully its obligations with respect to the Notes.


     "Senior Indebtedness" as defined in the Indenture means the principal of, premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Multimedia, whether or not such claim for post-petition interest is allowed in such proceeding) on and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (i) indebtedness of the Company (other than the Notes) to institutional lenders evidenced by credit or loan agreements, notes or other written obligations, (ii) all other indebtedness of the Company other than the Notes, which is (1) for money borrowed or (2) evidenced by a note, security, debenture, bond or similar instrument or guarantee thereof, (iii) obligations of the Company as lessee under capitalized leases and leases of Property made as part of any sale and leaseback transactions; (iv) indebtedness of others of any of the kinds described in the preceding clauses (i), (ii) and (iii) assumed or guaranteed by the Company, including the amounts guaranteed by the Company under the Guarantee Agreement; (v) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements, (vi) all obligations of the Company issued or assumed as the deferred purchase price of Property (but excluding any portion thereof constituting trade accounts payable arising in the ordinary course of business), (vii) all obligations of the Company for reimbursement under any letters of credit to the extent the obligations underlying such letters of credit are Senior Indebtedness under any of clause (i) through (v) above; and
(viii) renewals, extensions, modifications, restatements and refundings of, or amendments or supplements to, and indebtedness and obligations of a successor corporation issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (i) through (vii). Notwithstanding the foregoing, Senior Indebtedness shall not include (a) any future indebtedness of the kind described in clause (i) or (ii) above if and to the extent such indebtedness is convertible into shares of Common Stock or other equity securities of the Company, and the Notes shall rank pari passu with any such convertible indebtedness unless the instrument creating or evidencing such convertible indebtedness provides that such convertible indebtedness is junior in right of payment to the Notes, (b) indebtedness or amounts owed (except to banks and other financial institutions) for compensation to employees, or for goods or materials purchased, or services utilized, in the ordinary course of business of Multimedia or of any other person from whom such indebtedness or amount was assumed or for whom such indebtedness was guaranteed, (c) indebtedness to a Subsidiary or other Affiliate of the Company or (d) indebtedness which by its terms (or the terms of the instrument pursuant to which it is issued) expressly provides that such indebtedness shall not be senior in right of payment to the Notes.


     The Notes are unsecured obligations of Multimedia, and, accordingly, will rank pari passu with all unsecured obligations of Multimedia, including those arising by operation of law or imposed by any judicial or governmental authority. The Notes are obligations exclusively of Multimedia, and accordingly, will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of its subsidiaries. The right of Multimedia, and, therefore the right of creditors of Multimedia (including Holders) to receive assets of any such subsidiary upon the liquidation or reorganization of such subsidiary or otherwise, as a practical matter, will be effectively subordinated to the claims of such subsidiary's creditors,


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

except to the extent Multimedia is itself recognized as a creditor of such subsidiary or such other creditors have agreed to subordinate their claims to the payment of the Notes, in which case the claims of Multimedia would still be effectively subordinate to any secured claim on the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Multimedia.

     At November 30, 1997, Senior Indebtedness was approximately $3.1 million. Multimedia may from time to time incur additional indebtedness constituting Senior Indebtedness. The Indenture does not restrict the incurrence of additional Senior Indebtedness by Multimedia or its subsidiaries.


Merger and Consolidation


     Multimedia may not consolidate with or merge into any other entity or lease, convey or transfer all or substantially all of its properties and assets to, another Person unless (i) the successor or transferee is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor expressly assumes the due and punctual payment of the principal of and interest on all the Notes and the performance of every covenant by Multimedia in the Indenture, (iii) after such transaction no Event of Default exists, and no event has occurred and is continuing which after notice or lapse of time or both, would become an Event of Default, (iv) after such transaction, the Notes and the Indenture constitute the valid and enforceable obligations of the successor and (v) Multimedia has delivered to the Trustee an officers' certificate and an opinion of counsel as set forth in the Indenture.


Defeasance


     The Indenture will provide that, on or after     , 2002 or at any time
after a notice of redemption has been delivered to Holders, Multimedia, at its option, (a) will be discharged from any and all obligations with respect to the Notes (except for, among other things, certain obligations which include the rights of Holders of Outstanding Notes to (i) convert the Notes into Common Stock, (ii) receive payments out of amounts deposited in trust with the Trustee in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (iii) receive replacement of stolen, lost or mutilated Notes, (iv) require Multimedia to maintain paying agencies and office or agencies for holding monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (as described above under "Merger and Consolidation" and "Change of Control", in each case upon the deposit with the Trustee, in trust, of money, or U.S. Government Obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, premium, if any, and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes to their stated maturities or to and including a redemption date which has been irrevocably designated by Multimedia for redemption of the Notes. To exercise any such option, Multimedia is required to meet certain conditions, including delivering to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders to recognize income, gain or loss for Federal income tax purposes.


Events of Default


     The following will be Events of Default under the Indenture: (i) failure to pay principal, or premium, if any, of the Notes when due and payable at maturity, upon redemption or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) failure to pay any interest on any Notes when it becomes due and payable, continued for ten Business Days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) failure to provide timely notice of a Change of Control as required by the Indenture; (iv) failure to perform any other covenant or restriction of Multimedia in the Indenture, continued for 30 days after written notice to Multimedia as provided in the Indenture; (v) certain events of bankruptcy, insolvency or reorganization of Multimedia or any Significant Subsidiary (as defined herein) of Multimedia;
(vi) failure to perform any covenant or restriction of Multimedia or its subsidiaries under any bond, debenture, note or other indebtedness for borrowed money or any mortgage, indenture or instrument under which there may be issued, secured or evidenced any indebtedness for borrowed money, which failure shall have resulted in such indebtedness in an aggregate amount exceeding $10.0 million becoming or being declared due or payable prior to the date on which it would otherwise have become due and payable or such obligations being


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

accelerated, without such acceleration having been rescinded or annulled within a period of 30 days after notice of such failure shall have been given to Multimedia, or (vii) a judgment or order for the payment of an amount equal to at least $10.0 million is rendered against Multimedia or any subsidiary of Multimedia and is not vacated, discharged, stayed or bonded pending appeal within 30 days thereof.

     If an Event of Default occurs and is continuing, either the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that if an Event of Default under clause (v) of the definition of Event of Default occurs, all unpaid principal of, premium, if any, and interest on all outstanding Notes will automatically become due and payable without declaration or other act on the part of the Trustee or any Holders. After acceleration, but before a judgment or decree based on acceleration, Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of principal amounts which became due by acceleration, have been cured or waived, and certain other payments have been made by Multimedia, as provided in the Indenture.

     No Holder will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture unless such holder previously has given to the Trustee written notice of a continuing Event of Default and unless Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written requests and offered reasonable indemnity to the Trustee, to institute proceedings as trustee, and the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with the request, and the Trustee has failed to institute such proceedings, within 60 days. However, these limitations do not apply to a suit instituted by a Holder for the enforcement of payment of the principal or interest on such Notes on or after the respective due dates expressed in such Notes. Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred to the Trustee (subject to certain exceptions).

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity.

     The Trustee will, within 90 days after the occurrence of a default, mail to all Holders notice of all defaults known to it, but except in the case of a default in the payment of the principal of or interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Holders. Multimedia will be required to furnish to the Trustee annually a statement of the performance by Multimedia of certain of its obligations under the Indenture and as to any default in the performance of the obligations.


Modifications, Amendments and Waivers


     Modifications and amendments of the Indenture may be made by Multimedia and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes held by persons other than affiliates of Multimedia; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, (i) change the stated maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon; (ii) change the place of payment where, or the coin or currency in which, any Note or the interest thereon is payable; (iii) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof; (iv) modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the Holders; (v) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any supplement or waiver;
(vi) reduce the vote of Holders necessary to waive certain defaults or compliance with certain provisions of the Indenture; (vii) following the making of an offer, modify the provisions of the Indenture with respect to Multimedia's obligations to repurchase the Notes in a manner adverse to the Holders; or (viii) modify the provisions of the Indenture with respect to a Holder's right to exchange or convert the Notes in a manner adverse to such Holder.


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

     Amendments and supplements to the Indenture may be made by Multimedia and the Trustee without the consent of any Holder, in part, (i) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes; or (ii) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; or (iii) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided such action shall not adversely affect the interests of the Holders in any material respect.

     Holders of a majority in aggregate principal amount of Outstanding Notes may on behalf of the Holders waive any past defaults, other than a default (i) in payment of the principal, premium, if any, or interest on any Notes or (ii) in respect of a covenant or provision in the Indenture which pursuant to the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.


Book-Entry

     The Notes will be issued in the form of a global note or notes (together, the "Global Note") deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as DTC's nominee. Owners of beneficial interests in the Notes represented by the Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Note or the Indenture, with respect to the Global Note and the Company and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Note.

     DTC has advised Multimedia as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Unless and until they are exchanged in whole or in part for certificated Notes in definitive form as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC.

     The Notes represented by the Global Note will not be exchangeable for certificated Notes, provided that if (i) DTC is at any time unwilling, unable or ineligible to continue as depositary or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by the Global Note, Multimedia will issue individual Notes in definitive form in exchange for the Global Note. In addition, Multimedia may at any time and in its sole discretion determine not to have a Global Note, and, in such event, will issue individual Notes in definitive form in exchange for the Global Note previously representing all such Notes. In such instances, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Notes in definitive form equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     Payments of principal of and interest on the Notes will be made by Multimedia through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither Multimedia nor the


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

Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Multimedia expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Multimedia also expects that payments by participants to owners of beneficial interests in the Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     So long as the Notes are represented by a Global Note, DTC or its nominee will be the only entity that can exercise a right to repayment pursuant to the Holder's option to elect repayment of its Notes or the right of conversion of the Notes. Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment, or the right of conversion, of beneficial interests in Notes represented by the Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment, or the right of conversion, with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other participant through which it holds an interest in such Notes to notify DTC of its desire to exercise a right to repayment, or the right of conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. Multimedia will not be liable for any delay in delivery of such notice to DTC.


Governing Law

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to such State's conflict of law principles.


Trustee

     The Bank of New York will be the Trustee under the Indenture and the paying agent and registrar for the Notes. The Indenture will provide that Multimedia will indemnify the Trustee against any loss, liability or expense incurred without negligence or willful misconduct on the part of the Trustee in connection with the acceptance or administration of the trust created by the Indenture. Multimedia and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide Multimedia and its subsidiaries with banking and financial services in the ordinary course of their business.


Limited Market for the Notes

     The Notes will be traded in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." No assurance can be given that a market for the Notes will develop, as to the liquidity or sustainability of any market that may develop, or the ability of Holders to sell their Notes at any price. Future trading prices of the Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities.


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

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Multimedia consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of Blank Check Preferred Stock. Multimedia currently has issued 9,751,949 shares and has outstanding an aggregate of 9,701,949 shares of its Common Stock.


Common Stock

     Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of Common Stock are entitled to receive such dividends, pro rata, based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. Multimedia has never paid cash dividends on its Common Stock and does not anticipate or intend paying cash dividends in the foreseeable future on its Common Stock. In the event of the liquidation, dissolution or winding up of the affairs of Multimedia, all assets and funds of Multimedia remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding Preferred Stock, shall be distributed to the holders, pro rata on a per share basis, among the holders of the Common Stock. Holders of Common Stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, fully paid and non-assessable.


Preferred Stock


Blank Check Preferred Stock

     The Company is authorized to issue up to 500,000 shares of Blank Check Preferred Stock. The Board of Directors has the authority to issue this Blank Check Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Blank Check Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Blank Check Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuances of Blank Check Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Blank Check Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Blank Check Preferred Stock.


Investor Warrants and Stockholders Warrants

     Each of the warrants granted to certain investors and stockholders of the Company prior to the IPO entitle the holder to purchase one share of Common Stock at an exercise price per share equal to $7.80 at any time or from time to time, but not later than 5:00 P.M., New York City time, on December 31, 2006. Each of these warrants provides for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuances of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions. In addition, the warrants issued to certain investors of the Company prior to the IPO also contain a cashless exercise option provision.

     Each of these warrants may be exercised upon surrender of the certificate evidencing the warrants on or prior to its expiration date at the offices of the Company or the Transfer Agent (as defined below), with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Investor Warrant or Shareholder Warrant is being exercised. Shares issued upon exercise of these warrants and payment in accordance with the terms of these warrants will be fully paid and non-assessable. These warrants do not confer upon the holders of these warrants any voting or other rights of a stockholder of the Company. Upon exercise of these warrants, the holders of the Common Stock issued upon such exercise will have registration rights as set forth in the Investor's Rights Agreement. See "Certain Transactions -- Private Placement and Related Transactions."


Underwriters' Warrants

     The Company sold to the IPO Underwriters, for nominal consideration, the IPO Underwriters' Warrants to purchase up to an aggregate of 335,000 shares of Common Stock. The IPO Underwriters' Warrants are exercisable commencing April 1, 1998 through April 1, 2002 at an exercise price equal to $9.90 per share, subject to adjustment in certain events, and are not transferable until March 26, 1998 except to officers of the IPO Underwriters or to members of the selling group. The IPO Underwriters' Warrants also contain a cashless exercise provision. The Company has agreed to register under the Securities Act during the four-year period commencing on March 26, 1998, on two separate occasions, the securities issuable upon exercise of the IPO Underwriters' Warrants. The initial such registration shall be at the Company's expense and the second at the expense of the holders.

     The Company has agreed to sell to the Underwriter of this Offering or its designee, for nominal consideration, Underwriter's Warrants to purchase up to
an aggregate of    shares of Common Stock. The Underwriter's Warrants are
exercisable during the four-year period commencing     . 1999 at an exercise
price equal to $   per share, subject to adjustment in certain events, and are
not transferable until     , 1999 except to officers of the Underwriter or to
members of the selling group. The Underwriter's Warrants also contain a cashless exercise provision. The Company has agreed to register under the
Securities Act during the four-year period commencing on     , 1999, on two
separate occasions, the securities issuable upon exercise thereof. The initial such registration shall be at the Company's expense and the second at the expense of the holders.


Business Combination Provisions

     The Company is subject to the "business combination" statute of the Delaware Law, an anti-takeover law enacted in 1988. In general, Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (a) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (b) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. Upon closing of this Offering and the registration of its shares of Common Stock under the Exchange Act, the restrictions imposed by such statute will apply to the Company and, as a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Multimedia currently has 9,701,949 shares of Common Stock outstanding. Of these shares outstanding, 3,350,000 shares of Common Stock are freely transferable without restriction or further registration under the Securities Act, unless purchased by affiliates of Multimedia as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below.


     Of the 9,701,949 shares of Common Stock outstanding, 498,285 are Escrow Shares, 5,732,357 are held by affiliates whose resales are subject to volume limitations. In addition, all of the Company's officers, directors and certain stockholders who hold, in the aggregate, approximately 65.4% of the outstanding Common Stock, have entered into the Lock-Up Agreements with the IPO Underwriters wherein they agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market) or to exercise registration rights without the prior written consent of the Royce until March 27, 1999; provided, however, that the stockholders of the Company subject to the Lock-Up Agreements (other than officers and directors of the Company) may sell or otherwise dispose of shares of Common Stock in one or more private sales without such consent if the acquirors (and any subsequent acquirors) of such shares enter into a Lock-Up Agreement with the IPO Underwriters restricting the transferability of such shares for the remainder of period between March 26, 1997 and March 26, 1999; and provided further that certain stockholders whose Common Stock was issued upon the automatic conversion of the Series A Preferred Stock may not enter into such private sales without such consent prior to October 24, 1998. Royce Investment Group, Inc. has indicated that it will not consent to any sale or other disposition of such shares of Common Stock which were issued upon the automatic conversion of the Series A Preferred Stock prior to October 24, 1998, except in the event of a tender offer. In connection with the acquisition of FSE, the Company issued 146,949 shares of Common Stock to Dr. Simmet who has agreed with the Company not to sell or transfer such shares until November 13, 1998. Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act could have an adverse effect on the price of the Common Stock.


     In addition, the Company has outstanding warrants to purchase an aggregate of 2,683,485 shares of Common Stock issued to the IPO Underwriters, certain investors in connection with the Company's formation and certain stockholders of the Company's predecessor in connection with the Company's formation. The Company has also reserved for issuance 500,000 shares of Common Stock in connection with the 1996 Stock Option Plan, none of which have been granted , 70,000 shares of Common Stock issuable upon exercise of options issued to Arnold J. Wasserman, 75,000 shares of Common Stock issuable upon exercise of
options to Reiner Hallauer and    shares of Common Stock issuable upon exercise
of warrants to be issued to the Underwriter in this Offering. The existence of these securities could have an adverse effect on the price of the Company's outstanding securities. If any of these warrants or options are exercised, the value of the Common Stock held by public investors will be diluted if the value of such stock immediately prior to the exercise of such warrants or options exceeds the exercise price thereof, with the extent of such dilution depending upon such excess. These warrants or options afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock, which may adversely affect the terms upon which the Company could issue additional Common Stock during the term thereof. In addition, holders of such warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected. See "Description of Securities" and "Underwriting."


     In general under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed to be "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of restricted shares beneficially owned for at least one year that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not an affiliate of Multimedia and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume or other resale requirements.

     Vertical, Walther Glas and Messrs. Vogt, Sippel, Wasserman, Hallauer and certain other holders of Common Stock and warrants have certain demand and piggy-back registration rights covering their respective securities. Walther Glas and Messrs. Vogt and Sippel have also entered into the Stockholders Agreement (as defined herein) in which they have agreed not to sell or otherwise dispose of any shares of Common Stock or exercise any registration rights, or seek the consent of Royce Investment Group, Inc. for such sale, disposition or exercise, without Vertical's prior written consent until April 1, 1999. The holders of such registration rights have waived their rights to have their securities registered on the Registration Statement of which this Prospectus is a part. See "Certain Transactions." In addition, the IPO Underwriters and the Underwriter in this Offering also have demand and piggy-back registration rights with respect to the securities underlying their respective warrants.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and the Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, ruling and decisions now in effect, all of which are subject to change. This summary deals only with initial investors who will hold Notes and Common Stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold the Notes or Common Stock as part of a position in a "straddle" for tax purposes, persons other than United States Holders or holders of Notes that did not acquire the Notes in the initial distribution thereof.


     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.


United States Holder


     As used herein, the term "United States Holder" means a holder of a Note that is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust subject to the primary supervision of a United States court and the control of one or more United States persons, and the term "United States" means the United States of America (including the States and District of Columbia).


Payment of Interest


     Interest on a Note generally will be includible in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.


Sale, Exchange or Redemption of the Notes


     Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted basis in the Note. A United States Holder's adjusted basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the Note was held for more than one year, at the time of sale, exchange or redemption. A United States Holder who is an individual is subject to tax at a maximum rate of 28% in respect of property held for more than one year and at a maximum rate of 20% in respect of property held in excess of 18 months.


Conversion of the Notes


     A United States Holder generally will not recognize any income, gain, or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional share of Common Stock. Such United States Holder's basis in the Common Stock received on conversion of a Note will be the same as such United States Holder's adjusted basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted basis in the fractional share).


Adjustment of Conversion Price


     The conversion price of the Notes is subject to adjustment in certain circumstances. Under Section 305(c) of the United States Internal Revenue Code of 1986 (the "Code"), adjustments that have the effect of increasing the proportionate interest of holders of the Notes in the assets or earnings of the Company (for example, an adjustment following a distribution of property by the Company to its stockholders) may in some circumstances give rise to deemed dividend income to holders of the Notes; similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Company Common Stock can in some circumstances give rise to deemed dividend income to holders of such Common Stock.


Dividends on the Common Stock


     Dividends paid on the Common Stock will be taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits for federal income tax purposes. To the extent that the amount of the distributions paid on the Common Stock exceeds the Company's current or accumulated earnings and profits for federal income tax purposes, such distributions will be treated first as a return of capital and will be applied against and reduce the adjusted tax basis of the Common Stock in the hands of a stockholder. Any remaining amount after the holder's basis has been reduced to zero will be taxed as capital gain, and will be long-term capital gain if the holder's holding period for the common stock exceeds one year. For individual United States Holders, long-term capital gain is subject to the tax rates described in "-- Sale, Exchange or Redemption of Notes." The deduction of capital losses is subject to limitations for U.S. federal income tax purposes. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxed as ordinary income as described above unless the context indicates otherwise.


     Dividends received by United States Holders that are corporations will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to the limitations contained in Sections 246 and 246A of the Code. A corporate stockholder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate stockholder deducts in computing taxable income.


     Section 1059 of the Code requires a corporate stockholder to reduce its basis (but not below zero) in the Common Stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held its Common Stock for more than two years as of the date the amount or payment of such dividend is agreed to, announced or declared. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income under Section 243 of the Code (relating to the dividends-received deduction). If any part of the nontaxed portion of an extraordinary dividend has not been applied to reduce basis as a result of the limitation on reducing basis below zero, Section 1059 requires immediate recognition of such amount as gain from the sale or exchange of such stock.


Sale or Other Disposition of Common Stock


     Upon the sale or other disposition of shares of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale and such holder's tax basis in the Common Stock. Gain or loss upon the disposition of the Common Stock will be capital gain or loss and will be long-term capital gain if, at the time of the disposition, the Common Stock has been held for more than one year (which, in the case of Common Stock acquired upon conversion of a Note, would include the period during which the converted Note was held). For individual United States Holders, long-term capital gain is subject to the tax rates described in "-- Sale, Exchange or Redemption of Notes." The deduction of capital losses is subject to limitations for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax


     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, and payments of the proceeds of the sale of a Note or Common Stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund.


                                 UNDERWRITING


     Royce Investment Group, Inc. (the "Underwriter"), has agreed, subject to the terms and conditions of the Underwriting Agreement between Multimedia and the Underwriter (the "Underwriting Agreement"), to purchase from Multimedia, and Multimedia has agreed to sell to the Underwriter, $10,000,000 principal amount of Notes.


     The Underwriter has advised Multimedia that it proposes to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD"), at such price less a concession of
not in excess of $   , of which a sum not in excess of $    may in turn be
reallowed to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, the concession and the reallowance may be changed by the Underwriter. The Underwriter is committed to purchase all of the Notes offered hereby if any are purchased.


     Multimedia has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. Multimedia has also agreed to pay to the Underwriter a non-accountable expense allowance equal to 3.0% of the gross proceeds derived from the sale of the Notes offered hereby, including any Notes purchased pursuant to the Underwriter's over-allotment option, $70,000 of which has been paid to date.


     Multimedia has granted to the Underwriter an option exercisable during the 30-day period commencing on the date of this Prospectus, to purchase from Multimedia at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions, up to $1,500,000 additional principal amount of Notes for the purpose of covering over-allotments, if any, made in connection with the sale of the Notes offered hereby.


     All of Multimedia's officers and directors and certain stockholders who hold, in the aggregate, approximately 65.4% of the outstanding Common Stock have entered into the Lock-Up Agreements wherein they agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market) or to exercise any registration rights without the prior written consent of the Underwriter until March 27, 1999; provided, however, that the stockholders of Multimedia subject to the Lock-up Agreements (other than officers and directors of Multimedia) may sell or otherwise dispose of shares of Common Stock in one or more private sales without such consent if the acquirors (and any subsequent acquirors) of such shares enter into a Lock-Up Agreement with the Underwriter restricting the transferability of such shares for the remainder of the period between March 26, 1997 and March 26, 1999; and provided further that the participants in the Private Placement may not sell or otherwise dispose of their shares of Common Stock in such private sales without such consent prior to October 24, 1998.


     Multimedia has agreed to sell to the Underwriter or its designees, for nominal consideration, the Underwriter's Warrants to purchase up to an
aggregate of      shares of Common Stock. The Underwriter's Warrants are
exercisable during the four-year period commencing one year from the date of
this Prospectus at an exercise price equal to $    , subject to adjustments in
certain events, and are not transferable for a period of one year from the date of this Prospectus except to officers of the Underwriters or to members of the selling group. The Underwriter's Warrants also contain a cashless exercise provision. Multimedia has agreed to register under the Securities Act during the four-year
period commencing     , 1999, on two separate occasions, the securities
issuable upon exercise thereof. The initial such registration shall be at Multimedia's expense and the second at the expense of the holders.

     During the five-year period from the date of this Prospectus, in the event the Underwriter originates a financing or a merger, acquisition, joint venture, strategic introduction or other similar transaction to which Multimedia is a party, the Underwriter will be entitled to receive a finder's fee in consideration of the origination of such transaction. The fee is based upon a percentage of the consideration paid in the transaction.

     The Notes will be traded in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." No assurance can be given that a market for the Notes will develop, as to the liquidity or sustainability of any market that may develop, or the ability of Holders to sell their Notes at any price. Future trading prices of the Notes will depend on many factors, including, among others, prevailing interest rates, Multimedia's operating results, the price of the Common Stock and the market for similar securities.

     In connection with the Offering, the Underwriter and certain selling group members may engage in certain transactions that stabilize, maintain or otherwise affect the market price of the Notes and the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Notes and Common Stock for the purpose of pegging, fixing or maintaining the market price of such securities. The Underwriter may also create a short position in the Notes by selling more Notes in connection with the Offering than it is committed to purchase from Multimedia, and in such case the Underwriter may reduce all or a portion of that short position by purchasing the Notes in the open market. The Underwriter also may elect to reduce any short position by exercising all or any portion of the over-allotment option described herein. In addition, the Underwriter may impose "penalty bids" on certain selling group members. This means that if the Underwriter purchases Notes or shares of Common Stock in the open market to reduce such short position or to stabilize the price of the Note or the Common Stock, it may reclaim the amount of the selling concession from selling group members who sold those Notes as part of the Offering. Any of the transactions described in this paragraph may stabilize or maintain the market price of the Notes and the Common Stock at a level above that which might otherwise prevail in the open market.

     Neither Multimedia nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes or the Common Stock. In addition, neither Multimedia nor the Underwriter makes any representation that the Underwriter or any selling group members will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


                                 LEGAL MATTERS


     The validity of the securities offered hereby will be passed upon for the Company by Baker & McKenzie, New York, New York. Certain legal matters related to this Offering will be passed upon for the Underwriter by Bachner, Tally, Polevoy & Misher LLP, New York, New York. Baker & McKenzie, New York will rely, without independent verification, on the opinion of Baker & McKenzie, Zurich and Baker & McKenzie, Munich as to matters of Swiss and German law, respectively.


                                    EXPERTS


     The consolidated financial statements of IAT Multimedia, Inc. as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and Registration Statement have been included herein in reliance on the report of Rothstein, Kass & Company, P.C., independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of FSE Computer-Handel GmbH & Co. KG, Pirmasens as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus and Registration Statement have been included in reliance on the report of Rothstein, Kass & Company, P.C., independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith will file reports and other information with the Commission. The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Commission in Washington, D.C. with respect to the Notes offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Notes offered hereby, reference is hereby made to the Registration Statement and such exhibits, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS




                                                                               Page
                                                                            ------------
      IAT Multimedia, Inc. and Subsidiaries
      Independent Auditors' Report   ....................................   F-2
      Consolidated Financial Statements
         Consolidated Balance Sheets ....................................   F-3
         Consolidated Statements of Operations   ........................   F-4
         Consolidated Statements of Stockholders' Equity (Deficit) ......   F-5
         Consolidated Statements of Cash Flows   ........................   F-6
         Notes to Consolidated Financial Statements .....................   F-7 -- F-13
      FSE Computer-Handel GmbH & Co. KG
      Independent Auditors' Report   ....................................   F-14
      Financial Statements:
         Balance Sheets as of December 31, 1995 and 1996  ...............   F-15
         Income Statements for the years ended December 31, 1994, 1995
          and 1996 ......................................................   F-16
         Statements of Partners Capital for the years ended
          December 31, 1994, 1995 and 1996 ..............................   F-17
         Statements of Cash Flows for the years ended December 31, 1994,
          1995 and 1996  ................................................   F-18 - F-19
         Notes to Financial Statements  .................................   F-20 - F-27
      Unaudited Financial Statements:
         Balance Sheets as of September 30, 1996 and 1997 ...............   F-28
         Income Statements for the Nine Months ended September 30,
          1996 and 1997  ................................................   F-29
         Statements of Partners Capital for the Nine Months ended
          September 30, 1996 and 1997   .................................   F-30
         Statements of Cash Flows for the Nine Months ended September
          30, 1996 and 1997 .............................................   F-31 - F-32
         Notes to the Unaudited Financial Statements   ..................   F-33 - F-38

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
IAT Multimedia, Inc.

We have audited the accompanying consolidated balance sheets of IAT Multimedia, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IAT Multimedia, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Roseland, New Jersey
January 31, 1997, except for Note 13 as to which the date is April 1, 1997

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                                       December 31,              September 30,
                                                            ----------------------------------   ----------------
                                                               1995               1996               1997
                                                            ---------------   ----------------   ----------------
                                                                                                  (Unaudited)
Assets
Current assets:
   Cash  ................................................    $    198,879      $     264,661      $   7,938,344
   Marketable securities   ..............................                                             3,177,570
   Accounts receivable, less allowance for doubtful
    accounts of $0 in 1995, $20,000 in 1996 and
    $46,520 in 1997  ....................................         600,904            309,133            127,305
   Inventories ..........................................         476,487            437,128            348,566
   Other current assets .................................         212,330            192,996            319,875
                                                             ------------      -------------      -------------
      Total current assets ..............................       1,488,600          1,203,918         11,911,660
Equipment and improvements, less accumulated
 depreciation and amortization   ........................         567,806            638,955            655,644
Other assets:
   Other assets   .......................................                             96,667            438,030
   Deferred registration costs   ........................                            276,525
                                                             ------------      -------------      -------------
                                                             $  2,056,406      $   2,216,065      $  13,005,334
                                                             ============      =============      =============
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Notes payable, banks .................................    $  1,616,669      $   1,811,837      $   1,460,726
   Accounts payable and other current liabilities   .             978,480          1,013,400            751,347
   Loans payable, stockholders   ........................                          1,107,407            448,276
                                                             ------------      -------------      -------------
      Total current liabilities  ........................       2,595,149          3,932,644          2,660,349
                                                             ------------      -------------      -------------
Loans payable, stockholders, net of current portion   .           348,913            963,704            425,690
                                                             ------------      -------------      -------------
Series A convertible preferred stock, $.01 par value,
 redeemable, authorized, issued and outstanding .........                          1,400,000
                                                             ------------      -------------      -------------
Commitments and contingencies Stockholders'
 equity (deficit):
   Preferred stock, $.01 par value, authorized
    500,000 shares, none issued Common stock,
    $.01 par value, authorized 20,000,000 shares,
    issued 3,500,000, 4,375,000 and 9,605,000
    shares, respectively   ..............................          35,000             43,750             96,050
   Capital in excess of par value   .....................       6,472,051          8,002,884         26,194,723
   Accumulated deficit  .................................      (7,184,969)       (12,293,447)       (16,647,906)
   Treasury stock (50,000 shares)   .....................                                              (206,260)
   Cumulative translation adjustment   ..................        (209,738)           166,530            482,688
                                                             ------------      -------------      -------------
      Total stockholders' equity (deficit)   ............        (887,656)        (4,080,283)         9,919,295
                                                             ------------      -------------      -------------
                                                             $  2,056,406      $   2,216,065      $  13,005,334
                                                             ============      =============      =============

          See accompanying notes to consolidated financial statements.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                       Nine Months Ended
                                                         Years Ended December 31,                        September 30,
                                             -------------------------------------------------  --------------------------------
                                                 1994             1995             1996             1996             1997
                                             ---------------  ---------------  ---------------  ---------------  ---------------
                                                                                                 (Unaudited)      (Unaudited)
Net sales .................................   $  1,053,148     $  1,510,076     $  1,193,302     $    961,257     $    537,561
Cost of sales   ...........................        699,701          967,909          811,771          689,952          328,613
                                              ------------     ------------     ------------     ------------     ------------
Gross margin ..............................        353,447          542,167          381,531          271,305          208,948
                                              ------------     ------------     ------------     ------------     ------------
Operating expenses:
   Research and development costs:
      Expenses incurred  ..................      2,269,191        2,531,093        2,728,815        1,952,079        1,967,604
      Less participations received   ......      2,206,888          868,335          398,177          272,071           94,070
                                              ------------     ------------     ------------     ------------     ------------
      Research and development costs,
       net   ..............................         62,303        1,662,758        2,330,638        1,680,008        1,873,534
   Selling expenses   .....................        739,385        1,265,697        1,462,191        1,156,324        1,474,334
   General and administrative expenses   .         798,766        1,374,379        1,494,858        1,041,894        1,374,210
                                              ------------     ------------     ------------     ------------     ------------
                                                 1,600,454        4,302,834        5,287,687        3,878,226        4,722,078
                                              ------------     ------------     ------------     ------------     ------------
Operating loss  ...........................     (1,247,007)      (3,760,667)      (4,906,156)      (3,606,921)      (4,513,130)
                                              ------------     ------------     ------------     ------------     ------------
Other income (expense):
   Interest income ........................                                                                            362,322
   Interest expense   .....................       (124,776)        (128,804)        (213,136)        (138,922)        (169,454)
   Other income ...........................         36,586           30,127           10,814           12,862           17,428
   Minority interest in net loss of
   subsidiaries ...........................                         129,167
                                              ------------     ------------     ------------     ------------     ------------
                                                   (88,190)          30,490         (202,322)        (126,060)         210,296
                                              ------------     ------------     ------------     ------------     ------------
Net loss  .................................   $ (1,335,197)    $ (3,730,177)    $ (5,108,478)    $ (3,732,981)    $ (4,302,834)
                                              ============     ============     ============     ============     ============
Loss per share of common stock ............   $       (.33)    $       (.77)    $       (.89)    $       (.65)    $       (.54)
                                              ============     ============     ============     ============     ============
Weighted average number of common
 shares outstanding   .....................      4,001,715        4,838,958        5,751,715        5,751,715        7,970,762
                                              ============     ============     ============     ============     ============

          See accompanying notes to consolidated financial statements.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)




                                       Common Stock
                                  -----------------------   Capital in
                                                Common     Excess of Par
                                   Shares       Stock          Value
                                  -----------  ----------  ---------------
Balances, January 1, 1994 ......  1,750,000     $ 17,500     $ 2,685,203
Change in cumulative
 translation adjustment   ......
Net loss   .....................
Balances, December 31,
 1994   ........................  1,750,000       17,500       2,685,203
Issuance of common stock .......  1,750,000       17,500       3,786,848
Change in cumulative
 translation adjustment   ......
Net loss   .....................
Balances, December 31,            ---------     ---------     ----------
 1995   ........................  3,500,000       35,000       6,472,051
Issuance of common stock .......    875,000        8,750       1,530,833
Change in cumulative
 translation adjustment   ......
Net loss   .....................
Balances, December 31,            ---------     ---------     ----------
 1996   ........................  4,375,000       43,750       8,002,884
Issuance of common stock
 (unaudited)  ..................  5,230,000       52,300      18,191,839
Change in cumulative
 translation adjustment
 (unaudited)  ..................
Dividends (unaudited)  .........
Acquisition of treasury
 stock (unaudited)  ............
Net loss (unaudited)   .........
Balances, September 30,           ---------     ---------     ----------
 1997 (unaudited)   ............  9,605,000     $ 96,050     $26,194,723
                                  =========     ========     ===========

                                                     Cumulative
                                   Accumulated      Translation     Treasury
                                     Deficit         Adjustment      Stock           Total
                                  ----------------  -------------  -------------  ---------------
Balances, January 1, 1994 ......   $  (2,119,595)    $   (6,330)    $       --    $    576,778
Change in cumulative
 translation adjustment   ......                         20,204                         20,204
Net loss   .....................      (1,335,197)                                   (1,335,197)
                                   -------------     ----------     ----------    ------------
Balances, December 31,
 1994   ........................      (3,454,792)        13,874             --        (738,215)
Issuance of common stock .......                                                     3,804,348
Change in cumulative
 translation adjustment   ......                       (223,612)                      (223,612)
Net loss   .....................      (3,730,177)                                   (3,730,177)
                                   -------------     ----------     ----------    ------------
Balances, December 31,
 1995   ........................      (7,184,969)      (209,738)            --        (887,656)
Issuance of common stock .......                                                     1,539,583
Change in cumulative
 translation adjustment   ......                        376,268                        376,268
Net loss   .....................      (5,108,478)                                   (5,108,478)
                                   -------------     ----------     ----------    ------------
Balances, December 31,
 1996   ........................     (12,293,447)       166,530             --      (4,080,283)
Issuance of common stock
 (unaudited)  ..................                                                    18,244,139
Change in cumulative
 translation adjustment
 (unaudited)  ..................                        316,158                        316,158
Dividends (unaudited)  .........         (51,625)                                      (51,625)
Acquisition of treasury
 stock (unaudited)  ............                                      (206,260)       (206,260)
Net loss (unaudited)   .........      (4,302,834)                                   (4,302,834)
                                   -------------     ----------     ----------    ------------
Balances, September 30,
 1997 (unaudited)   ............   $ (16,647,906)    $  482,688     $ (206,260)   $  9,919,295
                                   =============     ==========     ==========    ============

          See accompanying notes to consolidated financial statements.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                    Years Ended December 31,
                                                     -------------------------------------------------------
                                                         1994               1995               1996
                                                     -----------------  -----------------  -----------------
Cash flows from operating activities:
  Net loss  .......................................   $  (1,335,197)     $  (3,730,177)     $  (5,108,478)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation and amortization   ..................         152,413            194,274            230,134
 Common stock issued for services   ...............
 Minority interest   ..............................                           (129,167)
 (Increase) decrease in cash attributable to
  changes in assets and liabilities:
  Accounts receivable   ...........................         448,460            291,512            216,016
  Inventories  ....................................         (23,611)          (111,089)           (34,002)
  Other current assets  ...........................          18,282               (409)            (8,480)
  Other assets ....................................                                               (96,667)
  Accounts payable and other current
   liabilities ....................................         (13,116)           253,707            194,949
                                                      -------------      -------------      -------------
  Net cash used in operating activities   .........        (752,769)        (3,231,349)        (4,606,528)
                                                      -------------      -------------      -------------
Cash flows from investing activities:
 Purchases of equipment and improvements  .........        (169,435)          (243,706)          (370,780)
 Purchase of marketable securities  ...............   -------------      -------------      -------------
Net cash used in investing activities  ............        (169,435)          (243,706)          (370,780)
                                                      -------------      -------------      -------------
Cash flows from financing activities:
 Proceeds from (repayments of) loans
  payable, stockholders ...........................         321,124           (130,524)         1,931,250
 Deferred registration costs  .....................                                              (276,525)
 Payment of preferred stock dividends  ............
 Proceeds from issuance of common stock   .........                          3,804,348          1,539,583
 Proceeds from issuance of preferred stock   ......                                             1,400,000
 Issuance of common stock of a subsidiary to
  a minority interest   ...........................                            129,167
 Purchase of treasury stock   .....................
 Proceeds from (repayments of) short-term
  bank loan .......................................         501,507            (39,475)           473,235
                                                      -------------      -------------      -------------
Net cash provided by financing activities .........         822,631          3,763,516          5,067,543
                                                      -------------      -------------      -------------
Effect of exchange rate changes on cash   .........          (4,261)          (103,403)           (24,453)
                                                      -------------      -------------      -------------
Net increase (decrease) in cash  ..................        (103,834)           185,058             65,782
Cash, beginning of period  ........................         117,655             13,821            198,879
                                                      -------------      -------------      -------------
Cash, end of period  ..............................   $      13,821      $     198,879      $     264,661
                                                      =============      =============      =============
Supplemental disclosures of cash flow
 information, cash paid during the period for
 interest   .......................................   $     124,776      $     128,804      $     162,473
                                                      =============      =============      =============
Supplemental schedule of non-cash operating
 activities, common stock issued for services .....

Supplemental schedule of non-cash financing
 activities, deferred registration cost paid
 included in other assets and proceeds from
 issuance of common stock  ........................

                                                              Nine Months Ended
                                                                September 30,
                                                     ------------------------------------
                                                         1996               1997
                                                     -----------------  -----------------
                                                      (Unaudited)        (Unaudited)
Cash flows from operating activities:
  Net loss  .......................................   $  (3,732,981)     $  (4,302,834)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation and amortization   ..................         166,659            212,410
 Common stock issued for services   ...............                             22,500
 Minority interest   ..............................
 (Increase) decrease in cash attributable to
  changes in assets and liabilities:
  Accounts receivable   ...........................         491,199            189,068
  Inventories  ....................................        (279,871)            58,415
  Other current assets  ...........................         (15,859)          (168,748)
  Other assets ....................................                           (341,363)
  Accounts payable and other current
   liabilities ....................................         118,475           (192,852)
                                                      -------------      -------------
  Net cash used in operating activities   .........      (3,252,378)        (4,523,404)
                                                      -------------      -------------
Cash flows from investing activities:
 Purchases of equipment and improvements  .........        (168,855)          (295,765)
 Purchase of marketable securities  ...............                         (3,177,570)
                                                      -------------      -------------
Net cash used in investing activities  ............        (168,855)        (3,473,335)
                                                      -------------      -------------
Cash flows from financing activities:
 Proceeds from (repayments of) loans
  payable, stockholders ...........................       1,117,708         (1,054,310)
 Deferred registration costs  .....................        (160,000)
 Payment of preferred stock dividends  ............                            (51,625)
 Proceeds from issuance of common stock   .........       1,539,583         17,098,164
 Proceeds from issuance of preferred stock   ......
 Issuance of common stock of a subsidiary to
  a minority interest   ...........................
 Purchase of treasury stock   .....................                           (206,260)
 Proceeds from (repayments of) short-term
  bank loan .......................................         682,485           (226,158)
                                                      -------------      -------------
Net cash provided by financing activities .........       3,179,776         15,559,811
                                                      -------------      -------------
Effect of exchange rate changes on cash   .........          55,962            110,611
                                                      -------------      -------------
Net increase (decrease) in cash  ..................        (185,495)         7,673,683
Cash, beginning of period  ........................         198,879            264,661
                                                      -------------      -------------
Cash, end of period  ..............................   $      13,384      $   7,938,344
                                                      =============      =============
Supplemental disclosures of cash flow
 information, cash paid during the period for
 interest   .......................................   $     128,281      $     181,028
                                                      =============      =============
Supplemental schedule of non-cash operating
 activities, common stock issued for services .....                      $      22,500
                                                                         =============
Supplemental schedule of non-cash financing
 activities, deferred registration cost paid
 included in other assets and proceeds from
 issuance of common stock  ........................                      $     276,525
                                                                         =============

          See accompanying notes to consolidated financial statements.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BUSINESS AND ORGANIZATION:


     IAT Holdings, Inc. was incorporated under the laws of Delaware in September 1996 and changed its name to IAT Multimedia, Inc. ("IAT") in December 1996. During October 1996, IAT issued 4,375,000 shares of its common stock for 100% of the outstanding shares of common stock of IAT AG, a corporation organized under the laws of Switzerland, in a transaction accounted for as a pooling of interests. IAT develops, produces and sells desktop video conferencing communications systems to customers mainly in Germany and Switzerland.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     Principles of Consolidation -- The consolidated financial statements include the accounts of IAT, its wholly-owned subsidiary IAT AG, Switzerland, and a 74.9% owned subsidiary, IAT Deutschland GmbH Interactive Mediem Systeme ("IAT GmbH"), Bremen (collectively the "Company"). All intercompany accounts and transactions have been eliminated.


     Inventories -- Inventories are valued at the lower of cost, on the first-in, first-out method (FIFO), or market. Cost includes materials, labor and manufacturing overhead.


     Revenue Recognition -- Revenues from the sale of communications systems are recognized upon shipment to customers. Revenues from the rental of communications systems are recognized on a straight-line basis over the rental time period.


     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Equipment and Improvements -- Equipment and improvements are stated at cost. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:


  Computer hardware and software                               3-5 years
   Office furniture and equipment                                8 years
   Leasehold improvements                                       10 years


Foreign Currency Translation -- The Company has determined that the local currency of its Switzerland subsidiary, Swiss Francs, is the functional currency. The financial statements of the subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 (SFAS No. 52), "Foreign Currency Translation". SFAS No. 52 provides that all balance sheet accounts are translated at year-end rates of exchange, (l.15, 1.35 and 1.45 Swiss Francs for each U.S. Dollar at December 31, 1995, 1996 and September 30, 1997 (unaudited), respectively), except for equity accounts which are translated at historical rates. Income and expense accounts are translated at the average of the exchange rates in effect during the period. The resulting translation adjustments are included as a separate component of stockholders' equity (deficit), whereas gains or losses arising from foreign currency transactions are included in results of operations.


Fair Value of Financial Instruments -- The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107 approximate the carrying amounts presented in the consolidated balance sheets.


Stock Options -- In October 1995, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No.
25. "Accounting for Stock Issued to

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company accounts for its stock based compensation plans in accordance with the provisions of APB 25.

Income Taxes -- The Company complies with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed based on differences between the financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

Research and Development Costs -- Research and development expenditures conducted for internal purposes are expensed as incurred. The expenditures include the following cost elements directly relating to research and development: materials costs, equipment and facilities depreciation, personnel costs, contract services and certain general and administrative expenses. Software development costs incurred subsequent to establishment of technological feasibility have not been material.

Loss Per Common Share -- Loss per share of common stock is based upon the weighted average number of shares outstanding, including common stock equivalents. Shares of common stock, to be placed in escrow upon completion of the proposed public offering, which are common stock equivalents, have been excluded from the calculation of loss per share. The weighted average includes shares and common stock equivalents issued within one year of the Company's initial public offering (IPO) with an issue price less than the IPO price. In addition, all shares have been adjusted to reflect the reverse stock split discussed in Note 9.

Unaudited Consolidated Financial Statements -- The unaudited consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles. In the opinion of management, the unaudited consolidated financial statements include all adjustments of a normal and recurring nature, which are necessary for a fair presentation of financial condition and results of operations. The results of operations for the nine months are not necessarily indicative of the results expected for the full year.

Minority Interest in Consolidated Subsidiary -- The Company records minority interest in its consolidated subsidiary at the cost of the investment, adjusted for the applicable loss. Losses, however, will be recorded only to the extent of the original investment and previously recognized equity in earnings, if any.

Research and Development Participation Agreements -- The Company has entered into various agreements relating to the joint development of the Company's products. In accordance with these agreements, the Company and its counterparts each have rights for the use of the developed technology. Reimbursed research and development costs for the years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited) were $2,206,888, $868,335, $398,177, $272,071 and $94,070, respectively.


NOTE 3. INVENTORIES:

     Inventories consist of the following:



                               December 31,          September 30,
                         -------------------------   --------------
                           1995          1996            1997
                         -----------   -----------   --------------
                                                      (Unaudited)
Raw materials   ......    $ 343,814     $ 406,202      $ 272,635
Finished goods  ......      132,673        30,926         75,931
                          ---------     ---------      ---------
                          $ 476,487     $ 437,128      $ 348,566
                          =========     =========      =========

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. EQUIPMENT AND IMPROVEMENTS:

     Equipment and improvements consists of the following:

                                                                December 31,           September 30,
                                                         ---------------------------   --------------
                                                           1995           1996             1997
                                                         ------------   ------------   --------------
                                                                                        (Unaudited)
Computer hardware and software   .....................    $  735,322     $  806,768      $  866,491
Office furniture and equipment   .....................       298,411        286,863         324,803
Leasehold improvements  ..............................       344,791        294,624         276,236
                                                          ----------     ----------      ----------
                                                           1,378,524      1,388,255       1,467,530
Less accumulated depreciation and amortization  ......       810,718        749,300         811,886
                                                          ----------     ----------      ----------
                                                          $  567,806     $  638,955      $  655,644
                                                          ==========     ==========      ==========

NOTE 5. NOTES PAYABLE, BANKS:

     Notes payable, banks consist of the following:

                                                                 December 31,           September 30,
                                                         ----------------------------   --------------
                                                            1995           1996             1997
                                                         ------------   -------------   --------------
                                                                                         (Unaudited)
Note payable under a line of credit with a Swiss bank
 for a maximum amount of approximately $1.4
 million (approximately $900,000 at September 30,
 1997, unaudited) net of cash deposits on account
 with the financial institution, bearing interest at
 6.5% per annum (at December 31, 1996), due on
 demand and guaranteed by certain of the
 stockholders of IAT .................................    $1,365,457    $ 1,209,770       $  977,365
Notes payable to German banks, including a line of
 credit arrangement for a maximum amount of
 approximately $675,000 (approximately $600,000
 at September 30, 1997, unaudited), bearing interest
 at 10.5% per annum, due on demand, collateral-
 ized by accounts receivable balances and guaran-
 teed by the stockholders of IAT GmbH ................       251,212        602,067          483,361
                                                          ----------    -----------       ----------
                                                          $1,616,669    $ 1,811,837       $1,460,726
                                                          ==========    ===========       ==========

NOTE 6. ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES:

     Accounts payable and other current liabilities consist of the following:

                                          December 31,          September 30,
                                    -------------------------   --------------
                                      1995          1996            1997
                                    ----------   ------------   --------------
                                                                 (Unaudited)
Accounts payable, trade .........   $416,663      $  347,615      $ 276,389
Value added taxes ...............    173,798          92,807         39,341
Payroll taxes  ..................    143,393         120,486         96,698
Other current liabilities  ......    244,626         452,492        338,919
                                    --------      ----------      ---------
                                    $978,480      $1,013,400      $ 751,347
                                    ========      ==========      =========

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. LOANS PAYABLE, STOCKHOLDERS:

     Loans payable, stockholders consist of the following:

                                                             December 31,          September 30,
                                                       -------------------------   --------------
                                                         1995         1996             1997
                                                       ----------   ------------   --------------
                                                                                    (Unaudited)
Unsecured loan payable to minority stockholder of
 IAT GmbH, bearing interest at 5% per annum and
 adjustable to 10% based upon the attainment of
 retained earnings of IAT GmbH, as defined. Semi-
 annual principal payments at 10% of outstanding
 principal balance commence June 30, 2000. The
 loan is subordinated to all other creditor claims,
 except for amounts due from IAT GmbH to IAT
 AG ................................................   $348,913      $  482,222      $ 425,690
Unsecured loans payable to a stockholder, bearing
 interest at 10% per annum. The loans are due the
 earlier of June 30, 1997 or the completion of an
 IPO. The loans are subordinated to all other
 creditor claims ...................................                  1,107,407
Unsecured loan payable to a stockholder bearing
 interest at 8% per annum and due January 1, 1998.
 The loan is subordinated to all other creditor
 claims   ..........................................                    481,482        448,276
                                                       --------      ----------      ---------
                                                        348,913       2,071,111        873,966
Less current portion  ..............................         --       1,107,407        448,276
                                                       --------      ----------      ---------
                                                       $348,913      $  963,704        425,690
                                                       ========      ==========      =========

     Schedule aggregate payments of loans payable, stockholders are as follows:

       Year Ending December 31,
--------------------------------------
                          1997            $1,107,407
                          1998               481,482
                          1999                    --
                          2000                96,444
                          2001                96,444
                          Thereafter         289,334
                                          ----------
                                          $2,071,111
                                          ==========

NOTE 8. SERIES A CONVERTIBLE PREFERRED STOCK:

     During October 1996, the Company issued 1,875,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (Series A), for net proceeds of $1,400,000, after deducting expenses of $100,000. The Series A Convertible Preferred Stock is convertible into 1,875,000 shares of the Company's common stock subject to anti-dilution provisions and will automatically convert upon the consummation of the Company's IPO under the Securities Act of 1933, as amended. Each share of Series A has voting rights equivalent to a common stockholder on an as converted basis. The Company is required to pay a dividend at a rate of $.056 per share for the first year and $.080 per share for each year thereafter. At any time after December 31, 1997, the Company has the option to redeem all outstanding shares of Series A, and the preferred stockholder has the option to require

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Company to purchase all, or a portion, of the Series A shares at any time following the second anniversary of purchase, for an amount equal to the liquidation preference, as defined, currently $0.80 per share. In addition, the Company issued warrants to purchase 1,875,000 shares of common stock. The warrants are exercisable at a per share price equal to 130% of the IPO price per share, and expire at the earlier of the ten year anniversary date of the IPO, or December 31, 2006.


NOTE 9. STOCKHOLDERS' EQUITY:


     In connection with the issuance of the Company's common stock to certain former IAT AG Stockholders, the Company issued warrants to purchase an aggregate of 473,485 shares of the Company's common stock. The warrants are exercisable at a per share price equal to 130% of the IPO price per share, and expire at the earlier of the ten year anniversary date of the IPO, or December 31, 2006.


     Certain of the Company's stockholders have agreed to place an aggregate of 498,285 shares of the Company's common stock in escrow. These shares will not be assignable or transferable (but may be voted) until such time as they are released from escrow based upon the Company meeting certain annual revenue and or income levels or the common stock attaining certain price levels. All reserved shares remaining in escrow on March 31, 2000 will be forfeited and contributed to the Company's capital. In the event the Company attains any of the earnings thresholds or stock prices providing for the release of escrow shares to the stockholders, the Company will recognize compensation expense at such time based on the fair market value of the shares.


     In December 1996, the Company's board of directors and stockholders approved the adoption of the Company's 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for a grant of limited number of non-qualified and incentive stock options in respect of up to 500,000 shares of common stock to eligible employees and advisors. The 1996 Plan is administered by the Stock Option Committee consisting of the independent directors of the Company. Each option granted pursuant to the 1996 Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option. As of September 30, 1997 (unaudited), no options have been granted under the plan.


     In December 1996, the Board of Directors and stockholders of the Company approved a reverse stock split whereby .947 shares of the common stock and preferred stock were issued for each share outstanding at that time. All share information in the consolidated financial statements has been restated to reflect such stock split. In addition, the Company increased the amount of authorized Preferred Stock $.01 par value, to 2,375,000 shares.


NOTE 10. DEPENDENCE UPON KEY RELATIONSHIPS:


     Approximately $915,000, $1,032,000, $923,000, and $833,000 of the
Company's revenues for the years ended December 31, 1994, 1995, 1996 and for the nine months ended and September 30, 1996 (unaudited) respectively, were attributable to sales to one customer or affiliates of the customer. During the nine months ended September 30, 1997 (unaudited) two customers accounted for approximately 29% of revenues. Substantially all of the sales for the year ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited) respectively, are from customers located in Switzerland and Germany. At December 31, 1995 and 1996, and September 30, 1997, (unaudited) substantially all of the Company's assets and liabilities were located in Germany and Switzerland.


     The Company purchases several parts used in the production of its products from certain vendors, even where multiple sources are available in an effort to maintain quality control. The loss of either of these vendors could have a material adverse effect on the Company's operations until the Company can redesign its products or find an alternate source.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. INCOME TAXES:


     For the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited), income taxes computed at the statutory federal rates differ from the Company's effective rate due to the change in the deferred tax asset valuation allowance. The Company, since inception, has not generated taxable income within any taxing jurisdiction in which the Company operates.


     At December 31, 1996 and September 30, 1997 (unaudited), the Company has net operating loss carryforwards ("NOL") for Swiss and German income tax purposes of approximately $11,754,000 and $1,272,000, respectively, and $12,945,000 and $2,153,000 , respectively. The Swiss NOLs expire between 1998 and 2005 and the German NOLs have no expiration date. As a result, at December 31, 1995 and 1996 and September 30, 1997 (unaudited), the Company recorded deferred tax assets of approximately $3,669,000, and $4,162,000 and $5,068,000 , respectively and valuation allowances in the same amounts relating principally to Swiss and German NOLs.


     SFAS 109 requires that the Company record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax asset will not be realized". The ultimate realization of this deferred tax asset depends on the ability to generate sufficient taxable income in the future.


NOTE 12. COMMITMENTS AND CONTINGENCIES:


     The Company has entered into operating leases for the use of office, manufacturing facilities and equipment. Rent expense for the years ended December 31, 1994, 1995, and 1996 and the nine months ended September 30, 1996 (unaudited) and 1997 (unaudited) was approximately $196,000, $306,000, $400,000, $304,000 and $256,000, respectively.


     Aggregate approximate future minimum rental payments under these operating leases are as follows:



    Year Ending December 31,
--------------------------------
                1997                $321,000
                1998                 220,000
                1999                 200,000
                2000                   3,000
                                    --------
                                    $744,000
                                    ========

     The Company currently does not maintain product liability insurance, and believes that it cannot obtain such insurance except at substantial cost. While no product liability claims have been made against the Company, there can be no assurance that such claims will not arise in the future. Any substantial uninsured liability would have a material adverse effect on the results of operations, cash flows or financial position of the Company.


     The Company is a party to various legal actions, the outcome of which, in the opinion of management, will not have a material adverse effect on results of operations, cash flows or financial position of the Company.


     In connection with the sale of the Series A shares, the Company entered into a marketing agreement, with an affiliate of a Series A stockholder, to assist with marketing the Company's products worldwide, and to arrange financing for the Company's operations, leasing programs and distribution arrangements. The agreement terminates in October 2001. Compensation under the agreement is as follows:


   $100,000 payable on the signing of the contract, $300,000 payable at such time as the Company's consolidated stockholders' equity exceeds $6 million, and an additional $100,000 payable at such time the Company's consolidated stockholders' equity exceeds $8 million, as defined. The agreement may be terminated at any time after June 30, 1997, if the Company's working capital does not exceed $4 million.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. SUBSEQUENT EVENTS:

     On April 1, 1997 the Company received proceeds from the IPO of approximately $16,822,000 after underwriters' commissions and offering expenses of approximately $3,278,000 from the sale of 3,350,000 shares of its common stock. As a result of the consummation of the IPO, $400,000 was paid under a marketing agreement (see Note 12), 1,875,000 shares of the Company's common stock were issued in exchange for the Series A Preferred Stock and all stockholder loans which became due at the completion of the IPO were paid.


SUBSEQUENT EVENTS (unaudited):

     During July 1997, the Company issued 5,000 shares of its common stock in exchange for consulting services and recorded an expense of $22,500 relating to such issuance.

     During July 1997, the Company purchased 50,000 shares of its common stock for $206,260 in the open market. The stock will be held in the Company's treasury, at cost.

     In July and August 1997 the Company entered into stock option agreements outside the stock option plan. These agreements with Mr. Wasserman and Mr. Hallauer provide for the issuance of non-transferable options to purchase up to an aggregate of 70,000 and 75,000 shares of the Company's common stock, respectively, at a purchase price of $5.00 and $6.00 per share, respectively, the fair market value on the date of the grant. The options vest in installments through July 1999, as defined, and have piggy-back registration rights. As of September 30, 1997, no options have been exercised.

     On November 13, 1997, the Company acquired 100% of the interest in the general partner of FSE Computer-Handel GmbH Co. KG ("FSE") and 80% of the limited partnership interests of FSE from the sole limited partner, for an aggregate purchase price of approximately $3,700,000. In connection with the acquisition the Company paid approximately $1,855,000 in cash and issued 146,949 shares of its Common Stock valued at approximately $900,000 on the date of issuance. In addition, during March 1998 the Company will be required to pay an additional $927,000 in cash. The agreement also provides an option for the Company to purchase an amount up to the remaining 20% of FSE based upon certain criteria. The acquisition will be accounted for as a purchase transaction and therefore the Company will record the net assets received at their fair market value and record approximately $3,400,000 as goodwill to be amortized over a 10 year life. The Company used a portion of the proceeds from its IPO in April 1997 to pay the cash portion of the purchase price for the acquisition of FSE.

     In December 1997, the Company singed a letter of intent with an underwriting firm to raise $10 million of additional capital through an offering of convertible debt securities.

                         INDEPENDENT AUDITORS' REPORT



To the Partners of FSE Computer-Handel GmbH & Co. KG, Pirmasens:

We have audited the accompanying balance sheets of FSE Computer-Handel GmbH & Co. KG, Pirmasens, as of December 31, 1995 and 1996, and the related statements of income, partners' capital accounts and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FSE Computer-Handel GmbH & Co. KG, Pirmasens, as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

The significant differences in the amounts due to partners resulting from variances between accounting principles generally accepted in Germany and those generally accepted in the United States are described in note 4 to the financial statements.





Roseland, New Jersey
December 7, 1997

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                                BALANCE SHEETS

                                                                           December 31,     December 31,
                                                                               1995             1996
                                                                                DM               DM
                                                                           --------------   -------------
                                           ASSETS
Current assets
 Cash ..................................................................     1,752,142        1,299,834
 Marketable securities  ................................................             0          231,972
 Accounts receivable ...................................................     2,930,308        1,872,498
 Merchandise inventory  ................................................     2,242,308        2,930,748
 Prepaid expenses ......................................................        16,416                0
                                                                             ---------        ---------
   Total current assets ................................................     6,941,174        6,335,052
                                                                             ---------        ---------
Noncurrent assets
 Leasehold improvements, operating equipment, furniture and fixtures ...       670,873          618,144
 Deferred tax receivable   .............................................         8,700                0
 Goodwill   ............................................................     1,166,424          975,082
                                                                             ---------        ---------
   Total noncurrent assets .............................................     1,845,997        1,593,226
                                                                             ---------        ---------
   Total assets   ......................................................     8,787,171        7,928,278
                                                                             =========        =========
                         LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
 Bank indebtedness   ...................................................           224                0
 Accounts payable ......................................................     3,679,366        1,538,252
 Loans payable .........................................................       227,565          205,000
 Payroll taxes and social security payable   ...........................       214,489          138,323
 Value-added tax payable   .............................................         6,211          182,520
 Other current taxes payable  ..........................................       863,061          761,125
 Accrued liabilities ...................................................       679,693          686,611
 Deferred taxes payable ................................................       197,472          265,400
 Due to limited partner ................................................     1,248,980        1,878,100
 Due to silent partner  ................................................             0            7,500
 Due to general partner ................................................             0          199,382
 Current portion of long-term bank loans  ..............................         7,829                0
                                                                             ---------        ---------
   Total current liabilities  ..........................................     7,124,890        5,862,213
                                                                             ---------        ---------
Noncurrent liabilities
 Long-term bank loan
 Ford bank AG  .........................................................         7,829                0
 Less: current portion  ................................................         7,829                0
                                                                             ---------        ---------
                                                                                     0                0
 Accrued pension liability .............................................        96,216                0
 Loan from silent partner  .............................................             0          500,000
                                                                             ---------        ---------
   Total noncurrent liabilities  .......................................        96,216          500,000
                                                                             ---------        ---------
   Total liabilities ...................................................     7,221,106        6,362,213
                                                                             ---------        ---------
Partners' capital
 Partners' fixed capital
 General partner  ......................................................             0                0
 Limited partner  ......................................................       250,000          250,000
 Limited partner's revaluation capital .................................     1,316,065        1,316,065
                                                                             ---------        ---------
   Total Partners' capital .............................................     1,566,065        1,566,065
                                                                             ---------        ---------
   Total Liabilities and partners' capital   ...........................     8,787,171        7,928,278
                                                                             =========        =========

               See accompanying notes to the financial statements

                 FSE COMPUTER-HANDEL GmbH & CO, KG, PIRMASENS

                               INCOME STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                               1994           1995           1996
                                                                DM             DM             DM
                                                            ------------   ------------   -----------
Sales revenue  ..........................................   36,266,391     64,235,750     61,648,921
Cost of goods sold   ....................................   32,576,879     57,905,896     55,486,691
                                                            ----------     ----------     ----------
Gross margin   ..........................................    3,689,512      6,329,854      6,162,230
Selling expenses  .......................................    2,319,552      3,211,364      3,185,293
Administration expenses .................................      805,771        991,513      1,699,712
Other operating expenses   ..............................            0         65,588         24,628
                                                            ----------     ----------     ----------
Operating income  .......................................      564,189      2,061,389      1,252,597
Other income   ..........................................       81,481         12,133        131,516
Interest expense  .......................................       89,090         63,098         95,936
                                                            ----------     ----------     ----------
Net income before income and income-related taxes  ......      556,580      2,010,424      1,288,177
Provision for income and income-related taxes   .........      297,667        692,840        292,274
                                                            ----------     ----------     ----------
Net income for the year .................................      258,913      1,317,584        995,903
                                                            ==========     ==========     ==========

               See accompanying notes to the financial statements

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                        STATEMENT OF PARTNERS' CAPITAL
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996



                                                            Limited Partner       Limited Partner
                                                             Fixed Capital      Revaluation Capital     Limited Partner
                                                                  DM                    DM                    DM
                                                            -----------------   ---------------------   ----------------
Balances January 1, 1994   ..............................       100,000                       0                    0
Net income for the year .................................                                                    258,913
Reclassification of amount due to limited partner  ......                                                   (258,913)
                                                                -------               ---------            ---------
Balances December 31, 1994 ..............................       100,000                       0                    0
Net income for the year .................................                                                  1,317,584
Contribution ............................................       150,000
Withdrawals .............................................                                                   (686,369)
Revaluation capital  ....................................                             1,316,065
Reclassification of amount due to limited partner  ......                                                   (631,215)
                                                                -------               ---------            ---------
Balances December 31, 1995 ..............................       250,000               1,316,065                    0
Net Income for the year .................................                                                    995,903
Withdrawals .............................................
Reclassification of amount due to limited partner  ......                                                   (995,903)
                                                                -------               ---------            ---------
Balances December 31, 1996 ..............................       250,000               1,316,065                    0
                                                                =======               =========            =========

               See accompanying notes to the financial statements

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                           STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996




                                                                 1994            1995              1996
                                                                  DM              DM                DM
                                                               ------------   ---------------   ---------------
OPERATING ACTIVITIES
 Net income for the year   .................................      258,913        1,317,584           995,903
 Add: items not affecting cash
   Depreciation of equipment  ..............................      176,974          186,544           248,825
   Amortization of goodwill   ..............................            0                0           116,642
   Loss (gain) on disposal of equipment   ..................      (14,419)          20,857           (14,916)
   Gain on sale of marketable securities  ..................            0                0            (8,034)
   Pension expense   .......................................            0           96,216            44,758
   Deferred tax expense (recovery), current  ...............      158,000          (46,000)          142,628
   Deferred tax expense, noncurrent ........................        9,600           12,800                 0
 Increase (decrease) in cash from changes in non-cash assets and liabilities:
   Accounts receivable  ....................................     (463,099)      (1,592,949)        1,057,810
   Merchandise inventory   .................................     (505,802)        (797,951)         (688,440)
   Prepaid expenses  .......................................        3,012          (13,630)           16,416
   Bank indebtedness .......................................       (3,395)              80              (224)
   Accounts payable  .......................................      720,957        2,082,790        (2,141,114)
   Loans payable  ..........................................            0         (298,591)          (22,565)
   Payroll taxes and social security payable ...............       99,083           74,807           (76,166)
   Value-added tax payable .................................      (30,280)         (33,635)          176,309
   Other current taxes payable   ...........................      126,603          599,713          (101,936)
   Accrued liabilities  ....................................      142,610          341,001             6,918
   Current portion of long-term bank loans   ...............      456,623         (448,794)           (7,829)
   Due to silent partner   .................................            0                0             7,500
   Due to general partner  .................................            0                0            67,108
   Due to affiliate  .......................................     (291,667)               0                 0
                                                                 --------       ----------        ----------
 Cash inflow (outflow) from operating activities   .........      843,713        1,500,842          (180,407)
                                                                 --------       ----------        ----------
FINANCING ACTIVITIES .......................................
 Decrease in long-term bank loans ..........................     (142,171)          (7,829)                0
 Loan from silent partner   ................................            0                0           500,000
 Increase in limited partner's fixed capital  ..............      100,000                0                 0
 Increase (decrease) in amount due to limited partner  .....     (192,739)         520,263          (366,783)
 Withdrawal  ...............................................            0         (686,369)                0
                                                                 --------       ----------        ----------
Cash outflow from financing activities .....................     (234,910)        (173,935)          133,217
                                                                 --------       ----------        ----------
INVESTING ACTIVITIES .......................................
 Proceeds from sale of equipment  ..........................       18,694          115,565            19,935
 Proceeds from sale of marketable securities  ..............            0                0         1,129,868
 Purchase of equipment   ...................................      (26,991)        (323,352)         (201,115)
 Purchase of marketable securities   .......................            0                0        (1,353,806)
                                                                 --------       ----------        ----------
Cash outflow from investing activities .....................       (8,297)        (207,787)         (405,118)
                                                                 --------       ----------        ----------
CASH INFLOW (OUTFLOW) DURING YEARS  ........................      600,506        1,119,120          (452,308)
CASH, BEGINNING OF YEARS   .................................       32,516          633,022         1,752,142
                                                                 --------       ----------        ----------
CASH, END OF YEARS   .......................................      633,022        1,752,142         1,299,834
                                                                 ========       ==========        ==========
Supplementary cash flow information:
 Cash paid during the year for interest   ..................       90,037           62,176            84,528
                                                                 ========       ==========        ==========
 Cash paid during the year for income and
   income-related taxes ....................................        3,464          126,327           251,582
                                                                 ========       ==========        ==========

               See accompanying notes to the financial statements

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                           STATEMENTS OF CASH FLOWS
       FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 (Continued)





                                                                     1994         1995           1996
                                                                      DM           DM             DM
                                                                    --------   -------------   -------------
Supplemental schedule of non-cash financing activities:
Transfer of assets from entities under common control not
 affecting cash:
 Leasehold improvements transferred in   ........................    176,824
 Transfer in of deferred tax asset ..............................     59,700
                                                                     -------
 Change in amount due to affiliates   ...........................    236,524
                                                                     =======
Changes in assets and liabilities from the revaluation due to the application of push-down accounting not affecting cash:
 Loan granted by Mr. Straub  ....................................                (526,156)
 Current deferred income tax payable  ...........................                (166,706)
 Noncurrent deferred income tax assets   ........................                 228,397
 Valuation allowance on noncurrent deferred income tax assets                    (266,597)
 Current deferred income tax assets   ...........................                 185,234
 Inventory ......................................................                 339,547
 Leasehold improvements   .......................................                 276,997
 Automobiles  ...................................................                  30,074
 Operating equipment   ..........................................                  45,685
 Furniture and fixtures   .......................................                   3,166
 Goodwill  ......................................................               1,166,424
                                                                                ---------
 Revaluation capital   ..........................................               1,316,065
                                                                                =========
 Noncash change in pension liability due to:
   Deferred tax receivable transferred   ........................                                   8,700
   Amount of pension obligation transferred .....................                                (140,974)
                                                                                                 --------
   Change in amount due to general partner  .....................                                (132,274)
                                                                                                 ========

               See accompanying notes to the financial statements

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                       NOTES TO THE FINANCIAL STATEMENTS

1) Business and Organization:

     FSE Computer-Handel GmbH & Co. KG, Pirmasens ("the Company") is a German GmbH & Co. KG (Gesellschaft mit beschrankter Haftung and Company Kommanditgesellschaft), a German limited partnership with a German GmbH (a German limited liability company) as general partner. FSE Computer-Handel Verwaltungsgesellschaft mbH, Mainz is the Company's sole general partner. The Company's registered offices, head office and seat of business operations are located in Pirmasens, Rhineland-Palatinate, Germany, but a retail store is also maintained in Kaiserslautern, Rhineland-Palatinate.

     The Company sells computer hardware, peripherals and accessories to businesses, institutions and government agencies principally in Germany through its direct sales force and its retail stores. The Company also engages in mail-order sales.

2) Reorganization:

     The Company was originally founded in 1987 as a sole proprietorship named "Frank-Straub-Elektronik" by Mr. Frank Straub. In 1991 the net assets and business of the proprietorship were transferred by Mr. Straub to the GmbH "FSE Computer Handelsgesellschaft mbH" in exchange for 100 percent of the GmbH-ownership interests. On December 21, 1995 Mr. Straub sold 100 percent of his GmbH interests to Dr. Alfred Simmet. Under an owner's resolution dated July 26, 1996 notarized on August 1, 1996 Dr. Simmet resolved to convert the Company from a GmbH into a GmbH & Co. KG, its present legal form, in accordance with SectionSection 190 ff. i.V.m. SectionSection 226 Umwandlungsgesetz (Article 190 et seq. in connection with Articles 226 of the German Conversion Law). The conversion became legally effective on September 17, 1996 upon the notarized resolution having been registered at the Amtsgericht Pirmasens (Official Court Pirmasens). Through this conversion, Dr. Simmet became the sole limited partner and FSE Computer-Handel Verwaltungsgesellschaft mbH, Mainz, which is 100 percent owned by Dr. Simmet, became the sole general partner.

     The limited partnership is an unincorporated business and these financial statements do not include all of the assets, liabilities, revenues and expenses of the individual partners, and in particular, of the general partner.

3) Summary of Significant Accounting Policies:

     a) Basis of Presentation and Preparation

     These financial statements have been prepared in German marks ("DM") in conformity with accounting principles generally accepted in the United States. The effect of material differences between the financial statements prepared in accordance with the German Commercial Code and those prepared in conformity with accounting principles generally accepted in the United States on the amounts due to partners are disclosed in note 4.

     b) Accounting for Changes in Legal Form, Transfers and Exchanges between Entities under Common Control, and Business Combinations

     The transfer of the net assets of the proprietorship "Frank-Straub-Elektronik" to FSE Computer Handelsgesellschaft mbH by Mr. Frank Straub in exchange for 100% of its ownership interests has been recorded at historical cost similar to that in pooling of interests accounting. Similarly, leasehold improvements and bank loans payable transferred by affiliates under common control in 1994 have been recorded at historical cost.

     Because Dr. Simmet acquired all of the ownership interests of FSE Computer Handelsgesellschaft mbH on December 21, 1995, the financial statements as of December 31, 1995 reflect the application of push-down accounting, in which a new basis of accounting for the purchased assets and liabilities has been established. The net purchase price of DM 3,092 thousand for the Company exceeded the net book value of the assets as at December 21, 1995 by some DM 1,316 thousand.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                       NOTES TO THE FINANCIAL STATEMENTS

3) Summary of Significant Accounting Policies -- (Continued):
     The adjustments to the book values of the identifiable assets and liabilities of the Company to fair market value are summarized as follows:



                                                                           DM '000
                                                                           --------
     Loan payable to Mr. Straub out of capital otherwise transferred ...     (526)
     Inventory .........................................................      340
     Leasehold improvements   ..........................................      277
     Operating and office equipment (including automobiles) ............       76
     Furniture and fixtures   ..........................................        3
     Current deferred tax liabilities, net   ...........................       18
     Noncurrent deferred tax assets, net  ..............................      228
     Valuation allowance for deferred tax assets   .....................     (266)
     Goodwill (see f)   ................................................    1,166
                                                                            -----
                                                                            1,316
                                                                            =====

     The new basis of accounting is reflected in partners' capital as revaluation capital. Because the purchase occurred a few business days before the end of the year and business in 1995 subsequent to purchase was negligible, it is assumed that no income was earned subsequent to purchase to December 31, 1995.

     The conversion of FSE Computer Handelsgesellschaft mbH into FSE Computer-Handel GmbH & Co. KG effective on September 17, 1996 was accounted for at historical cost in a manner similar to that in pooling of interest accounting.

     Under pooling of interests accounting, the comparative figures of prior years presented are restated on a combined basis as if companies had been combined since the beginning of the earliest date presented. Therefore, the equity in the Company of prior years has been restated to present the Company as if it had been a limited partnership since inception.

     c) Marketable Securities

     Marketable Securities are accounted for in accordance with SFAS No. 115, in which "Available-for-sale Securities" are reported at fair value and unrealized holding gains and losses, if material, are reported as a separate component of partners' equity. The cost of marketable securities is calculated on a moving weighted average basis.

     d) Inventory

     Inventory items are valued individually at the lower of cost or market, with cost determined on a moving weighted average basis for like items.

     e) Leasehold Improvements, Operating Equipment, Furniture and Fixtures

     Leasehold improvements, operating equipment, furniture and fixtures are stated at cost net of accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the individual assets as follows:

       Leasehold improvements .......................................   Over term of lease
       Operating and office equipment (including automobiles)  ......   2 - 5 years
       Furniture and fixtures .......................................   3 years

     f) Goodwill

     Goodwill is stated at cost less accumulated amortization. The goodwill relating to the purchase of the business by Dr. Simmet from Mr. Straub is being amortized over its estimated useful life of ten years. Recognized tax benefits for tax deductions for which valuation allowances have been recognized for deferred tax assets at acquisition are applied to reduce goodwill related to that acquisition.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                       NOTES TO THE FINANCIAL STATEMENTS

3) Summary of Significant Accounting Policies -- (Continued):
     g) Pension Obligations

     Pension obligations are accounted for under the provisions of Statement of Financial Accounting Standards No. 87 "Employers' Accounting for Pensions" in which the minimum liability disclosed in the balance sheet is the sum of the accumulated benefit obligation and accrued pension cost and pension cost is the sum of service costs, interest on the projected benefit obligation, prior service costs and gains or losses resulting from changes in the amount of the projected benefit obligation. Since the pension plan is unfunded, no determination of the value of plan assets is required.

     h) Fair Value of Financial Instruments

     The fair values of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107 approximate the carrying amounts presented in the balance sheets.

     i) Revenue Recognition

     Revenue is recognized when the merchandise has been delivered to the customer and the significant risks and rewards of ownership have been transferred from the Company to the customer.

     j) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     k) Foreign Exchange

     Foreign exchange gains and losses on transactions during the period are reflected in income. Assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the balance sheet date.

     l) Income Taxes

     The Company complies with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed based on differences between the financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in future, based on enacted laws and rates applicable to the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

4) Significant Differences Between U.S. GAAP and German Accounting Principles Resulting in Limitations on Partner Withdrawals:

     These financial statements prepared under U.S. GAAP deviate significantly from the statements prepared under German accounting principles. Under German law, the amounts that can be withdrawn from the partnership are defined by German accounting law rather than by U.S. GAAP. As at December 31, 1996 the financial statements in accordance with German accounting principles disclose an amount due to limited partner equal to DM 968,644, which is the amount that is owed the limited partner under German law, rather than the DM 1,878,100 as disclosed under U.S. GAAP. In addition, German accounting principles do not allow the application of push-down accounting and therefore no revaluation capital is included in the limited partner's capital accounts in the financial statements prepared under German accounting principles.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                       NOTES TO THE FINANCIAL STATEMENTS

5) Specific Provisions of the Partnership Agreement:

     Under the limited partnership agreement, the limited partner, Dr. Simmet, has fixed limited partner's capital of DM 250,000 and the general partner, which has unlimited liability and is charged with managing the Company, has no fixed capital in the limited partnership. The Company is to reimburse all expenses incurred by the general partner in connection with its activities as general partner. In addition, the general partner is to receive a risk premium of DM 5,000 per year for providing its unlimited liability. The general partner does not participate in the profits of the Company or in its losses insofar as the losses do not cause its insolvency.

     A current account is to be maintained for each partner, in which transactions between each partner and the limited partnership are recorded. Losses are to be recorded in special accumulated loss accounts. A separate account is to be maintained for reserves held jointly and severally by the partners. Partners' current account balances at the end of each month bear interest at 2% annually above the current German Bundesbank discount rate. Ten percent of the net income for the year after the deduction of the general partner's risk premium and expense reimbursements are to be set aside as a joint and severally held capital reserve of the partnership, as long as no accumulated losses remain on the partners' special loss accounts. The remaining net income is to be credited to the partners' current accounts.

     In a general meeting of the partners on November 22, 1996, the partners agreed to waive their right to interest on their current accounts and also waived the creation of the capital reserve for the period ended December 31, 1996.

6) Silent Partner:

     Under a silent partnership agreement dated January 1, 1996, Mittelstandische Beteiligungsgesellschaft Rheinland-Pfalz mbH, Mainz ("MBG") provided DM 500,000 in capital to the Company to assist in the financing of Dr. Simmet's purchase of the Company. The silent partnership terminates on December 30, 2002. For the capital provided, MBG receives annual fixed compensation equal to 7% of the capital provided payable quarterly. In addition, MBG receives a share of annual net income for tax purposes, before special write-downs and special items with an equity portion, of the Company not exceeding 1.5% of its capital contribution and not exceeding 50% of the annual net income of the Company. Unpaid amounts are accumulated and are payable in subsequent years. MBG does not participate in the losses of the Company insofar as it does not become insolvent: MGB's capital contribution is subordinated to that of other creditors but ranks ahead of the liabilities due to general and limited partners.

     MBG has the right to represent its interests on any supervisory board of the Company and its approval is required for any changes in the ownership structure of the Company.

     Because MBG does not participate in the losses of the Company and its capital contribution receives a fixed compensation amount based on the size of the contribution, which is analogous to interest, in economic substance the capital contribution is a long-term loan rather than partnership capital. Consequently, the MBG's interests in the Company are treated as a long-term loan in these financial statements.


7) Marketable Securities:

     Marketable securities consists of 30 Commerzbank US Dollar Money Market Fund interest-bearing investment certificates which are being held as "Available-for-sale Securities". The securities were purchased at a cost not materially different from the market value presented in the balance sheet. Other income for the year ended December 31, 1996 includes a gross gain (equal to the net gain) of DM 8,034 from the sale of marketable securities purchased at a cost of DM 1,121,834.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                       NOTES TO THE FINANCIAL STATEMENTS

8) Leasehold Improvements, Operating Equipment, Furniture and Fixtures:

     Leasehold improvements, operating equipment (including automobiles), furniture and fixtures are as follows at December 31, 1995 and 1996:

                                                           1995          1996
                                                            DM            DM
                                                         -----------   ----------
Leasehold improvements  ..............................     439,842        451,200
Automobiles ..........................................     260,030        307,820
Operating and office equipment   .....................     495,663        597,542
Furniture and fixtures  ..............................      46,267         46,265
                                                           -------        -------
                                                         1,241,802      1,402,827
Less accumulated depreciation and amortization  ......     570,929        784,683
                                                         ---------      ---------
                                                           670,873        618,144
                                                         =========      =========

9) Goodwill:

     Goodwill relates to the application of push-down accounting as noted in
Note 3b. The development of goodwill during the year 1996 is depicted as follows:

                                                                                   DM '000
                                                                                   --------
Goodwill per acquisition  ......................................................    1,166
Amortization of goodwill  ......................................................     (116)
                                                                                    -----
Reduction of goodwill due to recognition .......................................    1,050
 of tax benefit for which a valuation allowance had been accrued at acquisition       (75)
                                                                                    -----
Goodwill as at December 31, 1996   .............................................      975
                                                                                    =====

     The accumulated amortized goodwill as of December 31, 1996 was DM 116 thousand.

10) Long-term Bank Loan:

     The long-term bank loan related to a car finance loan which bore interest at 4.4% and was discharged in 1996.

11) Loan Payable:

     The loan as at December 31, 1996 is payable to the former owner of the Company, Mr. Straub, and is unsecured, bears interest at 7% per annum as of October 1, 1995 and is due in January 1997. The loan was repaid in 1997.

12) Accrued Liabilities:

     Accrued liabilities as at December 31, 1995 and 1996 include DM 385,000 and DM 370,000, respectively, estimated liability for warranties.

13) Accrued Pension Liability:

     Under the terms of a pension agreement signed by the Company on December 22, 1995, Dr. Simmet is to receive a defined benefit pension with survivor's benefits for his wife upon his reaching the age of 65. The pension includes provisions for payment in case of disability or if he leaves the firm after reaching the age of 60. The pension vests as of plan inception. The monthly pension amount is calculated based upon 40% of the monthly gross salary received before retirement, but includes increases based on Class A16 civil servants' pension increases of the Federal Republic of Germany. His wife is to receive 60% of the pension as survivor's benefits in the event of his decease. The pension plan is entirely unfunded.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                       NOTES TO THE FINANCIAL STATEMENTS

13) Accrued Pension Liability -- (Continued):
     The pension liability and cost was based upon the report of an actuary with the following assumptions: a 6% interest rate, an average 3% increase in gross salary per year, and an average 2% increase in pensions per year for civil servants Class A16.

     As at December 31, 1995 the accumulated benefit obligation of DM 96,216 presented in the balance sheet does not materially deviate from the projected benefit obligation of DM 116,790. Included in the income statement as pension expense for 1995 is the increase in the accumulated benefit obligation from plan inception of DM 96,216. The pension cost relates to service costs only.

     As part of the conversion of the Company from a GmbH to a limited partnership on September 17, 1996, the general partner accepted the obligations under the pension plan.

14) Income Taxes:

     No provision for corporate income tax has been made in these financial statements for the year 1996, since the Company, as a limited partnership, is not subject to this tax as of January 1, 1996. The financial statements for the year 1996 include only provisions for income-related business taxes levied at a local level. Both resident and nonresident incorporated partners of the Company would be subject to German corporate tax on income earned from the partnership; both resident and nonresident natural persons would be subject to income tax on income earned from the partnership.

     The tax rates applied to the years ended December 31, 1994 and 1995 were calculated from the combined effect of both the locally-levied business income tax and the corporate income tax levied at the state level.

                                                                           December 31,     December 31,
                                                                               1995             1996
                                                                                DM               DM
                                                                           --------------   -------------
Components of net deferred tax liabilities or assets:
 Total current deferred tax liabilities at applicable tax rate  ........       235,706         316,800
                                                                               =======         =======
 Total current deferred tax assets at applicable tax rate ..............        38,234          51,400
                                                                               =======         =======
 Total noncurrent deferred tax assets at applicable tax rate ...........       275,297         191,897
                                                                               =======         =======
 Valuation allowance for noncurrent deferred tax assets   ..............       266,597         191,897
                                                                               =======         =======
Approximate tax effect of temporary differences and carryforwards before valuation allowances tax benefit (tax liability):
 Allowance for doubtful accounts  ......................................                         5,700
 Accrued liability for warranties ......................................      (161,000)       (177,000)
 Differences in step up at purchase between GAAP and tax:
  Inventory  ...........................................................       (36,472)
  Leasehold improvements ...............................................       176,890         139,000
  Automobiles   ........................................................         6,108
  Operating and office equipment  ......................................        17,454
  Lease contract   .....................................................        66,145          52,897
 Pension obligation   ..................................................         8,700
 Inventory valuation  ..................................................                      (139,800)
 Loans payable valuation ...............................................                        15,800
 Value-added tax liability valuation ...................................                         4,000
 Other taxes payable valuation .........................................                        19,000
 Due to general partner valuation ......................................                         6,900
                                                                              --------        --------
 Net temporary differences  ............................................        77,825         (73,503)
                                                                              ========        ========

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                       NOTES TO THE FINANCIAL STATEMENTS

14) Income Taxes -- (Continued):

                                                                    1994           1995             1996
                                                                     DM             DM               DM
                                                                  ------------   --------------   --------------
Significant components of income tax expense attributable to continuing operations:
 Current tax expense  .........................................     130,067          726,040          149,646
 Deferred tax expense (recovery)  .............................     138,600          (33,200)          67,928
 Benefits of operating loss carryforwards (without expiry date)      29,000                0                0
 Tax expense resulting from allocation of tax benefits to
  reduce goodwill   ...........................................           0                0           74,700
                                                                    -------      ------------         -------
                                                                    297,667          692,840          292,274
                                                                    =======      ============         =======
Reconciliation of reported income tax expense to amount of
 income tax expense resulting from applying statutory tax
 rates:
Income tax expense resulting from applying statutory tax rates
 Income before tax   ..........................................     556,580       2,010,423         1,288,177
 Combined statutory tax rate  .................................        51.3%             54%               19%
                                                                    -------      ------------       ---------
 Notional income tax expense  .................................     285,526       1,085,628           244,754
                                                                    =======      ============       =========
Reconciliation to reported income tax expense
 Reported income tax expense  .................................     297,667         692,840           292,274
 Tax effect of permanent differences:
   Deemed dividend for tax purposes ...........................     (13,600)
   Corporate tax component of temporary differences not
    subject to valuation allowances that will not reverse
    due to conversion of Company from corporation to
    limited partnership .......................................                     348,000
   Tax expense from reduction of goodwill for tax benefit
    previously allowed for ....................................                                       (74,700)
   Component II goodwill amortization  ........................                                        22,200
   Miscellaneous items  .......................................       1,459          44,788             4,980
                                                                    -------      ------------       ---------
                                                                    285,526       1,085,628           244,754
                                                                    =======      ============       =========

15) Financial Commitments:

     Future annual commitments under operating leases requiring annual rental payments are estimated as follows:
                                   DM
                                 --------
1997  ........................     99,414
1998  ........................     93,099
1999  ........................          0
2000  ........................          0
2001  ........................          0
Thereafter  ..................          0
                                   ------
                                  192,513
                                  =======

     During 1994, 1995 and 1996 expenses incurred under operating leases amounted to DM 149,909, DM 99,483, and DM 99,414, respectively.

     The Company has two long-term contracts for services which result in financial commitments of approximately DM 210,000 for 1997 and DM 10,000 for 1998. The expense incurred for such services amounted to DM 0 in 1995 and 1994 and DM 191,000 for 1996.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                       NOTES TO THE FINANCIAL STATEMENTS

16) Related Party Transactions:

     During 1996 the Company reimbursed DM 511,537 in expenses incurred by the general partner on behalf of the Company. DM 506,537 of these expenses had been charged by the Company to the general partner. Other transactions with the limited partner and the silent partner are presented in the statement of partners' current accounts. On October 1, 1995 the Company signed an agreement with Dr. Simmet whereby he is to manage the Company as managing director. Under the agreement, Dr. Simmet is to receive a gross salary totalling DM 25,000 per month plus a bonus equal to 10% of income before taxes and bonuses under German accounting principles. This agreement remained effective after the change in ownership of the Company.

     Dr. Simmet's wife is employed by the Company as an administrative assistant at a gross salary of DM 5,548 per month.

17) Contingencies:

     The Company has given guarantees on a DM 1,233,330 bank loan granted to Dr. Simmet from the Kreissparkasse Kusel. In particular, the Company has given a general guarantee and has pledged its merchandise inventory and trade accounts receivable as well as its leasehold improvements, operating and office equipment (including automobiles), furniture and fixtures.

     In the ordinary course of business activities, the Company may become contingently liable for litigation and claims with customers, suppliers and former employees. Although it is not possible to estimate the extent of potential costs and losses, if any, management believes that the ultimate resolution of any such contingencies which may arise will not have a material adverse effect on the financial position of the Company. Management believes that the provisions made for contingent losses for estimated future warranty claims (see note 12) are adequate.

18) Subsequent Events:

     On November 13, 1997, 100% of the general partnership interest of the Company and 80% of the limited partnership interests in the Company were sold for an aggregate purchase price of DM 6,400,000, subject to certain adjustments as defined. Pursuant to the agreement an amount up to an additional 10% limited partnership interest may be sold to the purchaser for DM 1 million, subject to certain conditions, and the remaining 10% may be sold to certain managers of the Company for DM 800,000, subject to certain conditions. The purchase price will be paid in cash of DM 3.2 million at closing, DM 1.6 million in cash payable on March 31, 1998 and DM 1,6 million of common stock on the date of issuance (146,949 shares) of IAT Multimedia, Inc., the purchaser. In connection with the sale, the Company's general guarantee and pledge of certain of its assets to Kreissparkasse Kusel (see note 17) have been released. In addition, the Company entered into a two year employment agreement with Dr. Simmet, the selling partner. The agreement provides for a monthly salary of DM 25,000.

     On November 15, 1997, the Company repaid all amounts due to the Company's silent partner.

                 FSE COMPUTER-HANDEL GmbH & CO, KG, PIRMASENS

          UNAUDITED BALANCE SHEETS AS OF SEPTEMBER 30, 1996 AND 1997



                                                              1996          1997
                                                               DM            DM
                                                            -----------   ----------
                                  Assets
Current assets
   Cash  ................................................   1,707,974      1,447,697
   Marketable securities   ..............................   1,121,834        893,427
   Accounts receivable  .................................   2,406,131      2,658,304
   Merchandise inventory   ..............................   2,793,704      2,235,734
   Prepaid expenses  ....................................      12,792         21,315
                                                            ---------      ---------
     Total current assets  ..............................   8,042,435      7,256,477
                                                            ---------      ---------
Noncurrent Assets .......................................
   Leasehold improvements, operating equipment, furniture
    and fixtures  .......................................     641,771        736,510
   Goodwill .............................................   1,018,004        852,502
                                                            ---------      ---------
     Total noncurrent assets  ...........................   1,659,775      1,589,012
                                                            ---------      ---------
     Total assets .......................................   9,702,210      8,854,489
                                                            =========      =========
                 Liabilities and Partners' Capital
Liabilities
 Current liabilities
   Bank indebtedness ....................................       3,021              0
   Accounts payable  ....................................   4,359,476      3,039,594
   Loans payable  .......................................     239,512              0
   Payroll taxes and social security payable ............           0         99,571
   Value-added tax payable ..............................       2,090         69,597
   Other current taxes payable   ........................     849,698         19,274
   Accrued liabilities  .................................     549,682        650,758
   Deferred taxes payable  ..............................     211,000        280,000
   Due to limited partner  ..............................   1,222,608      2,359,985
   Due to silent partner   ..............................      15,250          7,125
   Due to general partner  ..............................     183,808        253,520
                                                            ---------      ---------
    Total current liabilities ...........................   7,636,145      6,779,424
Noncurrent liabilities
 Loan from silent partner  ..............................     500,000        500,000
                                                            ---------      ---------
  Total liabilities  ....................................   8,136,145      7,279,424
                                                            ---------      ---------
Parnters' Capital
 Partners' fixed capital
  General partner .......................................           0              0
  Limited partner .......................................     250,000        250,000
 Limited partner's revaluation capital ..................   1,316,065      1,316,065
                                                            ---------      ---------
  Total partners' capital  ..............................   1,566,065      1,566,065
                                                            ---------      ---------
    Total liabilities and partners' capital  ............   9,702,210      8,845,489
                                                            =========      =========

          See accompanying notes to the unaudited financial statements

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

             UNAUDITED INCOME STATEMENTS FOR THE NINE MONTHS ENDED
                          SEPTEMBER 30, 1996 AND 1997




                                                           1996           1997
                                                            DM             DM
                                                        ------------   -----------
Sales revenue .......................................   43,292,061     46,356,386
Cost of goods sold  .................................   39,634,365     41,829,606
                                                        ----------     ----------
Gross margin  .......................................    3,657,696      4,526,780
Selling expenses ....................................    2,121,243      2,311,881
Administration expenses   ...........................    1,190,907      1,433,268
Other operating expenses  ...........................       15,065         26,495
                                                        ----------     ----------
Operating income ....................................      330,481        755,136
Other income  .......................................      166,605        327,187
                                                        ----------     ----------
Income before interest and income taxes  ............      497,086      1,082,323
Interest expense ....................................       87,041         72,020
                                                        ----------     ----------
Income before income and income-related taxes  ......      410,045      1,010,303
Provision for income and income-related taxes  ......       98,778        227,863
                                                        ----------     ----------
Net income for the periods   ........................      311,267        782,440
                                                        ==========     ==========

          See accompanying notes to the unaudited financial statements

                 FSE COMPUTER-HANDEL GMBH & CO. KG, PIRMASENS

                   UNAUDITED STATEMENTS OF PARTNERS' CAPITAL
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997




                                                               Limited              Limited
                                                               Partner              Partner            Limited
                                                            Fixed Capital     Revaluation Capital      Partner
                                                                 DM                   DM                 DM
                                                            ---------------   ---------------------   -------------
Balances January 1, 1996   ..............................      250,000             1,316,065                   0
Net income for the period  ..............................                                                311,267
Reclassification of amount due to limited partner  ......                                               (311,267)
                                                               -------             ---------            --------
Balances September 30, 1996   ...........................      250,000             1,316,065                   0
                                                               =======             =========            ========
Balances January 1, 1997   ..............................      250,000             1,316,065                   0
Net income for the period  ..............................                                                782,440
Reclassification of amount due to limited partner  ......                                               (782,440)
                                                               -------             ---------            --------
Balances September 30, 1997   ...........................      250,000             1,316,065                   0
                                                               =======             =========            ========

          See accompanying notes to the unaudited financial statements

                 FSE COMPUTER-HANDEL GmbH & CO, KG, PIRMASENS

                      UNAUDITED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997



                                                                              1996              1997
                                                                               DM                DM
                                                                           ---------------   ---------------
OPERATING ACTIVITIES:
 Net income for the periods   ..........................................        311,267           782,440
 Add: items not affecting cash depreciation of equipment ...............        182,943           235,646
   Amortization of goodwill   ..........................................         87,482            87,480
   Gain on disposal of equipment .......................................        (14,925)           (7,021)
   Gain on sale of marketable securities  ..............................              0           (39,125)
   Pension expense   ...................................................         44,758                 0
   Deferred tax expense ................................................         74,466            49,700
 Increase (decrease) in cash from changes in non-cash assets and liabilities:
   Accounts receivable  ................................................        524,177          (785,806)
   Merchandise inventory   .............................................       (551,396)          695,014
   Prepaid expenses  ...................................................          3,624           (21,315)
   Bank indebtedness ...................................................         (5,032)                0
   Accounts payable  ...................................................        680,110         1,501,342
   Loans payable  ......................................................         11,947          (205,000)
   Value-added tax payable .............................................         (4,121)         (112,923)
   Payroll taxes and social security payable ...........................       (214,489)          (38,752)
   Other current payable   .............................................        (13,363)         (741,851)
   Due to silent partner   .............................................         15,250              (375)
   Due to general partner  .............................................         51,534            54,138
   Accrued liabilities  ................................................       (130,011)          (35,853)
                                                                               --------         ---------
 Cash inflow from operating activities .................................      1,054,221         1,417,739
                                                                              ---------         ---------
FINANCING ACTIVITIES:
 Loan from silent partner  .............................................        500,000                 0
 Decrease in amount due to limited partner   ...........................       (337,639)         (300,555)
                                                                              ---------         ---------
 Cash inflow (outflow) from financing activities   .....................        162,361          (300,555)
                                                                              ---------         ---------
INVESTING ACTIVITIES:
 Proceeds from sale of equipment .......................................         19,935            18,051
 Proceeds from sale of marketable securities ...........................              0           861,598
 Purchase of marketable securities  ....................................     (1,121,834)       (1,483,928)
 Purchase of equipment  ................................................       (158,851)         (365,042)
                                                                             ----------        ----------
 Cash outflow from investing activities   ..............................     (1,260,750)         (969,321)
                                                                             ----------        ----------
CASH INFLOW (OUTFLOW) DURING PERIODS   .................................        (44,168)          147,863
CASH, BEGINNING OF PERIODS .............................................      1,752,142         1,299,834
                                                                             ----------        ----------
CASH, END OF PERIODS ...................................................      1,707,974         1,447,697
                                                                             ==========        ==========
Supplemental disclosures of cash flow information:
 Cash paid during the periods for interest .............................         68,041            47,190
                                                                             ==========        ==========
 Cash paid during the periods for income and income-related taxes  .....         37,675           920,014
                                                                             ==========        ==========

         See accompanying notes to the unaudited financial statements

                 FSE COMPUTER-HANDEL GmbH & CO, KG, PIRMASENS

                       UNAUDITED STATEMENT OF CASH FLOWS
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 (CONTINUED)



                                                            1996           1997
                                                             DM            DM
                                                          -------------   ------
Supplemental disclosure of non-cash financing activity:
Noncash change in pension liability due to:
 Deferred tax receivable transferred ..................        8,700         --
 Amount of pension obligation transferred  ............     (140,974)        --
                                                            --------      ------
 Change in amount due to general partner   ............     (132,274)        --
                                                            ========      ======

          See accompanying notes to the unaudited financial statements

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

1) Business and Organization:

     FSE Computer-Handel GmbH & Co. KG, Pirmasens ("the Company") is a German GmbH & Co. KG (Gesellschaft mit beschrankter Haftung and Company Kommanditgesellschaft), a German limited partnership with a German GmbH (a German limited liability company) as general partner. FSE Computer-Handel Verwaltungsgesellschaft mbH, Mainz is the Company's sole general partner. The Company's registered offices, head office and seat of business operations are located in Pirmasens, Rhineland-Palatinate, Germany, but a retail store is also maintained in Kaiserslautern, Rhineland-Palatinate. The Company's fiscal year is the calender year.

     The Company sells computer hardware, peripherals and accessories to businesses, institutions and government agencies principally in German through its direct sales force and its retail stores. The Company also engages in mail-order sales.

2) Reorganization:

     The Company was originally founded in 1987 as a sole proprietorship named "Frank-Straub-Elektronik" by Mr. Frank Straub. In 1991 the net assets and business of the proprietorship were transferred by Mr. Strau(beta) to the GmbH "FSE Computer Handelsgesellschaft mbH" in exchange for 100 percent of the GmbH-ownership interests. On December 21, 1995 Mr. Straub sold 100 percent of his GmbH interests to Dr. Alfred Simmet. Under an owner's resolution dated July 26, 1996 notarized on August 1, 1996 Dr. Simmet resolved to convert the Company from a GmbH into a GmbH & Co. KG, its present legal form, in accordance with Sections 190 ff. i.V.m. Sections 226 Umwandlungsgesetz (Article 190 et seq. in connection with Articles 226 of the German Conversion
Law). The conversion became legally effective on September 17, 1996 upon the notarized resolution having been registered at the Amtsgericht Pirmasens (Official Court Pirmasens). Through this conversion, Dr. Simmet became the sole limited partner and FSE Computer-Handel Verwaltungsgesellschaft mbH, Mainz, the sole general partner, which is 100% owned by Dr. Simmet.

     The limited partnership is an unincorporated business and these financial statements do not include all of the assets, liabilities, revenues and expenses of the partners, and in particular, of the general partner.

3) Significant Accounting Policies:

 a) Basis of Presentation and Preparation

     These financial statements have been prepared in German marks ("DM") in conformity with accounting principles generally accepted in the United States. The effect of material differences between the financial statements prepared in accordance with the German Commercial Code and those prepared in conformity with accounting principles generally accepted in the United States on the amounts due to partners is disclosed in note 4.

 b) Accounting for Changes in Legal Form, Transfers and Exchanges between Entities under Common
     Control, and Business Combinations

      The transfer of the net assets of the proprietorship "Frank-Strau(beta)-Elektronik" to FSE Computer Handelsgesellschaft mbH by Mr. Frank Straub in exchange for 100 % of its ownership interests has been recorded at historical cost similar to that in pooling of interests accounting. Similarly, leasehold improvements and bank loans payable transferred by affiliates under common control in 1994 have been recorded at historical cost.

      Because Dr. Simmet acquired all of the ownership interests of FSE Computer Handelsgesellschaft mbH on December 21, 1995, the financial statements since December 21, 1995 reflect the application of push-down accounting, in which a new basis of accounting for the purchased assets and liabilities has been established. The net purchase price of DM 3,092 thousand for the Company exceeded the net book value of the assets as at December 21, 1995 by some DM 1,316 thousand.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS


  The adjustments to the book values of the identifiable assets and liabilities of the Company to fair market value are summarized as follows:

                                                                          DM '000
                                                                          --------
    Loan payable to Mr. Straub out of Capital otherwise transferred  ...    (526)
    Inventory  .........................................................     340
    Leasehold improvements .............................................     277
    Operating and office equipment (including autos)  ..................      76
    Furniture and fixtures .............................................       3
    Current deferred tax liabilities, net ..............................      18
    Noncurrent deferred tax assets, net   ..............................     228
    Valuation allowance for deferred tax assets ........................    (266)
    Goodwill (see f) ...................................................   1,166
                                                                           -----
                                                                           1,316
                                                                           =====

     The new basis of accounting is reflected in partners' capital as revaluation capital. Because the purchase occurred a few business days before the end of the 1995 business year and business in 1995 subsequent to purchase was negligible, it was assumed that no income was earned subsequent to purchase to December 31, 1995. The conversion of FSE Computer Handelsgesellschaft mbH into FSE Computer-Handel GmbH & Co. KG effective on September 17, 1996 was accounted for at historical cost in a manner similar to that in pooling of interest accounting.

     Under pooling of interests accounting, the comparative figures of prior years presented are restated on a combined basis as if companies had been combined since the beginning of the earliest date presented. Therefore, the equity in the Company of prior years has been restated to present the Company as if it had been a limited partnership since inception.

 c) Marketable Securities

     Marketable Securities are accounted for in accordance with SFAS No. 115, in which "Available-for-sale Securities" are reported at fair value and unrealized holding gains and losses, if material, are reported as a separate component of partners' equity. The cost of marketable securities is calculated on a moving weighted average basis.

 d) Inventory

      Inventory items are valued individually at the lower of cost or market, with cost determined on a moving weighted average basis for like items.

 e) Leasehold Improvements, Operating Equipment, Furniture and Fixtures

     Leasehold improvements, operating equipment, furniture and fixtures are stated at cost net of accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the individual assets as follows:

      Leasehold improvements .......................................   Over term of lease
      Operating and office equipment (including automobiles)  ......          2 - 5 years
      Furniture and fixtures .......................................              3 years

 f) Goodwill

     Goodwill is stated at cost less accumulated amortization. The goodwill relating to the purchase of the business by Dr. Simmet from Mr. Straub is being amortized over its estimated useful life of ten years. Recognized tax benefits for tax deductions for which valuation allowances have been recognized for deferred tax assets at acquisition are applied to reduce goodwill related to that acquisition.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS


 g) Fair Value of Financial Instruments

      The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107 approximate the carrying amounts presented in the balance sheets.

 h) Revenue Recognition

      Revenue is recognized when the merchandise has been delivered to the customer and the significant risks and rewards of ownership have been transferred from the Company to the customer.

 i) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 j) Foreign Exchange

     Foreign exchange gains and losses on transactions during the period are reflected in income. Assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the balance sheet date.

 k) Income Taxes

      The Company complies with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed based on differences between the financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in future, based on enacted laws and rates applicable to the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

4) Significant Differences Between U.S. GAAP and German Accounting Principles Resulting in
  Limitations on Partner Withdrawals:

     These financial statements prepared under U.S. GAAP deviate significantly from the statements prepared under German accounting principles. Under German law, the amounts that can be withdrawn from the partnership are defined by German accounting law rather than by U.S. GAAP. As at September 30, 1997 the financial statements in accordance with German accounting principles disclose an amount due to limited partner equal to DM 1,631,109, which is the amount that is owed the limited partner under German law, rather than the DM 2,359,985 as disclosed under U.S. GAAP. In addition, German accounting principles do not allow the application of push-down accounting and therefore no revaluation capital is included in the limited partner's capital accounts in the financial statements prepared under German accounting principles.

5) Specific Provisions of the Partnership Agreement:

     Under the limited partnership agreement, the limited partner, Dr. Simmet, has fixed limited partner's capital of DM 250,000 and the general partner, which has unlimited liability and is charged with managing the Company, has no fixed capital in the limited partnership. The Company is to reimburse all expenses incurred by the general partner in connection with its activities as general partner. In addition, the general partner is to receive a risk premium of DM 5,000 per year for providing its unlimited liability. The general partner does not participate in the profits of the Company or in its losses insofar as the losses do not cause its insolvency.

     A current account is to be maintained for each partner, in which transactions between each partner and the limited partnership are recorded. Losses are to be recorded on special accumulated loss accounts. A separate

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

account is to be maintained for reserves held jointly and severally by the partners. Partners' current account balances at the end of each month bear interest at 2% annually above the current German Bundesbank discount rate. Ten percent of the net income for the year after the deduction of the general partner's risk premium and expense reimbursements are to be set aside as a joint and severally held capital reserve of the partnership, as long as no accumulated losses remain on the partners' special loss accounts. The remaining net income is to be credited to the partners' current accounts.

     In a general meeting of the partners on November 22, 1996, the partners agreed to waive their right to interest on their current accounts and also waived the creation of the capital reserve for the period ended December 31, 1996; in another general meeting of the partners on September 29, 1997, the partners waived the creation of the capital reserve for the period ended September 30, 1997.

6) Silent Partner:

     Under a silent partnership agreement dated January 1, 1996, Mittelstandische Beteiligungsgesellschaft Rheinland-Pfalz mbH, Mainz ("MBG") provided DM 500,000 in capital to the Company to assist in the financing of Dr. Simmet's purchase of the Company. The silent partnership terminates on December 30, 2002. For the capital provided, MBG receives annual fixed compensation equal to 7% of the capital provided payable quarterly. In addition, MBG receives a share of annual net income for tax purposes, before special write-downs and special items with an equity portion, of the Company not exceeding 1.5% of its capital contribution and not exceeding 50% of the annual net income of the Company. Unpaid amounts are accumulated and are payable in subsequent years. MBG does not participate in the losses of the Company insofar as it does not become insolvent: MBG's capital contribution is subordinated to that of other creditors but ranks ahead of the liabilities due to general and limited partners.

     MBG has the right to represent its interests on any supervisory board of the Company and its approval is required for any changes in the ownership structure of the Company.

     Because MBG does not participate in the losses of the Company and its capital contribution receives a fixed compensation amount based on the size of the contribution, which is analogous to interest, in economic substance the capital contribution is a long-term loan rather than partnership capital. Consequently, the MBG's interests in the Company are treated as a long-term loan in these financial statements.

7) Marketable Securities:

     Marketable securities consists of Commerzbank Money Market Fund US Dollar investment certificates which are being held as "Available-for-sale Securities". The market value of the securities presented in the balance sheets is not materially different from cost.

8) Leasehold Improvements, Operating Equipment, Furniture and Fixtures:

     Leasehold improvements, operating equipment (including automobiles), furniture and fixtures comprise:

                                                           1996          1997
                                                            DM            DM
                                                         -----------   ----------
Leasehold improvements  ..............................     444,564        451,200
Automobiles ..........................................     282,716        315,366
Operating and office equipment   .....................     587,025        918,198
Furniture and fixtures  ..............................      46,267         46,265
                                                           -------        -------
                                                         1,360,572      1,731,029
Less accumulated depreciation and amortization  ......     718,801        994,519
                                                         ---------      ---------
                                                           641,771        736,510
                                                         =========      =========

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

9) Goodwill:

     Goodwill relates to the application of push-down accounting as noted in
Note 3b. The development of goodwill during the periods is depicted as follows:

                                                                       1996        1997
                                                                      DM '000     DM '000
                                                                      ---------   --------
Goodwill at January 1 .............................................    1,166        975
Amortization of goodwill ..........................................      (87)       (87)
                                                                       -----        ---
                                                                       1,079        888
Reduction of goodwill due to recognition of tax benefit for which a
 valuation allowance had been accrued at acquisition   ............      (61)       (35)
                                                                       -----        ---
Goodwill as at September 30 .......................................    1,018        853
                                                                       =====        ===

 The accumulated amortization of goodwill amounted to DM 87 thousand and DM 174 thousand as at September 30, 1996 and 1997, respectively.

10) Loan Payable:

     The loan as at September 30, 1996 is payable to the former owner of the Company, Mr. Straub and is unsecured, bears interest at 7% per annum as of October 1, 1995 and is due in January 1997. The loan was repaid in 1997.

11) Accrued Liabilities:

     Accrued liabilities include a DM 356,250 and DM 413,430 estimated liability for warranties as at September 30, 1996 and 1997, respectively.

12) Income Taxes:

     No provision for corporate income tax has been made in these financial statements, since the Company, as a limited partnership, has not been subject to this tax as of January 1, 1996. The financial statements include only provisions for income-related business taxes levied at a local level. Both resident and nonresident incorporated partners of the Company would be subject to German corporate tax on income earned from the partnership; both resident and nonresident natural persons would be subject to income tax on income earned from the partnership.

     The provision for income taxes includes DM 24,312 and DM 178,163 current tax expense as well as DM 74,466 and DM 49,700 deferred tax expense for the nine months ended September 30, 1996 and 1997, respectively.

13) Financial Commitments:

     Future annual commitments under operating leases requiring annual rental payments are estimated as follows:
                                   DM
                                 --------
1997  ........................     99,414
1998  ........................     93,099
1999  ........................          0
2000  ........................          0
2001  ........................          0
                                   ------
Thereafter  ..................    192,513
                                  =======

     During the periods expenses incurred under operating leases amounted to DM 72,656 and DM 97,048 for the nine months ended September 30, 1996 and 1997, respectively.

                 FSE COMPUTER-HANDEL GmbH & CO. KG, PIRMASENS

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

     The Company has two long-term contracts for services which result in financial commitments of approximately DM 210,000 for 1997 and DM 10,000 for 1998. The expense incurred for such services during the periods amounted to DM 107,623 and DM 184,630 for the nine months ended September 30, 1996 and 1997, respectively.

14) Related Party Transactions:

     On October 1, 1995 the Company signed an agreement with Dr. Simmet whereby he is to manage the Company as managing director. Under the agreement, Dr. Simmet is to receive a gross salary totalling DM 25,000 per month plus a bonus equal to 10% of the income before taxes and bonuses under German accounting principles. This agreement remained effective after the change in ownership of the Company. Dr. Simmet's wife is employed by the Company as an administrative assistant at a gross salary of DM 5,548 per month.

15) Contingencies:

     The Company has given guarantees on a DM 1,233,330 bank loan granted to Dr. Simmet from the Kreissparkasse Kusel. In particular, the Company has given a general guarantee and has pledged its merchandise inventory and trade accounts receivable as well as its leasehold improvements, operating and office equipment (including automobiles), furniture and fixtures.

     In the ordinary course of business activities, the Company may become contingently liable for litigation and claims with customers, suppliers and former employees. Although it is not possible to estimate the extent of potential costs and losses, if any, management believes that the ultimate resolution of any such contingencies which may arise will not have a material adverse effect on the financial position of the Company. Management believes that the provisions made for contingent losses for estimated future warranty claims (see note 11) are adequate.

16) Subsequent Events:

     On November 13, 1997, 100% of the general partnership interest of the Company and 80% of the limited partnership interests of the Company were sold for an aggregate purchase price of DM 6,400,000, subject to certain adjustments as defined. Pursuant to the agreement an amount up to an additional 10% limited partnership interest may be sold to the purchaser for DM 1 million, subject to certain conditions, and the remaining 10% may be sold to certain managers of the Company for DM 800,000, subject to certain conditions. The purchase price will be paid in cash of DM 3.2 million at closing, DM 1.6 million in cash payable on March 13, 1998 and DM 1.6 million of common stock on the date of issuance (146,949 shares) of IAT Multimedia, Inc., the purchaser. In connection with the sale, the Company's general guarantee and pledge of certain of its assets to Kreissparkasse Kusel (see note 15) have been released. In addition, the Company entered into a two year employment agreement with Dr. Simmet, the selling partner. The agreement provides for a monthly salary of DM 25,000.

     On November 15, 1997, the Company repaid all amounts due to the Company's silent partner.

==============================================================================

       No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer, or solicitation.

                      -----------------------------------
                               TABLE OF CONTENTS



                                                      Page
                                                    ---------
Prospectus Summary ..............................       1
Risk Factors ....................................       8
Use of Proceeds .................................      21
Dividend Policy .................................      21
Exchange Rate   .................................      21
Price Range of Common Stock .....................      22
Capitalization  .................................      22
Pro Forma Condensed Consolidated Financial
   Information  .................................      23
Notes to Pro Forma Condensed Consolidated
   Financial Statements  ........................      27
Selected Financial Data  ........................      29
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations   .................................      32
Business  .......................................      40
Management   ....................................      55
Certain Transactions  ...........................      61
Principal Stockholders   ........................      65
Description of Notes  ...........................      68
Description of Capital Stock   ..................      78
Shares Eligible for Future Sale   ...............      80
Certain Federal Income Tax Considerations  ......      82
Underwriting ....................................      84
Legal Matters   .................................      85
Experts   .......................................      85
Additional Information   ........................      86
Index to Financial Statements  ..................      F-1

       Until [-------------------------- ], all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is an addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


==============================================================================

==============================================================================






                             IAT MULTIMEDIA, INC.









                          10% Convertible Subordinated
                    Notes due ---------------------- , 2003










                              ------------------
                                  PROSPECTUS
                              ------------------









                               ROYCE INVESTMENT
                                  GROUP, INC.









                             -------------- , 1997

==============================================================================

               PART II - Information Not Required In Prospectus


Item 13. Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions and the Underwriter's non-accountable
expense allowance of $    ) are as follows:




                                                   Amount
                                                   ----------
         SEC Registration Fee ..................      3,762
         NASD Filing Fee   .....................      1,777
         Printing and Engraving Expenses  ......          *
         Accounting Fees and Expenses  .........          *
         Legal Fees and Expenses ...............          *
         Blue Sky Fees and Expenses ............          *
         Trustee's Fees and Expenses   .........          *
         Miscellaneous Expenses  ...............          *
                                                      -----
         Total .................................    $      *
                                                    =======

------------
* To be completed by amendment


Item 14. indemnification of Directors and Officers.

     The Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the General Corporation Law of the State of Delaware (the "GCL"). Section 145 of the GCL, relating to indemnification, is hereby incorporated herein by reference.

     In accordance with Section 102(a)(7) of the GCI, the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in
Section 102(a)(7).

     Reference is made to Section 6 of the Underwriting Agreement (Exhibit 1.1) which provides for indemnification by the Underwriter of the Registrant and its directors.


Item 15. Recent Sales of Unregistered Securities.

     In connection with its organization in October 1996, the Registrant exchanged 4,620,000 of its Common Stock and warrants to purchase 500,000 shares of Common Stock for all of the issued and outstanding stock of IAT AG, a corporation organized under the laws of Switzerland. Since its organization, the Registrant has sold and issued the following unregistered securities:

     In October 1996, the Registrant sold 1,980,000 shares of Series A Preferred Stock and warrants to purchase 1,980,000 shares of Common Stock to Vertical Financial Holdings, Behala Anstalt, Henilia Financial Limited, Lupin Investment Services Ltd. and Avi Suriel.

     In June 1997, the Company issued 5,000 shares of Common Stock to Ballin & Partners, as compensation for marketing services rendered.

     In November 1997, the Company issued 146,949 shares of Common Stock to Dr. Simmet as partial payment of the purchase price pursuant to the Company's acquisition of FSE.

     The above transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. The sale of securities was without the use of an underwriter, and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act of 1933, as amended.

     In December 1996, the Registrant effected a reverse stock split resulting in a reduction of its outstanding stock from 4,620,000 shares of Common Stock to 4,375,000 shares and from 1,980,000 shares of Series A Preferred Stock to 1,875,000 shares. The Registrant's outstanding Warrants were similarly affected.


Item 16. Exhibits and Financial Statement Schedules



*1.1       Form of Underwriting Agreement
 3.1 +     Amended and Restated Certificate of Incorporation of the Registrant
 3.2 +     By-laws of the Registrant
 4.1 +     Form of Warrant Agreement
 4.2 +     Form of Underwriter's Warrant
 4.3 +     Warrant issued to Vertical Financial Holdings (one in a series of warrants with identical terms)
 4.4 +     Warrant issued to Stockholders (one in a series of warrants with identical terms)
 4.5 +     Escrow Agreement
*4.6       Form of Indenture
*4.7       Form of Underwriter's Warrant
 *5.1      Opinion of Baker & McKenzie
10.1 +     IAT Multimedia, Inc. 1996 Stock Option Plan
10.2 +     Stock Purchase Agreement, dated as of October 4, 1996, by and among IAT Multimedia, Inc. (for-
           merly known as IAT Holdings, Inc.), IAT AG, IAT Deutschland, GmbH, Vertical Financial Holdings
           and the stockholders of IAT AG
10.3 +     Investor's Rights Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc.
           (formerly known as IAT Holdings, Inc.) and Vertical Financial Holdings
10.4 +     Marketing Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.) and General Capital
10.5 +     Contract of the Communications Computer Development Community (EGKR), dated August 12,
           1992, by and between IAT Deutschland GmbH and Deutsche Bundespost Telekom Siegen Telecom-
           munications Office, SfE EKOM
10.6 +     Cooperation Contract Covering the Development of Version 3 of the Multimedia Information and
           Communications System MIKS, dated December 16, 1994, by and among The Deutsche Bundespost
           Telekom, IBM Deutschland Informationssysteme GmbH and IAT Schwiez AG
10.7 +     General Cooperation Agreement Concerning Joint Further Development of the IAT/Deutsche Tele-
           kom Software Codec on the Basis of the Texas Instruments Parallel Processor TMS320C8x, dated
           October 16, 1995, by and between Deutsche Telekom AG and IAT Schweiz AG
10.8 +     Extension of Agreement Concerning MIKS Version 3, dated July 30, 1996, by and among IBM
           Deutschland Informationssysteme GmbH, Deutsche Telekom AG and IAT AG
10.9 +     Licensing and General Distribution Agreement, dated as of April 11, 1994, by and between Deutsche
           Bundespost Telekom and IAT AG
10.10+     Program License Agreement, dated November 10, 1993, by and between Texas Instruments Deut-
           schland GmbH and IAT AG Geschaeftshaus Wasserschloss
10.11+     Form of MVP Cross License Agreement by and between the Texas Instruments France and IAT AG
10.12+     Form of Joint Development and Cross License Agreement by and between Texas Instruments, Inc.
           and IAT AG

10.13+       Wavelet Data Compression for the Transmission of High-Quality Still Video Images, dated as of May
             15, 1996, by and between IAT AG and Prof. Dr. R. Seiler
10.14+       Cooperation Agreement, dated March 18, 1996, by and between Olympus Optical (Europe) GmbH and IAT Deutschland GmbH
10.15+       Loan Agreement for Current Account Credit Lines between IAT Deutschland GmbH and Volksbank
             Sottrum eG
10.16+       Agreement, dated September 1, 1992, by and between Grissemann Consulting SA and IAT AG
10.17+       Addendum to the Agreement of September 1, 1992, dated December 14, 1994, by and between Gris-
             semann Consulting SA and IAT AG
10.18+       Employment Contract, dated as of July 1, 1993, by and between IAT AG and Mr. Franz Muller
10.19+       Amendment No. I to Stock Purchase Agreement, dated as of October 4, 1996, by and among IAT
             Multimedia, Inc. (formerly known as IAT Holdings, Inc.), IAT AG, IAT Deutschland GmbH Vertical
             Financial Holdings, and the stockholders of IAT AG
10.20+       Amendment No. I to Marketing Agreement, dated as of October 24, 1996, by and between IAT Mul-
             timedia, Inc. (formerly known as IAT Holdings, Inc.) and General Capital
10.21+       Letters of Consent dated December 20, 1996
10.22++      Amendment No. 1 to the Joint Development and Cross License Agreement, dated June 2, 1997, between Texas Instruments Incorporated and IAT AG
10.23++      License Agreement, dated June 2, 1997, between Texas Instruments Incorporated and IAT AG
10.24+++     Purchase Agreement, dated November 13, 1997, by and between IAT Multimedia, Inc. and Dr. Alfred
             Simmet
10.25        Consulting Agreement, dated July 18, 1997, by and between IAT Multimedia, Inc. and Arnold J.
             Wassserman
10.26        Retainment Agreement, dated August 25, 1997, by and between IAT Multimedia, Inc. and Reiner
             Hallauer
10.27        Stock Option Agreement for Arnold J. Wasserman, dated July 18, 1997, by and between IAT Multi-
             media, Inc. and Arnold J. Wasserman
10.28        Stock Option Agreement for Reiner Hallauer, dated August 25, 1997, by and between IAT Multime-
             dia, Inc. and Reiner Hallauer
10.29        Management Contact, dated as of November 13, 1997, by and between FSE Computer Handel-
             Verwaltungs GmbH and Dr. Alfred Simmet
10.30        Credit Agreement, dated as of February 5, 1996, by and between IAT AG and Swiss Bank Corpora-
             tion
10.31        Agreement by and between Swiss Bank Corporation and IAT Multimedia, Inc.
10.32        License Agreement, dated as of July 2, 1997, by and between IAT AG and Proton Communications
             Technologies Inc
10.33        License Agreement, dated as of July 23, 1997, by and between IAT AG and Sony Electronics Inc.
10.34        Consent of Sony Electronics Inc.
10.35        License Agreement, dated as of June 12, 1997, by and between IAT Multimedia, Inc. and Precision
             Digital Images Corporation
10.36        Development Agreement, dated as of June 20, 1997, by and between IAT Multimedia, Inc, and Pre-
             cision Digital Images Corporation

   10.37     Letter of Intent, dated November 18, 1997, by and between Olympus Co. (Europe) GmbH and IAT
             Deutschland GmbH
   10.38     Annex to the OKI Semiconductor Gate Array, Standard Cell, Macrocell Products Development and
             Purchase Agreement, dated as of June 5, 1997, by and among IAT Multimedia, Inc., Precision Digi-
             tal Images Corporation and OKI Semiconductor
   10.39     Settlement Agreement, dated November 12, 1997, by and between IAT Deutschland GmbH, IAT Multimedia,
             Inc. and Mr. Wilhelm Gudauski
  *10.40     Letter of Termination from Deutsche Telekom
  *10.41     Letter of Termination from IBM Deutschland
   11.1 ++   Statement re computation of per share earnings
   21.1      List of Subsidiaries of Registrant
   23.2      Consent of Rothstein Kass & Company
   24.1      Power of Attorney (included on Signature pages hereto)
    *25      Statement of eligibility of Trustee
  *27.1      Financial Data Schedules

------------
 * To be filed by amendment.
 + Incorporated by reference in the Registrant's Registration Statement on Form
    S-1 (Reg. No. 333-18529) as filed on December 23, 1996.
 ++ Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q as filed on November 14, 1997
+++ Incorporated by reference to the Registrant's Current Report on Form 8-K as filed on November 26, 1997


Item 28. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a, fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 9th day of December, 1997.




                                        IAT MULTIMEDIA, INC.



                                     By:      /s/ Viktor Vogt
                                        -------------------------------------
                                          Viktor Vogt
                                          Chief Executive Officer and President



                               POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature to this Registration Statement appears below hereby appoints Viktor Vogt or Jacob Agam as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file (i) any and all amendments and post effective amendments to this Registration Statement and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933, which amendment or amendments or registration statement may make such changes and additions as such attorney-in-fact may deem necessary or approximate.

       Signature                                 Title                               Date
------------------------   -------------------------------------------------   -----------------
/s/ Viktor Vogt            Co-Chairman of the Board of Directors and           December 9, 1997
---------------------      Chief Executive Officer and President
    Viktor Vogt            (Principal Executive Officer)


/s/ Jacob Agam             Co-Chairman of the Board of Directors               December 9, 1997
---------------------
    Jacob Agam

/s/ Klaus Grissemann       Chief Financial Officer and Director (Principal     December 9, 1997
---------------------      Accounting and Financial Officer)
    Klaus Grissemann

/s/ Volker Walther         Director                                            December 9, 1997
---------------------
    Volker Walther

/s/ Reiner Hallauer        Director                                            December 9, 1997
---------------------
    Reiner Hallauer

/s/ Arnold Wasserman       Director                                            December 9, 1997
---------------------
    Arnold Wasserman

                                 EXHIBIT INDEX




 Exhibit No.                                           Description                                          Page
---------------                                        -----------                                          -----
        *1.1     Form of Underwriting Agreement
         3.1 +   Amended and Restated Certificate of Incorporation of the Registrant
         3.2 +   By-laws of the Registrant
         4.1 +   Form of Warrant Agreement
         4.2 +   Form of Underwriter's Warrant
         4.3 +   Warrant issued to Vertical Financial Holdings (one in a series of warrants with identi-
                 cal terms)
         4.4 +   Warrant issued to Stockholders (one in a series of warrants with identical terms)
         4.5 +   Escrow Agreement
        *4.6     Form of Indenture
        *4.7     Form of Underwriter's Warrant
        *5.1     Opinion of Baker & McKenzie
        10.1 +   IAT Multimedia, Inc. 1996 Stock Option Plan
        10.2 +   Stock Purchase Agreement, dated as of October 4, 1996, by and among IAT Multime-
                 dia, Inc. (formerly known as IAT Holdings, Inc.), IAT AG, IAT Deutschland, GmbH,
                 Vertical Financial Holdings and the stockholders of IAT AG
        10.3 +   Investor's Rights Agreement, dated as of October 24, 1996, by and between IAT Mul-
                 timedia, Inc. (formerly known as IAT Holdings, Inc.) and Vertical Financial Holdings
        10.4 +   Marketing Agreement, dated as of October 24, 1996, by and between IAT Multimedia,
                 Inc. (formerly known as IAT Holdings, Inc.) and General Capital
        10.5 +   Contract of the Communications Computer Development Community (EGKR), dated
                 August 12, 1992, by and between IAT Deutschland GmbH and Deutsche Bundespost
                 Telekom Siegen Telecommunications Office, SfE EKOM
        10.6 +   Cooperation Contract Covering the Development of Version 3 of the Multimedia
                 Information and Communications System MIKS, dated December 16, 1994, by and among The Deutsche Bundespost Telekom, IBM Deutschland Informationssysteme
                 GmbH and IAT Schwiez AG
        10.7 +   General Cooperation Agreement Concerning Joint Further Development of the
                 IAT/Deutsche Telekom Software Codec on the Basis of the Texas Instruments Parallel
                 Processor TMS320C8x, dated October 16, 1995, by and between Deutsche Telekom
                 AG and IAT Schweiz AG
        10.8 +   Extension of Agreement Concerning MIKS Version 3, dated July 30, 1996, by and among IBM Deutschland Informationssysteme GmbH, Deutsche Telekom AG and IAT
                 AG
        10.9 +   Licensing and General Distribution Agreement, dated as of April 11, 1994, by and between Deutsche Bundespost Telekom and IAT AG
        10.10+   Program License Agreement, dated November 10, 1993, by and between Texas Instru-
                 ments Deutschland GmbH and IAT AG Geschaeftshaus Wasserschloss

 Exhibit No.                                           Description                                          Page
---------------                                        -----------                                          -----
     10.11+     Form of MVP Cross License Agreement by and between the Texas Instruments France and IAT AG
     10.12+     Form of Joint Development and Cross License Agreement by and between Texas
                Instruments, Inc. and IAT AG
     10.13+     Wavelet Data Compression for the Transmission of High-Quality Still Video Images,
                dated as of May 15, 1996, by and between IAT AG and Prof. Dr. R. Seiler
     10.14+     Cooperation Agreement, dated March 18, 1996, by and between Olympus Optical
                (Europe) GmbH and IAT Deutschland GmbH
     10.15+     Loan Agreement for Current Account Credit Lines between IAT Deutschland GmbH and Volksbank Sottrum eG
     10.16+     Agreement, dated September 1, 1992, by and between Grissemann Consulting SA and
                IAT AG
     10.17+     Addendum to the Agreement of September 1, 1992, dated December 14, 1994, by and between Grissemann Consulting SA and IAT AG
     10.18+     Employment Contract, dated as of July 1, 1993, by and between IAT AG and Mr.
                Franz Muller
     10.19+     Amendment No. I to Stock Purchase Agreement, dated as of October 4, 1996, by and among IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.), IAT AG, IAT
                Deutschland GmbH Vertical Financial Holdings, and the stockholders of IAT AG
     10.20+     Amendment No. I to Marketing Agreement, dated as of October 24, 1996, by and between IAT Multimedia, Inc. (formerly known as IAT Holdings, Inc.) and General
                Capital
     10.21+     Letters of Consent dated December 20, 1996
     10.22++    Amendment No. 1 to the Joint Development and Cross License Agreement, dated June
                2, 1997, between Texas Instruments Incorporated and IAT AG
     10.23++    License Agreement, dated June 2, 1997, between Texas Instruments Incorporated and
                IAT AG
    10.24+++    Purchase Agreement, dated November 13, 1997, by and between IAT Multimedia, Inc.
                and Dr. Alfred Simmet
     10.25      Consulting Agreement, dated July 18, 1997, by and between IAT Multimedia, Inc. and
                Arnold J. Wassserman
     10.26      Retainment Agreement, dated August 25, 1997, by and between IAT Multimedia, Inc.
                and Reiner Hallauer
     10.27      Stock Option Agreement for Arnold J. Wasserman, dated July 18, 1997, by and between IAT Multimedia, Inc. and Arnold J. Wasserman
     10.28      Stock Option Agreement for Reiner Hallauer, dated August 25, 1997, by and between
                IAT Multimedia, Inc. and Reiner Hallauer
     10.29      Management Contact, dated as of November 13, 1997, by and between FSE Computer
                Handel-Verwaltungs GmbH and Dr. Alfred Simmet
     10.30      Credit Agreement, dated as of February 5, 1996, by and between IAT AG and Swiss
                Bank Corporation
     10.31      Agreement by and between Swiss Bank Corporation and IAT Multimedia, Inc.

 Exhibit No.                                           Description                                          Page
---------------                                        -----------                                          -----
   10.32    License Agreement, dated as of July 2, 1997, by and between IAT AG and Proton
            Communications Technologies Inc
   10.33    License Agreement, dated as of July 23, 1997, by and between IAT AG and Sony
            Electronics Inc.
   10.34    Consent of Sony Electronics Inc.
   10.35    License Agreement, dated as of June 12, 1997, by and between IAT Multimedia, Inc.
            and Precision Digital Images Corporation
   10.36    Development Agreement, dated as of June 20, 1997, by and between IAT Multimedia,
            Inc, and Precision Digital Images Corporation
   10.37    Letter of Intent, dated November 18, 1997, by and between Olympus Co. (Europe)
            GmbH and IAT Deutschland GmbH
   10.38    Annex to the OKI Semiconductor Gate Array, Standard Cell, Macrocell Products
            Development and Purchase Agreement, dated as of June 5, 1997, by and among IAT
            Multimedia, Inc., Precision Digital Images Corporation and OKI Semiconductor
   10.39    Settlement Agreement, dated November 12, 1997, by and between IAT Deutschland GmbH,
            IAT Multimedia, Inc. and Mr. Wilhelm Gudauski
  *10.40    Letter of Termination from Deutsche Telekom
  *10.41    Letter of Termination from IBM Deutschland
   11.1 ++  Statement re computation of per share earnings
   21.1     List of Subsidiaries of Registrant
   23.2     Consent of Rothstein Kass & Company
   24.1     Power of Attorney (included on Signature pages hereto)
  *25       Statement of eligibility of Trustee
  *27.1     Financial Data Schedules

------------
 * To be filed by amendment.
 + Incorporated by reference in the Registrant's Registration Statement on Form
    S-1 (Reg. No. 333-18529) as filed on December 23, 1996.
 ++ Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q as filed on November 14, 1997
+++ Incorporated by reference to the Registrant's Current Report on Form 8-K as filed on November 26, 1997